Exhibit 4.37

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PREVIOUSLY GRANTED BY THE COMMISSION AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

DATED 2 APRIL 2009

PRIDE OF HAWAII, INC.

(as borrower)

NCL CORPORATION LTD.

(as guarantor)

NCL (BAHAMAS) LTD.

(as manager)

NCL AMERICA HOLDINGS, INC.

(as shareholder)

THE SEVERAL BANKS

(particulars of which are set out in Schedule 1)

(as lenders)

HSBC BANK PLC

(as agent)

COMMERZBANK AKTIENGESELLSCHAFT

(as Hermes agent)

HSBC BANK PLC

(as trustee)

SIXTH SUPPLEMENTAL DEED TO (AMONG OTHER THINGS)

SECURED LOAN AGREEMENT

dated 20 April 2004 for the equivalent amount in United States Dollars of up to EUR308,130,000

pre- and post delivery finance for

“NORWEGIAN JADE”

a luxury cruise vessel with 1,188 passenger cabins

being hull no S.668 at the yard of Meyer Werft GmbH

[**]

CONTENTS

		Page
1	Definitions and Construction	2

2	Amendment and/or Restatement of Original Loan Agreement, Original Guarantee and Other Security Documents	3

3	Conditions Precedent	4

4	Representations and Warranties	8

5	Fee and Expenses	9

6	Further Assurance	9

7	Counterparts	10

8	Notices	10

9	Governing Law	10

10	Jurisdiction	11

Schedule 1	The Agent, the Hermes Agent, the Trustee, the Restructuring Trustee and the Lenders	15

Schedule 2	Loan Agreement	16

Schedule 3	Guarantee	151

SIXTH SUPPLEMENTAL DEED

DATED 2 APRIL 2009

BETWEEN:

(1)	PRIDE OF HAWAII, INC. (formerly known as Ship Ventures Inc.) of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America as borrower (the “Borrower”);

(2)	NCL CORPORATION LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

(3)	NCL AMERICA HOLDINGS, INC. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 198011, United States of America as shareholder (the “Shareholder”);

(4)	NCL (BAHAMAS) LTD., a company incorporated under the laws of Bermuda and having its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as manager (the “Manager”);

(5)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Lenders” and each individually a “Lender”);

(6)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as agent (the “Agent”);

(7)	COMMERZBANK AKTIENGESELLSCHAFT of Kaiserplatz, 60311 Frankfurt am Main, Federal Republic of Germany as agent (the “Hermes Agent”); and

(8)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as trustee for itself and the Lenders (as hereinafter defined) (the “Trustee”).

WHEREAS:

(A)	By a loan agreement dated 20 April 2004 as amended and/or restated by a first supplemental deed thereto dated as of 30 September 2005, a second supplemental deed thereto dated 4 April 2006, a third supplemental deed thereto dated 13 November 2006, a fourth supplemental deed thereto dated 21 December 2007 and a fifth supplemental deed thereto dated 10 February 2008 entered into between the Borrower as borrower, the Lenders as lenders, the Agent as agent for (among others) the Lenders, the Hermes Agent as agent for (among others) the Lenders and the Trustee as trustee for (among others) the Lenders (the “Original Loan Agreement”), the Lenders granted to the Borrower a secured loan in the Equivalent Amount of up to three hundred and eight million one hundred and thirty thousand Euros (EUR308,130,000) (the “Loan”) for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Loan Agreement) on the terms and conditions therein contained. The repayment of the Loan by the Borrower has been secured by (among other things) a guarantee and indemnity dated 20 April 2004 granted by the Guarantor as amended and/or restated by the said first supplement dated as of 30 September 2005 and the said third supplement dated 13 November 2006 (the “Original Guarantee”).

(B)	The Guarantor has requested the consent of the Lenders, the Agent, the Hermes Agent and the Trustee to the amendment of the remaining Repayment Dates for, and the amounts of the remaining Instalments of, the Loan.

(C)	The Guarantor has also particularly requested the consent of the Lenders, the Agent, the Hermes Agent and the Trustee to:

(i)	the granting by the Borrower of (a) a guarantee, second priority statutory Bahamian ship mortgage over the Vessel and deed of covenants collateral thereto and second priority deed of assignment of the Earnings and Insurances (in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders (as defined in the Loan Agreement) other than the Lenders and (b) a guarantee, third priority statutory Bahamian ship mortgage over the Vessel and third priority deed of assignment of the Earnings and Insurances in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders (as defined in the Loan Agreement); and

(ii)	the conversion of the Borrower to a limited liability company formed in the State of Delaware, United States of America.

(D)	The consent of the Lenders, the Agent, the Hermes Agent and the Trustee is given in respect of the above matters on the terms of this sixth supplement to the Original Loan Agreement (this “Deed”) which shall be executed as a deed.

NOW THIS DEED WITNESSES as follows:

1	Definitions and Construction

1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Original Loan Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Amendment Document” means, in respect of a NCLC Group Credit Facility other than the Loan, the supplemental deed to the facility agreement and, if applicable, the guarantee of the Guarantor with similar content to this Deed;

“Guarantee” means the Original Guarantee as amended and restated by this Deed and as set out in Schedule 3;

“Loan Agreement” means the Original Loan Agreement as amended and restated by this Deed and as set out in Schedule 2;

“NCLC Group Credit Facilities” means the Loan, the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time), the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time), the USD334,050,000 facility made to Norwegian Jewel Limited pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR258,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time), the USD15,000,000 facility made to the Manager pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR40,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time) and the EUR662,905,320 facility made to F3 Two, Ltd. pursuant to a facility agreement dated 22 September 2006 (as amended and/or restated from time to time);

“New Process Agent” means EC3 Services Limited whose registered office is presently at 51 Eastcheap, London EC3M 1JP; and

“Second Restatement Date” means the date on which the conditions precedent set out in Clause 3.1 are fulfilled to the satisfaction of the Agent.

1.2	The provisions of clauses 1.2, 1.3 and 17.11 of the Loan Agreement shall apply hereto (mutatis mutandis).

2	Amendment and/or Restatement of Original Loan Agreement, Original Guarantee and Other Security Documents

2.1	Subject to Clause 3.1, the parties hereto agree that immediately upon and with effect from the Second Restatement Date the Original Loan Agreement shall be amended and restated to read in accordance with the amended and restated facility agreement as set out in Schedule 2 and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated.

2.2	Subject to Clause 3.1, the Guarantor and the Trustee agree that immediately upon and with effect from the Second Restatement Date the Original Guarantee shall be amended and restated to read in accordance with the amended and restated guarantee as set out in Schedule 3 and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated.

2.3	Each of the Borrower, the Guarantor and the Shareholder hereby confirms to the Lenders, the Agent, the Hermes Agent and the Trustee that with effect from the Second Restatement Date:

2.3.1	all references to the Original Loan Agreement in the other Security Documents shall be construed as references to the Loan Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Loan Agreement shall be defined by reference to the Loan Agreement;

2.3.2	the Security Documents shall apply to, and extend to secure, the whole of the Outstanding Indebtedness, as defined in clause 1.1 of the Loan Agreement, until it has been repaid or paid in full to the Lenders (or to the Agent on their behalf) and the Agent;

2.3.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby and in particular but without limitation by the granting of time to the Borrower under the Original Loan Agreement; and

2.3.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Loan Agreement and the other Security Documents as amended by this Deed.

2.4	The Manager hereby acknowledges and, to the extent necessary, agrees to comply with the terms of clause 12 and clause 13 of the Guarantee.

2.5	The Lenders hereby confirm to the Borrower that with effect from the Second Restatement Date:

2.5.1	neither the requested amendments to the Original Loan Agreement and the facility agreements in respect of the other NCLC Group Credit Facilities nor the negotiation and execution of the Amendment Documents, constitute or will constitute an Event of Default; and

2.5.2	the Lenders only waive any rights they may have to claim an Event of Default as a result of such negotiations and amendments that occurred on and prior to the Second Restatement Date.

2.6	Subject to Clause 3.1, the Lenders, the Agent, the Hermes Agent and the Trustee particularly consent to the granting by the Borrower of a Hermes Vessel Owner Second Guarantee, a Second Mortgage and a Second Assignment (as each such term is defined in the Loan Agreement) in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders (as defined in the Loan Agreement) other than the Lenders and to the granting by the Borrower of a Hermes Vessel Owner Third Guarantee, a Third Mortgage and a Third Assignment (as each such term is defined in the Loan Agreement) in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders (as defined in the Loan Agreement).

2.7	Except as expressly amended hereby or pursuant hereto the Original Loan Agreement, the Original Guarantee and the other Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower, the Guarantor, the Shareholder or any other Obligor from any of its respective obligations under any such documents.

3	Conditions Precedent

3.1	The amendment and restatement of the Original Loan Agreement and the Original Guarantee provided for in Clause 2 is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:

3.1.1	prior to the date of this Deed, an updated integrated financial model for the NCLC Group for the period until 31 December 2019 which is hereby agreed to have been satisfied by the financial model for the NCLC Group posted on www.intralinks.com on 5 March 2009;

3.1.2	on the date of this Deed:

(a)	one (1) counterpart of this Deed duly executed by the parties hereto;

(b)	a written confirmation from the New Process Agent that it will act for each of the Borrower, the Guarantor, the Shareholder, the Manager and the owners of the Hermes Vessels (as defined in the Loan Agreement) other than the Borrower as agent for service of process in England in respect of this Deed and the documents to be executed pursuant hereto;

(c)	evidence that each of the Lenders has received payment of the handling fee to which it is entitled as more particularly described in Clause 5.1; and

(d)	the following corporate documents in respect of each of the Borrower, the Guarantor, the Shareholder, the Manager and the other Hermes Vessel Owners (as defined in the Loan Agreement) (together the “Relevant Parties”):

(i)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or any document to be executed pursuant hereto or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(ii)	notarially attested secretary’s certificate of each of the Relevant Parties:

(1)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) which do not prohibit the entering into of the transactions contemplated in this Deed;

(2)	giving the names of its present officers and directors;

(3)	setting out specimen signatures of such persons as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(4)	giving the legal owner of its shares and the number of such shares held;

(5)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same; and

(6)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;

or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (1), (2), (3), (4) and (6) of this Clause 3.1.2(d)(ii) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders of each of the Relevant Parties authorising (as applicable) the execution of this Deed and any document to be executed pursuant hereto and the issue of any power of attorney to execute the same; and

(iii)	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.3	evidence that the Investors and Star in the aggregate have contributed one hundred million Dollars (USD100,000,000) in cash as new equity for the Guarantor since 27 January 2009, by way of a certificate of the NCLC Group’s chief financial officer attaching copies of one or more wire transfers in an aggregate amount of one hundred million Dollars (USD100,000,000) and stating that the payments are an equity contribution for the Guarantor;

3.1.4	a Certified Copy of each of the Hermes Vessel Owner Second Guarantees (as defined in the Loan Agreement) duly executed by the owners of the Hermes Vessels (as defined in the Loan Agreement) other than the Borrower;

3.1.5	a Certified Copy of each of the Second Mortgages (as defined in the Loan Agreement) duly executed by the owners of the Hermes Vessels (as defined in the Loan Agreement) other than the Borrower and lodged for registration at respectively the Bahamas Maritime Authority in London and the US Coast Guard National Vessel Documentation Center;

3.1.6	a Certified Copy of each of the Second Assignments (as defined in the Loan Agreement) duly executed by the owners of the Hermes Vessels (as defined in the Loan Agreement) other than the Borrower and the other parties thereto;

3.1.7	one (1) counterpart of each of the Second Priority Security Co-ordination Deeds (as defined in the Loan Agreement) duly executed by the parties thereto;

3.1.8	a Certified Copy of the Third Priority Security Co-ordination Deed (as defined in the Loan Agreement) in respect of the Vessel duly executed by the parties thereto together with one (1) counterpart of the power of attorney to be given by the Restructuring Trustee to the Trustee pursuant thereto duly executed by the Restructuring Trustee;

3.1.9	a Certified Copy of a confirmation from the Account Holder (as defined in the Loan Agreement) that the Cash Sweep Bank Account (as defined in the Loan Agreement) has been opened with the Account Holder and is, and will remain, free from Encumbrances and rights of set off other than the Account Charge (as defined in the Loan Agreement);

3.1.10	one (1) counterpart of the Account Charge (as defined in the Loan Agreement) duly executed by the parties thereto;

3.1.11	evidence that all the conditions precedent to the amendment and restatement of each facility agreement and, if applicable, guarantee under each Amendment Document have been satisfied;

3.1.12	the approval of the amended Hermes Cover (it being understood that (x) prior to the date of this Deed the Hermes Agent has received such approval, (y) the existing Hermes Cover will be effective at all times prior to the issuance of the amended Hermes Cover and (z) the Hermes Premium to be paid in connection with the amendment of the Hermes Cover is estimated to be between [*]; and

3.1.13	agreement to the issue of such favourable written legal opinions including in respect of Bermuda, the Isle of Man, the Bahamas, Delaware, the United States of America and England in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,

PROVIDED THAT no Event of Default has occurred and is continuing on the Second Restatement Date (subject to Clause 3.3).

3.2	The conversion of the Borrower to a limited liability company incorporated in the State of Delaware, United States of America is conditional upon and shall not be effective unless and until the Agent has received such favourable written legal opinions including in respect of Delaware and the United States of America, in such form as the Agent may require, confirming that the conversion will not imperil the security created by any of the Security Documents and/or affect the ability of the Borrower duly to perform any of its obligations under any Security Document to which it is or may be a party at any time. The Borrower and the Shareholder will, on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent and the Hermes Agent as the Agent and the Hermes Agent may reasonably consider necessary for giving full effect to, or securing to the Lenders, the Agent, the Hermes Agent and/or the Trustee the full benefit of, the rights, powers and remedies conferred upon the Lenders, the Agent, the Hermes Agent and/or the Trustee in any Security Document.

If the Agent is so satisfied that the conversion will not imperil the security created by any of the Security Documents and/or affect the ability of the Borrower duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, it will procure that the Trustee complete a form CG-4593 recording the Trustee’s consent, as mortgagee, to the change of ownership of the Vessel.

3.3	If the Lenders, the Agent, the Hermes Agent and the Trustee, acting unanimously, decide (or the Agent in accordance with the Agency and Trust Deed decides) to permit the amendment and restatement of the Original Loan Agreement and the Original Guarantee hereby without the Agent having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the Second Restatement Date (or such other period as the Agent may stipulate) and the amendment and restatement of the Original Loan Agreement and the Original Guarantee as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent, the Hermes Agent, the Trustee or the Lenders any obligation to permit the amendment and restatement in the absence of such documents or evidence.

4	Representations and Warranties

4.1	Each of the Borrower, the Guarantor, the Shareholder and the Manager represents and warrants to the Lenders, the Agent, the Hermes Agent and the Trustee that:

4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes and each other document contemplated hereby to which it is a party will, when executed, constitute its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions and documents contemplated hereby do not and will not conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document other than pursuant to the Account Charge or the relevant Second Assignments Second Mortgage, Third Assignments and Third Mortgage (as each such term is defined in the Loan Agreement) (as the case may be) and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Trustee;

4.1.4	except for the recording of the Second Mortgage and the Third Mortgage over the Vessel with the Bahamas Maritime Authority, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Lenders, the Agent, the Hermes Agent and/or the Trustee in deciding whether or not to enter into this Deed.

5	Fee and Expenses

5.1	The Borrower shall pay to each of the Lenders on the date of this Deed a non-refundable handling fee of [*] provided that a Lender which is the provider of any other loan or other facility to the Borrower or any other member of the NCLC Group shall only be entitled to receive one (1) such fee of [*]. Notwithstanding any provision of this Deed, the Original Loan Agreement, the Loan Agreement or the Agency and Trust Deed to the contrary, no Lender shall be required to share with the other Lenders, the Agent, the Hermes Agent and/or the Trustee any such handling fee received.

5.2	The Borrower shall pay to the Agent for distribution to the Lenders a back-end fee of [*] of the Loan on the date of this Deed. The back-end fee shall be deemed to have been earned on the date on which this Deed and the Amendment Documents have been signed by all the parties thereto [*].

5.3	The Borrower and the Guarantor jointly and severally undertake to reimburse the Lenders, the Agent, the Hermes Agent and the Trustee on demand of the Agent on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Lenders, the Agent, the Hermes Agent and/or the Trustee in respect of or in connection with the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed. The Borrower and the Guarantor also jointly and severally undertake to pay on demand the Hermes Premium to be paid in connection with the amendment of the Hermes Cover.

5.4	The Borrower and the Guarantors jointly and severally undertake to reimburse the Agent, the Trustee and the Lenders on demand of the Agent on a full indemnity basis for all charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal advisers) incurred by the Agent, the Trustee and/or the Lenders in respect of, or in connection with the enforcement of, or the preservation of any rights under this Deed. It is expressly agreed that all such charges and expenses incurred by the Agent or the Trustee prior to the Second Restatement Date to determine the position should the Amendment Documents not be executed or become effective or should the Borrower or any of its subsidiaries file for bankruptcy protection under Chapter 11 of the US Bankruptcy Code or similar legislation in any other applicable jurisdiction, shall be reimbursed on demand of the Agent on a full indemnity basis. Nothing in this Clause 5.4 shall prevent the Agent, the Trustee and the Lenders from obtaining advice (or an update of any previously obtained advice) after the Second Restatement Date in relation to the Borrower or any of its subsidiaries filing for bankruptcy protection under Chapter 11 of the US Bankruptcy Code or similar legislation in any other applicable jurisdiction if in connection with the enforcement of, or the preservation of any rights under, the Loan Agreement and the other Security Documents, pursuant to clause 17.2 of the Loan Agreement.

6	Further Assurance

Each of the Borrower, the Guarantor, the Shareholder and the Manager will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent and the Hermes Agent as the Agent and the Hermes Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Lenders, the Agent, the Hermes Agent and/or the Trustee the full benefit of the rights, powers and remedies conferred upon the Lenders, the Agent, the Hermes Agent and/or the Trustee in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices

8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower, the Guarantor, the Shareholder and/or the Manager pursuant to this Deed shall (unless the Borrower, the Guarantor, the Shareholder or the Manager has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower, the Guarantor, the Shareholder and/or the Manager at c/o/ 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America (marked for the attention of Mr Steven Martinez). Any notice, demand or other communication to be made or delivered by the Borrower, the Guarantor, the Shareholder or the Manager pursuant to this Deed shall (unless the Agent, the Hermes Agent or the Trustee has by fifteen (15) days’ written notice to the Borrower, the Guarantor, the Shareholder or the Manager specified another address) be made or delivered to the Agent, the Hermes Agent or the Trustee at its Office, the details of which are set out in Schedule 1.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower, the Guarantor, the Shareholder and the Manager is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to the Investors c/o Apollo Management, LP, fax number +1 212 515 3288 (marked for the attention of Mr Steven Martinez) and in the case of the Agent, the Hermes Agent or the Trustee is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent, the Hermes Agent or the Trustee by the Borrower, the Guarantor, the Shareholder or the Manager shall be signed by the person or persons authorised in writing by the Borrower, the Guarantor, the Shareholder or the Manager (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent, the Hermes Agent or the Trustee to the Borrower, the Guarantor, the Shareholder and the Manager.

8.3	The provisions of clauses 18.1, 18.4 and 18.5 of the Original Loan Agreement shall apply to this Deed.

9	Governing Law

This Deed and any non-contractual obligations arising from or in connection with it shall be governed by English law.

10	Jurisdiction

10.1	The courts of England have exclusive jurisdiction to settle any dispute:

10.1.1	arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed); or

10.1.2	relating to any non-contractual obligations arising from or in connection with this Deed,

(a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Lenders, the Agent, the Hermes Agent and the Trustee only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	None of the Borrower, the Guarantor, the Shareholder or the Manager may, without the Agent’s prior written consent, terminate the appointment of the New Process Agent; if the New Process Agent resigns or its appointment ceases to be effective, the Borrower, the Guarantor, the Shareholder and/or the Manager (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s, the Guarantor’s, the Shareholder’s and/or the Manager’s (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower, the Guarantor, the Shareholder and/or the Manager of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, each of the Borrower, the Guarantor, the Shareholder and the Manager irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s, the Guarantor’s, the Shareholder’s or the Manager’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower, the Guarantor, the Shareholder or the Manager (as the case may be) of the service of any process or to forward any process to the Borrower, the Guarantor, the Shareholder or the Manager (as the case may be)) shall invalidate any proceedings or judgment.

10.5	Each of the Borrower, the Guarantor, the Shareholder and the Manager appoints in the case of the courts of England the New Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower, the Guarantor, the Shareholder and/or the Manager (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent, the Lenders, the Hermes Agent or the Trustee may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED	)
By Paul A. Turner. Attorney - in-fact	)
for and on behalf of	)	/s/ Paul A. Turner
PRIDE OF HAWAII, INC.	)
in the presence of:	)

Stephanie Shih
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Steve Martinez	)
for and on behalf of	)	/s/ Steve Martinez
NCL CORPORATION LTD.	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
By Paul A. Turner	)
for and on behalf of	)	/s/ Paul A. Turner
NCL (BAHAMAS) LTD.	)
in the presence of:	)

Stephanie Shih
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Paul A. Turner	)
for and on behalf of	)	/s/ Paul A. Turner
NCL AMERICA HOLDINGS, INC.	)
in the presence of:	)

Stephanie Shih
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
COMMERZBANK AKTIENGESELLSCHAFT	)
as a Lender	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
KFW	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
DnB NOR BANK ASA	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
CALYON	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By	)
for and on behalf of	)	signature illegible
HSBC BANK PLC	)
as the Agent, the Trustee and a Lender	)
in the presence of:	)

Stephanie Shih
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

SIGNED SEALED and DELIVERED as a DEED	)
By Stephanie Shih	)
for and on behalf of	)	/s/ Stephanie Shih
COMMERZBANK AKTIENGESELLSCHAFT	)
as the Hermes Agent	)
in the presence of:	)

Jennifer Li
Stephenson Harwood
One St. Paul’s Churchyard
London, EC4M 85H

Schedule 1

The Agent, the Hermes Agent, the Trustee, the Restructuring Trustee and the Lenders

Name and address

Agent

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

Hermes Agent

COMMERZBANK

AKTIENGESELLSCHAFT

Corporate Banking

Structured Export and Trade Finance

Kaiserplatz

60261 Frankfurt am Main

Federal Republic of Germany

Fax:	+49 69 1362 3742
Attn:	Mr Klaus-Dieter Schmedding
Email:	exportfinance@commerzbank.com

Trustee

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

Restructuring Trustee

DnB NOR Bank ASA

Stranden 21

NO-0021 Oslo

Norway

Fax:	+47 22 482894
Attn:	Mrs Solveig Nuland Knoff
Email:	solveig.knoff@dnbnor.no

Lenders

COMMERZBANK AKTIENGESELLSCHAFT

Global Shipping

Ness 7-9

20457 Hamburg

Federal Republic of Germany

Fax:	+49 40 3683 4068
Attn:	Mr Stefan Kuch/Mr Martin Hugger/Mrs Anne Randewig
Email:	shipfinance@commerzbank.com

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

KFW

Palmengartenstrasse 5-9

60325 Frankfurt am Main

Federal Republic of Germany

Fax:	+49 69 7431 3768/2944
Attn:	Mr Josef Schmid/Ms Claudia Wenzel
Email:	josef.schmid@kfw.de/claudia.wenzel@kfw.de

DnB NOR BANK ASA

Stranden 21

NO-0021 Oslo

Norway

Fax:	+47 22 482020
Attn:	Mr Jens-Hermann Jenssen
Email:	jens-hermann.jenssen@dnbnor.no

NORDDEUTSCHE LANDESBANK GIROZENTRALE

Friedrichswall 10

30159 Hannover

Federal Republic of Germany

Fax:	+49 511 361 4785
Attn:	Mr Torsten Reinecke
Email:	shipping@nordlb.de

CALYON

Taunusanlage 14

60325 Frankfurt am Main

Federal Republic of Germany

Fax:	+49 69 74221 197
Attn:	Ms Angelika Schönegger-Wenzel
Email:	angelika.schoenegger-wenzel@de.calyon.com

with a copy to:

CALYON ASIA SHIPFINANCE LIMITED

Fax:	+852 2868 1448
Attn:	Mr Terence Yuen/Ms Iris Lai
Email:	terence.yuen@hk.calyon.com/iris.lai@hk.calyon.com

Schedule 2

Loan Agreement

DATED 20 APRIL 2004

PRIDE OF HAWAII, INC.

(formerly known as Ship Ventures Inc.)

(as borrower)

COMMERZBANK AKTIENGESELLSCHAFT

Hamburg Branch

HSBC BANK PLC

KfW

DnB NOR BANK ASA

OVERSEA-CHINESE BANKING CORPORATION LIMITED

Singapore Branch

(as arrangers and underwriters)

THE SEVERAL BANKS

particulars of which are set out in Schedule 2

(as lenders)

HSBC BANK PLC

(as agent)

COMMERZBANK AKTIENGESELLSCHAFT

(as Hermes agent)

HSBC BANK PLC

(as trustee)

SECURED LOAN AGREEMENT

for the equivalent amount in United States Dollars

of up to €308,130,000

pre- and post delivery finance

for one luxury cruise vessel with 1,188 passenger cabins

being hull no S.668 at the yard of Jos. L. Meyer GmbH

AS AMENDED AND RESTATED ON

2 APRIL 2009

[**]

6	Substitute Basis of Funding		59
	6.1	Absence of quotations	59
	6.2	Market disruption	60
	6.3	Substitute basis of interest or funding	60
	6.4	Review	60

7	Payments		60
	7.1	Place for payment	60
	7.2	Deductions and grossing-up	61
	7.3	Production of receipts for Taxes	62
	7.4	Money of account	63
	7.5	Accounts	63
	7.6	Earnings	63
	7.7	Continuing security	64

8	Yield Protection and Force Majeure		64
	8.1	Increased costs	64
	8.2	Force Majeure	65

9	Representations and Warranties		66
	9.1	Duration	66
	9.2	Representations and warranties	66
	9.3	Representations on the First Drawdown Date	72
	9.4	Representations on the Delivery Date	72

10	Undertakings		73
	10.1	Duration	73
	10.2	Information	73
	10.3	Notification of default	74
	10.4	Consents and registrations	74
	10.5	Negative pledge	74
	10.6	Disposals	74
	10.7	Change of business	75
	10.8	Mergers	76
	10.9	Maintenance of status and franchises	76
	10.10	Financial records	76
	10.11	Financial indebtedness and subordination of indebtedness	76
	10.12	Pooling of earnings and charters	77
	10.13	Loans and guarantees by the Borrower	77
	10.14	Supervision and management	77
	10.15	Acquisition of shares	78
	10.16	Trading with the United States of America	78
	10.17	Further assurance	78
	10.18	Valuation of the Vessel	78
	10.19	Marginal security	79
	10.20	Performance of employment contracts	80
	10.21	Insurances	81
	10.22	Operation and maintenance of the Vessel	85
	10.23	Hermes Cover	90
	10.24	Dividends	91

11	Default		91
	11.1	Events of default	91
	11.2	Acceleration	96
	11.3	Default indemnity	96
	11.4	Set-off	97
	11.5	Hermes Cover	97

12	Application of Funds		97
	12.1	Total Loss proceeds/proceeds of sale/Event of Default monies	97
	12.2	General funds	99
	12.3	Application of proceeds of Insurances	100
	12.4	Application of any reduction in the Hermes Premium	100
	12.5	Suspense account	100

13	Fees		100
	13.1	Fees side letter	100
	13.2	Back-end fee	100

14	Expenses		101
	14.1	Initial expenses	101
	14.2	Enforcement expenses	101
	14.3	Stamp duties	101
	14.4	Steering Committee expenses	101

15	Waivers, Remedies Cumulative		101
	15.1	No waiver	101
	15.2	Remedies cumulative	102
	15.3	Severability	102
	15.4	Time of essence	102

16	Counterparts		102

17	Assignment		102
	17.1	Benefit of agreement	102
	17.2	No transfer by the Borrower	102
	17.3	Assignments, participations and transfers by a Lender	102
	17.4	Effectiveness of transfer	103
	17.5	Transfer of rights and obligations	103
	17.6	Consent and increased obligations of the Borrower	104
	17.7	Disclosure of information	104
	17.8	Transfer Certificate to be executed by the Agent	105
	17.9	Notice of Transfer Certificates	105
	17.10	Documentation of transfer or assignment	105
	17.11	Contracts (Rights of Third Parties) Act 1999 (the “Act”)	105

18	Notices		105
	18.1	Mode of communication	105
	18.2	Address	105
	18.3	Telefax communication	106
	18.4	Receipt	106
	18.5	Language	106

19	Steering Committee		107
	19.1	Establishment	107
	19.2	No obligation	107
	19.3	Authority	107
	19.4	No reliance	107
	19.5	Standard of care	107
	19.6	No liability	107
	19.7	No fiduciary relationship	107
	19.8	Neither Agent nor Trustee	107

20	Governing Law		107

21	Waiver of Immunity		107

22	Rights of the Agent and the Lenders		107
	22.1	No derogation of rights	107
	22.2	Enforcement of remedies	107

23	Jurisdiction		108

THIS LOAN AGREEMENT is made the 20 day of April 2004 (as amended and restated on 2 April 2009)

BETWEEN:

(1)	PRIDE OF HAWAII, INC. (formerly known as Ship Ventures Inc.) of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America as borrower (the “Borrower”);

(2)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as arrangers and underwriters (collectively the “Arrangers” and each individually an “Arranger”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 2 as lenders (collectively the “Lenders” and each individually a “Lender”);

(4)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as agent (the “Agent”);

(5)	COMMERZBANK AKTIENGESELLSCHAFT of Kaiserplatz, 60311 Frankfurt am Main, Federal Republic of Germany as agent (the “Hermes Agent”); and

(6)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as trustee (the “Trustee”).

WHEREAS:

The Arrangers have agreed on the terms and subject to the conditions set out in this Agreement to arrange and underwrite a loan in the Equivalent Amount of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000), subject to Clause 2.5, to be made by the Lenders to the Borrower to part-finance (among other things) the construction by the Builder of the Vessel for the Contract Price.

NOW IT IS HEREBY AGREED as follows:

1	Definitions and Construction

1.1	Definitions

In this Agreement:

“Account Charge” [*];

“Account Holder” [*];

“Agency and Trust Deed” means the deed dated the date hereof entered into by the Lenders, the Agent, the Hermes Agent and the Trustee whereby the Agent and the Hermes Agent will be appointed as agents of the Lenders and the Trustee will be appointed as trustees for the Agent, the Hermes Agent and the Lenders;

“Agreement” means this agreement;

“Amendment Document” means, in respect of a NCLC Group Credit Facility other than the Loan, the supplemental deed to the facility agreement and, if applicable, the guarantee of the Guarantor with similar content to the Sixth Supplemental Deed;

“Applicable Interest Rate” means, until (but excluding) the Conversion Date, the applicable Floating Interest Rate and, thereafter, the Fixed Rate subject to Clause 5.12 and Clause 6;

“Apollo” means the Fund and any Fund Affiliate;

“Apollo-Related Transactions” means the transactions described in Schedule 9;

“Apollo Transaction Documents” means the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement;

“Arrasas” means Arrasas Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

“Associated Company” in relation to any company, means any company which is a Subsidiary or Holding Company of that company or the majority of whose shares are beneficially owned by the same person or persons as own the majority of the shares of that company;

“Bareboat Charter” means the bareboat charter dated as of 10 February 2008 between the Borrower as owner and the Bareboat Charterer as charterer on the terms and subject to the conditions of which the Borrower will bareboat charter the Vessel to the Bareboat Charterer for a period of [*] from the Second Restatement Date;

“Bareboat Charterer” means NCL (Bahamas) Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda, the bareboat charterer of the Vessel pursuant to the Bareboat Charter;

“Builder” means Jos. L. Meyer GmbH of Industriegebiet Süd, 26871 Papenburg, Federal Republic of Germany, the shipbuilder constructing the Vessel pursuant to the Building Contract;

“Building Contract” means the shipbuilding contract dated as of 15 September 2003 between the Builder, the Borrower and Arrasas for the construction and delivery of the Vessel and Specification No P.8573—Hull No S.668 dated 22 August 2003 and the appendices thereto marked A, B and C;

“Building Contract Assignment” means the valid and effective first legal assignment of the benefit of the Building Contract to be executed by the Borrower and Arrasas in favour of the Trustee (together with the notice and acknowledgement thereof), such assignment, notice and acknowledgement being in the form and on the terms and conditions required by the Agent and agreed on the signing hereof and as specified in paragraph 29 of Schedule 4;

“Business Day” means any day on which, in a country where any act or thing is required to be done hereunder or under the Building Contract, in the case of any payment to be made to the Builder thereunder, banks and financial markets and, if applicable, TARGET are open for the transaction of business of the nature contemplated by this Agreement;

“Cash Sweep Bank Account” [*];

“Cash Sweep Credit Facilities” [*];

“Cash Sweep Determination Date” [*];

“Cash Sweep Lenders” means the lenders of the Cash Sweep Credit Facilities;

“Cash Sweep Payment Date” [*];

“Certified Copy” means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary for the time being of that company;

“Charge” means the charge over the Shares to be given by the Shareholder as holder (legally and beneficially) of the Shares to the Trustee pursuant to the Charge Option;

“Charge Option” means the option to take the Charge to be given by the Shareholder to the Trustee on the date hereof, such option and the Charge being in the form and on the terms and conditions required by the Agent and the Hermes Agent and as specified in paragraph 15 of Schedule 4;

“Charter and Earnings Assignment” means the valid and effective first legal assignment of the Bareboat Charter and the Earnings therefrom (together with the notice thereof and the acknowledgement), to be executed by the Borrower in respect of the Vessel in favour of the Trustee, such assignment, notice and acknowledgement being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the date of the Fifth Supplemental Deed;

“Charterer’s Subordination and Assignment” means the deed whereby the interests of the Bareboat Charterer under the Bareboat Charter are subordinated to the interests of the Lenders, the Agent and the Hermes Agent under the Post Delivery Mortgage and the Bareboat Charterer gives a valid and effective first legal assignment of the Bareboat Charter, its Earnings and the Insurances (together with the notices thereof and the acknowledgements), to be executed by the Bareboat Charterer in respect of the Vessel in favour of the Lenders, the Agent and the Hermes Agent, such subordination and assignment, notices and acknowledgements being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the date of the Fifth Supplemental Deed;

“Commitment Period” means the period beginning on the date hereof and ending on the date on which the Facility is drawn down in full or cancelled hereunder;

“Commitment” means, as to each Lender, the sum set out opposite its name in Schedule 2 as the amount which, subject to the terms of this Agreement, it is obliged to advance to the Borrower under Clause 2 (or, where the context so admits, such amount which any successor in title, assignee or transferee (including any Transferee) of any Lender shall be obliged to advance to the Borrower under Clause 2, following the assumption of all or any portion of such liability from any Lender hereunder) in each case as such amount may be reduced, cancelled or terminated under this Agreement;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition of the Vessel including its capture, seizure, detention or confiscation or expropriation but excluding any requisition for hire by or on behalf of any government or governmental authority or agency or by any persons acting or purporting to act on behalf of any such government or governmental authority or agency;

“Confidentiality Undertaking” means the undertaking to be entered into relating to the release of financial information pertaining to the Group by the Agent, the Trustee or any Lender to a potential Transferee or assignee such undertaking to be in the form of Schedule 5;

“Construction Period” means the period beginning on the date hereof and ending on the Delivery Date;

“Construction Risks Insurance Assignment” means the valid and effective first priority assignment of the Insurances (together with the notices thereof), to be executed by the Builder and the Borrower in respect of the Vessel in favour of the Trustee, such assignment and notices being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the signing hereof and as specified in paragraph 30 of Schedule 4;

“Contract Price” means three hundred and fifty nine million eight hundred and fifty thousand Euro (€359,850,000) being the price agreed between the Builder and the Borrower for the construction of the Vessel under article 8, clause 1.1 of the Building Contract;

“Contribution” means as to each Lender the sum set out opposite its name in Schedule 2 as the amount which it is obliged to advance to the Borrower under Clause 2 or, as the case may be, the portion of such sum so advanced and for the time being outstanding;

“Conversion” means the conversion of the method of calculating interest from the Floating Interest Rate to the Fixed Rate;

“Conversion Date” has the meaning ascribed to that term in Clause 5.3.2;

“Credit Card Processor Security Documents” means:

(i)	any ship mortgage and, if applicable, deed of covenants collateral thereto to be granted over a vessel in the NCLC Fleet (other than the Hermes Vessels and the F3 Two Vessel) and the assignment(s) of the earnings and insurances of such vessel ranking junior in priority to any ship mortgage and, if applicable, deed of covenants collateral thereto, assignment and other applicable security document granted as security for the repayment of one or more of the NCLC Group Credit Facilities; and

(ii)	any guarantee by the applicable shipowner (fully subordinated to any guarantees supporting the NCLC Group Credit Facilities), in each case in favour of one or more providers of credit card processing services to the NCLC Group;

“Currency Conversion Date” means a date on which the Euro Loan at that date is converted to Dollars being a Pre-Delivery Interest Payment Date or an Interest Payment Date;

“Delayed Principal Amount” means the relevant amount set out in the fourth column of each table in Schedule 10, as reduced to reflect any prepayments applied towards the Delayed Principal Amount;

“Delivery Date” means the date on which the Vessel is delivered to and accepted by the Borrower pursuant to the Building Contract;

“Disclosure Letter” means the letter so designated given by the Borrower and acknowledged by the Agent (acting on the instructions of the Lenders) on the date of this Agreement;

“Document of Compliance” means a document issued to the Vessel operator as evidence of its compliance with the requirements of the ISM Code;

“Dollars” and “USD” means the lawful currency of the United States of America;

“Dollar Loan” means the aggregate amount of the Portions or any part thereof denominated in Dollars or (as the context may require) the amount thereof for the time being drawn down and/or denominated in Dollars and outstanding hereunder;

“Drawdown Date” means a date being a Business Day on which a part of a Portion is drawn down pursuant to Clause 2.3;

“Drawdown Notice” means any of the notices to be given by the Borrower to the Agent pursuant to Clause 2.3.1;

“Earnings” means, in respect of the Vessel, (whether earned or to be earned) any and all freights, hire and passage monies, proceeds of requisition (other than proceeds of Compulsory Acquisition), rebates and commissions to or for the account of the Borrower and/or the Bareboat Charterer, all earnings deriving from the Bareboat Charter, time charters, contracts of affreightment, pooling agreements and joint ventures, compensation, remuneration for salvage and towage services, damages howsoever arising and detention monies, damages for breach of any charterparty or other contract for the employment of the Vessel including but without limitation the Bareboat Charter, any amounts payable in consideration of the termination or variation of any charterparty or other such contract including but without limitation the Bareboat Charter, any sums payable or repayable by the Builder under the Building Contract, any reduction in the Hermes Premium repaid by Hermes to the Borrower and any other earnings whatsoever due or to become due to the Borrower and/or the Bareboat Charterer;

“Earnings Assignment” means the valid and effective first legal assignment of the Earnings (together with the notice thereof and the acknowledgement), to be executed by the Borrower in respect of the Vessel in favour of the Trustee, such assignment, notice and acknowledgement being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the signing hereof and as specified in paragraph 28 of Schedule 4;

“Election Date” has the meaning ascribed to that term in Clause 5.3.2;

“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement or any other security agreement or arrangement;

“Equivalent Amount” means the Dollar equivalent of each amount payable to the Borrower in reimbursement of the Hermes Premium and to be drawn down hereunder determined at HSBC Bank plc’s spot rate for conversion of Dollars to Euro at 10.00 a.m. London time two (2) Business Days prior to the relevant Drawdown Date;

“EURIBOR” means with respect to any Pre-Delivery Interest Period or Interest Period and with respect to the Euro Loan the rate of interest (expressed as an annual rate) determined by the Agent to be:

(i)	the offered rate for deposits in Euro for a period equivalent to such Pre-Delivery Interest Period or Interest Period which appears on the page of the Reuters screen which displays the average EURIBOR rate as agreed with EURIBOR FBE for deposits in Euro of the relevant amount at or about 11.00 a.m. London time on the Quotation Date; or

(ii)	if no rate is provided for the respective Pre-Delivery Interest Period or Interest Period on the said Reuters screen, the interpolated rate per annum for deposits in Euro in an amount approximately equal to the Euro Loan as calculated by the Agent, such interpolated rate to be based on the said Reuters screen PROVIDED THAT EURIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;

or (if the said Reuters screen is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Pre-Delivery Interest Period or Interest Period is less than one (1) week)

(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Euro in an amount approximately equal to the Euro Loan are offered to such Reference Bank by leading banks in the London Interbank market at such Reference Bank’s request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Pre-Delivery Interest Period or Interest Period and for delivery on the first Business Day thereof;

“EURIBOR FBE” means the Banking Federation of the European Union;

“Euro” and “€” means the lawful currency of the Federal Republic of Germany;

“Euro Loan” means the aggregate amount of the Portions or any part thereof denominated in Euro or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder;

“Euro Reference Banks” means Commerzbank Aktiengesellschaft, KfW IPEX-Bank GmbH and Norddeutsche Landesbank Girozentrale;

“Event of Default” means any of the events specified in Clause 11;

“F3 Two Vessel” means the cruise vessel with hull no. D33 at the yard of STX France Cruise S.A. (formerly known as Aker Yards S.A.), specification hull no. PB6847 [.07 rev A] to be named “NORWEGIAN EPIC” and to be owned by F3 Two, Ltd.;

“Facility” means the loan facility granted hereunder being in the Equivalent Amount (in aggregate) of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000), subject to Clause 2.5;

“Fifth Supplemental Deed” means the fifth supplemental deed dated 10 February 2009 to this Agreement;

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“First Drawdown Date” means the date on which Tranche 1 and, if applicable, Tranche A is drawn down and applied in accordance with Clause 2.2.1 and Clause 2.2.2;

“Fixed Rate” means the fixed rate of interest agreed jointly by the Borrower and each of the Lenders at or about 11.00 a.m. London time on the Quotation Date prior to the Conversion Date payable, subject to Clause 5.8, on each Interest Payment Date during the Fixed Rate Period;

“Fixed Rate Period” means the period starting on (and including) the Conversion Date and ending on the final Repayment Date;

“Floating Interest Rate” means for each Pre-Delivery Period and Interest Period selected pursuant to Clause 5.3.1 the aggregate of LIBOR or EURIBOR (as the case may be) and the Margin;

“Force Majeure” means, in relation to the Agent, the Hermes Agent, the Trustee or any Lender, any event or circumstance which is beyond the reasonable control of such party, which cannot be foreseen or if foreseeable which is unavoidable, which occurs after the date of this Agreement and which prevents that party from performing any of its obligations under this Agreement;

“Fourth Supplemental Deed” means the fourth supplemental deed dated 21 December 2007 to this Agreement;

“Fund” means Apollo Management VI, LP a Delaware limited partnership with its principal place of business at 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America and other affiliated co-investment partnerships;

“Fund Affiliate” means the Investors and (i) each other Affiliate (as defined in Schedule 9) of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods to unaffiliated customers), whether or not controlled, nor a company controlled by a portfolio company and (ii) any individual who is a partner or employee of Apollo Management, LP, Apollo Management IV, LP or Apollo Management V, LP;

“GAAP” means generally accepted accounting principles in the United States of America consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) including, without limitation, those set forth in the opinion and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board;

“Group” means Star and its Subsidiaries;

“Group-Wide Lenders” means the lenders of the NCLC Group Credit Facilities;

“Guarantee” means the guarantee to be executed by the Guarantor in favour of the Trustee on the date hereof, such guarantee being in the form and on the terms and conditions required by the Agent and the Hermes Agent and as specified in paragraph 14 of Schedule 4;

“Guaranteed Loan Lenders” [*];

“Guarantor” means NCL Corporation Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda and with its principal place of business at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America;

“Hermes” means Euler Hermes Kreditversicherungs-AG of Friedensallee 254, 22763 Hamburg, Federal Republic of Germany;

“Hermes Cover” means the guarantee from the Federal Republic of Germany acting through Hermes for the period of the transaction in the amount and on the terms and conditions required by the Lenders;

“Hermes Insurance Premium” means the amount payable in Euro by the Borrower to Hermes through the Hermes Agent in respect of the Hermes Cover;

“Hermes Issuing Fees” means the amount payable in Euro by the Borrower to Hermes through the Hermes Agent by way of handling fees in respect of the Hermes Cover;

“Hermes Premium” means the aggregate of the Hermes Issuing Fees and the Hermes Insurance Premium;

“Hermes Vessel Owner Second Guarantees” means the three (3) joint and several guarantees one (1) to be executed by each of the owners of the Hermes Vessels in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders such guarantees to be in the form and on the terms and conditions agreed between the Lenders and the Guarantor on the date of the Sixth Supplemental Deed;

“Hermes Vessel Owner Third Guarantees” means the three (3) joint and several guarantees one (1) to be executed by each of the owners of the Hermes Vessels in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders;

“Hermes Vessels” means the Vessel, “NORWEGIAN JADE” owned by Pride of Hawaii, Inc. and “PRIDE OF AMERICA” owned by Pride of America Ship Holding, Inc.;

“Holding Company” has the meaning defined in the Companies Act 1985, Section 736 as substituted by the Companies Act 1989, Section 144;

“IOL” means Inter-Ocean Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles;

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation;

“Indebtedness for Borrowed Money” means Financial Indebtedness (whether present or future, actual or contingent, long-term or short-term, secured or unsecured) in respect of:

(i)	moneys borrowed or raised;

(ii)	the advance or extension of credit (including interest and other charges on or in respect of any of the foregoing);

(iii)	the amount of any liability in respect of leases which, in accordance with GAAP, are capital leases;

(iv)	the amount of any liability in respect of the purchase price for assets or services payment of which is deferred for a period in excess of one hundred and eighty (180) days;

(v)	all reimbursement obligations whether contingent or not in respect of amounts paid under a letter of credit or similar instrument; and

(vi)	(without double counting) any guarantee of Financial Indebtedness falling within paragraphs (i) to (v) above;

PROVIDED THAT the following shall not constitute Indebtedness for Borrowed Money:

(a)	loans and advances made by other members of the NCLC Group which are subordinated to the rights of the Lenders; and

(b)	loans and advances made by any shareholder of the Guarantor which are subordinated to the rights of the Lenders;

“Instalment” means the amount of principal of the Loan repayable on a Repayment Date in accordance with Clause 3;

“Insurance Assignment” means the valid and effective first legal assignment of the Insurances (together with the notice thereof), to be executed by the Borrower in respect of the Vessel in favour of the Trustee, such assignment and notice to be in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the signing hereof and as specified in paragraph 44 of Schedule 4;

“Insurances” means all policies and contracts of insurance (including construction risks insurance under the Building Contract) and entries of the Vessel in a protection and indemnity or war risks association which are effected in respect of the Vessel, its freights, disbursements, profits or otherwise and all benefits, including all claims and returns of premiums thereunder and shall also include all compensation payable by virtue of Compulsory Acquisition;

“Interest Exchange Arrangement” means such interest rate arrangements as a Lender shall deem necessary to make in respect of its Contribution in order to offer the Fixed Rate to the Borrower;

“Interest Payment Date” means the last day of each Interest Period and each Repayment Date occurring during an Interest Period or the Fixed Rate Period;

“Interest Period” means each period ascertained in accordance with Clause 5.3 or Clause 5.12 other than a Pre-Delivery Interest Period;

“Interest Rate” means the rate(s) of interest applicable to the Loan calculated in accordance with Clause 5.10, Clause 5.12 or Clause 6.3;

“Investor I” means NCL Investment Ltd. a company organised and existing under the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda;

“Investor II” means NCL Investment II Ltd. a company organised and existing under the laws of the Cayman Islands with its registered office at c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9002, Cayman Islands, British West Indies;

“Investors” means Investor I and Investor II;

“Letter of Credit Facilities” means letter of credit facilities entered into from time to time in the amount of in aggregate up to [*] to be obtained by the Guarantor which facilities will be used to provide credit support in respect of the Guarantor’s credit card processing arrangements;

“Letter of Credit Facilities Security Documents” means:

(i)	any ship mortgage and, if applicable, deed of covenants collateral thereto to be granted over a vessel in the NCLC Fleet (other than the Hermes Vessels and the F3 Two Vessel) and the assignment(s) of the earnings and insurances of such vessel ranking junior in priority to any ship mortgage and, if applicable, deed of covenants collateral thereto, assignment and other applicable security document granted as security for the repayment of one or more of the NCLC Group Credit Facilities; and

(ii)	any guarantee by the applicable shipowner (fully subordinated to any guarantees supporting the NCLC Group Credit Facilities),

in each case in favour of the provider of a Letter of Credit Facility;

“LIBOR” means with respect to any Pre-Delivery Interest Period or Interest Period and with respect to the Dollar Loan the rate of interest (expressed as an annual rate) determined by the Agent to be:

(i)	the offered rate for deposits in Dollars for a period equivalent to such Pre-Delivery Interest Period or Interest Period which appears on the Reuters BBA Page LIBOR 01 at or about 11.00 a.m. London time on the Quotation Date; or

(ii)	if no rate is provided for the respective Pre-Delivery Interest Period or Interest Period on the Reuters BBA Page LIBOR 01, the interpolated rate per annum for deposits in Dollars in an amount approximately equal to the Dollar Loan as calculated by the Agent, such interpolated rate to be based on the Reuters BBA Page LIBOR 01 PROVIDED THAT LIBOR for periods of less than one (1) week will be ascertained under sub-section (iii) below;

or (if Reuters BBA Page LIBOR 01 is discontinued or if the Agent is unable to make the said determination due to technical breakdown in the relevant system or the Pre-Delivery Interest Period or Interest Period is less than one (1) week)

(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates per annum notified to the Agent by each of the Reference Banks as the rate at which deposits in Dollars in an amount approximately equal to the Dollar Loan are offered to such Reference Bank by leading banks in the London Interbank market at such Reference Bank’s request at or about 11.00 a.m. London time on the Quotation Date for a period equal to the Pre-Delivery Interest Period or Interest Period and for delivery on the first Business Day thereof;

“Liquidity” means the Cash Balance (as defined in the Guarantee) plus undrawn and freely available amounts under the NCLC Group Credit Facilities less increased liquidity generated by new equity for the Guarantor (other than the New Cash Equity);

“Loan” means the aggregate principal amount of the Dollar Loan and the Euro Loan or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder;

“Majority Cash Sweep Lenders” [*];

“Majority Group-Wide Lenders” means Group-Wide Lenders the aggregate of whose contributions and commitments to the NCLC Group Credit Facilities exceed fifty per cent (50%) of the aggregate total of the contributions and commitments of all the Group-Wide Lenders;

“Management Agreement” means any agreement to be entered into between the Borrower and a Manager providing for the ship management and crewing services of the Vessel, such agreement to be in the form and on the terms and conditions required by the Agent;

“Management Agreement Assignment” means the valid and effective first legal assignment of any Management Agreement (together with the notice thereof and the acknowledgement), to be executed by the Borrower in favour of the Trustee, such assignment, notice and acknowledgement to be in the form and on the terms and conditions required by the Agent and the Hermes Agent;

“Manager” means any company approved by the Agent providing ship management and crewing services for the Vessel pursuant to a Management Agreement;

“Margin” means:

(i)	on the Ordinary Principal Amount:

(a)	until and including 31 December 2008, the rate of nought point seven five per cent (0.75%) per annum;

(b)	from 1 January 2009 until 31 December 2009 inclusive the rate of one per cent (1.0%) per annum; and

(c)	thereafter one point five per cent (1.5%) per annum; and

(ii)	on the Delayed Principal Amount:

(a)	from 1 January 2009 until 31 December 2009 inclusive the rate of two point two five per cent (2.25%) per annum; and

(b)	thereafter two point seven five per cent (2.75%) per annum;

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Business Day PROVIDED THAT, if a period starts on the last Business Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month;

“Moratorium Period” means the period from the Second Restatement Date until [*] inclusive;

“Moratorium Undertakings” [*];

“Mortgage” means either of the Pre-Delivery Mortgage or the Post Delivery Mortgage;

“NCLC Fleet” means the vessels owned by companies in the NCLC Group;

“NCLC Group” means the Guarantor and its Subsidiaries;

“NCLC Group Credit Facilities” means the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time), the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time), the USD15,000,000 facility made to the Manager pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the Loan, the USD334,050,000 facility made to Norwegian Jewel Limited pursuant to a facility agreement dated 20 April 2004 (as amended and/or restated from time to time), the EUR258,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time), the EUR40,000,000 facility made to Pride of America Ship Holding, Inc. pursuant to a facility agreement dated 4 April 2003 (as amended and/or restated from time to time) and the EUR662,905,320 facility made to F3 Two, Ltd. pursuant to a facility agreement dated 22 September 2006 (as amended and/or restated from time to time);

“NCL International” means NCL International, Ltd. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

“NCLL” means Norwegian Cruise Line Limited of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda;

“New Cash Equity” means the one hundred million Dollars (USD100,000,000) to be contributed by the Investors and Star in the aggregate in cash as new equity for the Guarantor after 27 January 2009 and on or before the Second Restatement Date;

“Non-Guaranteed Loan Lenders” means the lenders of the USD800,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 July 2004 (as amended and/or restated from time to time), the EUR624,000,000 facility made to the Guarantor pursuant to a facility agreement dated 7 October 2005 (as amended and/or restated from time to time) and the USD610,000,000 facility made to the Guarantor pursuant to a facility agreement dated 22 December 2006 (as amended and/or restated from time to time);

“Notice of Fixed Rate” means a notice in the form of Schedule 7;

“Obligors” means the Borrower, the Guarantor, any Manager, the Bareboat Charterer, the Shareholder, the Supervisor, Arrasas and any other party from time to time to any of the Security Documents excluding the Builder, Hermes, the Arrangers, the Trustee, the Agent, the Hermes Agent and the Lenders;

“Office” means in respect of the Agent, the Hermes Agent, the Trustee and each Lender its office at the address set out beneath its name in Schedule 2 or such other office as it shall from time to time select and notify through the Agent to the Borrower;

“Ordinary Principal Amount” means the relevant amount set out in the second column of the table in Schedule 10, as reduced to reflect any prepayments applied towards the Ordinary Principal Amount;

“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Trustee, the Agent, the Hermes Agent or the Lenders under or pursuant to this Agreement or any Transaction Document (whether by way of repayment of principal payment of interest or default interest payment of any indemnity or counter indemnity reimbursement for fees, costs or expenses or otherwise howsoever);

“Permitted Indebtedness” means:

(i)	any monies borrowed or raised other than from any direct or indirect shareholder of the Guarantor prior to the date on which the last of the Sixth Supplemental Deed and the Amendment Documents have been signed by all the parties thereto and notified by the Guarantor to the Agent prior to such date;

(ii)	the Letter of Credit Facilities; and

(iii)	Permitted Refinancing Indebtedness;

“Permitted Liens” means (i) any Encumbrance created by or pursuant to the Security Documents (ii) liens on the Vessel up to an aggregate amount at any time not exceeding [**] for current crew’s wages and salvage and liens incurred in the ordinary course of trading the Vessel (iii) any deposits or pledges to secure the performance of bids, tenders, bonds or contracts (iv) (x) any other Encumbrance notified by any of the Obligors to the Agent prior to the date on which the Sixth Supplemental Deed and the Amendment Documents have been signed by all the parties thereto (y) any Encumbrance created by or pursuant to (a) the Letter of Credit Facilities Security Documents (b) the Credit Card Processor Security Documents (c) the Hermes Vessel Owner Second Guarantees (d) the Second Mortgages (e) the Second Assignments (f) the Hermes Vessel Owner Third Guarantees (g) the Third Mortgages and (h) the Third Assignments and (z) any other Encumbrance created over a vessel in the NCLC Fleet (other than a Hermes Vessel or the F3 Two Vessel) or its related assets in favour of any party approved by the Agent (acting on the instructions of the Lenders) (v) subject to Clause 10.8, any Encumbrances in respect of existing Financial Indebtedness of a person which becomes a Subsidiary of the Guarantor or is merged with or into the Guarantor or any of its Subsidiaries (vi) liens on assets leased, acquired or upgraded after 20 April 2004 or assets newly constructed or converted after the date hereof provided that (a) such liens secure Financial Indebtedness otherwise permitted under this Agreement (b) such liens are incurred within one (1) year following such lease, acquisition, upgrade, construction or conversion and (c) the Financial Indebtedness secured by such liens does not exceed the cost of such upgrade or the cost of such assets acquired or leased (vii) statutory and other similar liens arising in the ordinary course of business unrelated to Financial Indebtedness and securing obligations not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established (viii) subject to Clause 11.1.9, liens arising out of the existence of judgments or awards in respect of the Guarantor or any of its Subsidiaries

(ix) any other lien that may be created by the Guarantor from time to time in the ordinary course of business and (x) any deposits, liens or other Encumbrances placed or incurred in connection with any bond or other surety from time to time provided to the US Federal Maritime Commission in order to comply with laws, regulations and rules applicable to the operators of passenger vessels operating to or from ports in the United States of America PROVIDED THAT the aggregate amount of all cash and the fair market value of all other property subject to such liens as are described in paragraph (vi) above, in so far as it relates to liens on assets leased, acquired or upgraded after 20 April 2004 or assets converted after 20 April 2004, and in paragraphs (vii) to (ix) above does not exceed [**] and PROVIDED FURTHER THAT any such lien as is described in paragraphs (vi) to (ix) above does not imperil the security created by any of the Security Documents and/or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, in each case in the opinion of the Agent;

“Permitted Refinancing Indebtedness” means any monies borrowed or raised at arm’s length on usual terms and other than from any direct or indirect shareholder of the Guarantor which are used to refinance the whole or part of any Permitted Indebtedness including any Permitted Refinancing Indebtedness. Any such monies borrowed or raised in excess of the amount required to refinance any Permitted Indebtedness including any Permitted Refinancing Indebtedness shall constitute Special Liquidity Sources and be applied in accordance with clause 13 of the Guarantee;

“Portion” means any of Portion 1, Portion 2 or Portion 3;

“Portion 1” means the aggregate principal amount of the Portion 1 Tranches or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder in whatever currency or currencies it is for the time being denominated;

“Portion 1 Tranche” means Tranche 1, Tranche 2, Tranche 3 and/or Tranche 4 of Portion 1;

“Portion 2” means the Equivalent Amount of the aggregate principal amount of the Portion 2 Tranches, subject to Clause 2.5, or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder in whatever currency or currencies it is for the time being denominated;

“Portion 2 Tranche” means Tranche A, Tranche B and/or Tranche C of Portion 2;

“Portion 3” means up to eighty per cent (80%) of the Pre-Delivery Interest or (as the context may require) the amount thereof for the time being drawn down and outstanding hereunder in whatever currency or currencies it is for the time being denominated;

“Possible Event of Default” means any event which, with the giving of notice, passage of time or occurrence of any other event, would constitute an Event of Default;

“Post Delivery Mortgage” means the first priority statutory Bahamian mortgage and deed of covenants collateral thereto in favour of the Lenders, the Agent and the Hermes Agent as security pursuant hereto, such mortgage and deed of covenants to be in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the date of the Fifth Supplemental Deed;

“Pre-Delivery Interest Payment Date” means the last day of each Pre-Delivery Interest Period;

“Pre-Delivery Interest Period” means each period ascertained in accordance with Clause 5.3 or Clause 5.12 other than an Interest Period;

“Pre-Delivery Interest” means the aggregate of the interest payable on the Loan on each Pre-Delivery Interest Payment Date;

“Pre-Delivery Mortgage” means the first priority abstract acknowledgement of debt and mortgage (“Abstraktes Schuldversprechen und Schiffshypothekenbestellungsurkunde”) and part submission (“Unterwerfung unter die sofortige Zwangsvollstreckung”), to be granted by the Borrower over the Vessel in favour of the Trustee as security pursuant hereto during the Construction Period, such abstract, mortgage and submission being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the signing hereof and as specified in paragraph 27 of Schedule 4;

“Process Agent” means, in respect of any Security Documents executed prior to the date of the Fourth Supplemental Deed, Clifford Chance Secretaries Limited whose registered office is presently at 10 Upper Bank Street, London E14 5JJ and, thereafter, EC3 Services Limited whose registered office is presently at 51 Eastcheap, London EC3M 1JP or any other person in England nominated by the Borrower, any other Obligor or the Builder and approved by the Agent as agent to accept service of legal proceedings on their behalf under any of this Agreement and the other Security Documents;

“Quotation Date” means, in relation to any Pre-Delivery Interest Period or Interest Period, the day on which quotations would ordinarily be given in the relevant interbank eurocurrency market for Dollar or Euro (as the case may be) deposits for delivery on the first day of that Pre-Delivery Interest Period or Interest Period PROVIDED THAT if such quotation date is not a Business Day the quotation date shall be the preceding Business Day;

“Reference Banks” means Commerzbank Aktiengesellschaft and HSBC Bank plc;

“Reimbursement Agreement” means the reimbursement and distribution agreement dated 17 August 2007, by and among Investor I, Star and the Guarantor;

“Relevant Cash Sweep Amount” means the amount of a Total Cash Sweep Amount to be applied in prepayment of the Loan pursuant to Clause 4.9, calculated on the basis of each Cash Sweep Credit Facility’s remaining outstanding Delayed Principal Amount (as defined in this Agreement in respect of the Loan and as defined in the relevant facility agreement in respect of each of the other Cash Sweep Credit Facilities) and as more particularly described in clause 11.6 of the Guarantee;

“Relevant Special Liquidity Sources Amount” means the amount of a Total Special Liquidity Sources Amount to be applied in prepayment of the Loan pursuant to Clause 4.9, calculated on the basis of each Cash Sweep Credit Facility’s remaining outstanding Delayed Principal Amount (as defined in this Agreement in respect of the Loan and as defined in the relevant facility agreement in respect of each of the other Cash Sweep Credit Facilities) as more particularly described in clause 11.7 of the Guarantee;

“Repayment Dates” means from the Second Restatement Date the dates set out in the first column of the table in Schedule 10;

“Restructuring Trustee” means [*] as trustee for (directly or indirectly) (among others) the Guaranteed Loan Lenders and the Non-Guaranteed Loan Lenders;

“Reuters BBA Page LIBOR 01” means the display currently designated as Reuters BBA Page LIBOR 01, which includes London Interbank Offered Rates of four (4) major banks, which are members of the International Swaps and Derivatives Association, Inc. or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London Interbank market;

“Reuters Page ECB37” means:

(i)	the display currently designated as Reuters Page ECB37 which includes the official interbank exchange rate for euro in Dollars as determined by the European Central Bank, expressed in Dollars; or

(ii)	if no rate is provided on the Reuters Page ECB37 but is published on another screen page, then the exchange rate shall be the official interbank exchange rate for euro in Dollars as published on such other page (the “Successor Page”);

or (if Reuters Page ECB37 and the Successor Page are discontinued or if the Restructuring Trustee is unable to make the said determination due to technical breakdown in the relevant system)

(iii)	the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent (1/16%)) of the rates notified to the Restructuring Trustee by each of the Euro Reference Banks as the euro/Dollar spot offered exchange rate quotations as of 1.45 p.m. London time on the relevant Business Day;

“Revised Principal Amount” means the relevant amount set out in the sixth column of the table in Schedule 10, as reduced to reflect any prepayments applied towards the Revised Principal Amount;

“Revised Repayments” means the amounts set out in the fifth column of the table in Schedule 10, as reduced to reflect any prepayments applied towards the Revised Repayments;

“Safety Management Certificate” means a document issued to the Vessel as evidence that the Vessel’s operator and its shipboard management operate in accordance with an approved Safety Management System;

“Safety Management System” means a structured and documented system enabling the personnel of the Vessel’s operator to implement effectively the safety and environmental protection policy of that Vessel operator;

“Same Day Funds” means Dollar funds settled through the New York Clearing House Interbank Payments System or Euro funds settled through TARGET or such other funds for payment in Dollars or Euro (as the case may be) as the Agent shall specify by notice to the Borrower as being customary at the time for the settlement of international transactions in New York or Frankfurt am Main (as the case may be) of the type contemplated by this Agreement;

“Second Assignments” means the three (3) valid and effective second legal assignments of the earnings and insurances of the Hermes Vessels (together with the notices thereof) one (1) to be executed by each of the owners of the Hermes Vessels in respect of its Hermes Vessel and the one (1) valid and effective second priority subordination and assignment to be executed by the Manager (as bareboat charterer) in respect of m.v. “NORWEGIAN JADE” in each case in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders such assignments and notices to be in the form and on the terms and conditions agreed between the Lenders and the Guarantor on the date of the Sixth Supplemental Deed;

“Second Mortgages” means the two (2) second priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto and the one (1) second preferred US ship mortgage one (1) to be granted by respectively each of the owners of the Hermes Vessels over its Hermes Vessel in favour of the Restructuring Trustee as trustee for the Guaranteed Loan Lenders as security pursuant hereto such mortgages and deeds of covenants to be in the forms and on the terms and conditions agreed between the Lenders and the Guarantor on the date of the Sixth Supplemental Deed;

“Second Priority Security Co-ordination Deeds” means (i) the deed to be made between (among others) the Trustee (as trustee for the Lenders, as first mortgagees of the Vessel), the Restructuring Trustee (as trustee for the Guaranteed Loan Lenders other than the Lenders, as second mortgagees of the Vessel) and the Borrower in relation to the Hermes Vessel Owner Second Guarantee, Second Mortgage and Second Assignment in respect of the Vessel and (ii) the two (2) deeds to be made between (among others) HSBC Bank plc (as trustee for the relevant Guaranteed Loan Lenders other than the Lenders, as first mortgagees of the Vessel), the Restructuring Trustee (as trustee for the Guaranteed Loan Lenders other than the first mortgagees of the relevant Hermes Vessel, as second mortgagees of the Vessel), the Trustee and the Borrower in relation to the Hermes Vessel Owner Second Guarantees, Second Mortgages and Second Assignments in respect of the Hermes Vessels other than the Vessel such co-ordination deeds to be in the form and on the terms and conditions agreed between the Lenders and the other parties to the co-ordination deeds on the date of the Sixth Supplemental Deed;

“Second Restatement Date” has the meaning set out in the Fifth Supplemental Deed;

“Security Documents” means this Agreement which includes any supplemental agreement or deed hereto, the Guarantee, the Hermes Cover, the Building Contract Assignment, the Construction Risks Insurance Assignment, the Supervision Agreement Assignment, the Management Agreement Assignment, the Mortgages, the Charge Option, the Charge, the Earnings Assignment, the Charter and Earnings Assignment, the Insurance Assignment, the Account Charge, the Charterer’s Subordination and Assignment, the Hermes Vessel Owner Second Guarantees, the Second

Mortgages, the Second Assignments, the Second Priority Security Co-ordination Deed, the Third Priority Security Co-ordination Deed and all such other documents as may be executed at any time in favour of (among others) the Trustee, the Hermes Agent, the Agent, the Restructuring Trustee and/or any of the Lenders as security for the obligations of the Borrower, the other Obligors and the Builder whether executed pursuant to the express provisions of this Agreement or otherwise howsoever;

“Security Period” means the period beginning on the First Drawdown Date and ending on the date on which the amounts outstanding under this Agreement and under each of the other Security Documents are finally paid or repaid in full;

“Shareholder” means NCL America Holdings, Inc. of Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

“Shareholders’ Agreement” means the shareholders’ agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of joinder in the case of Investor II) and the Guarantor;

“Shares” means the three thousand (3,000) authorised shares of common stock in the Borrower legally and beneficially owned by the Shareholder;

“Sixth Supplemental Deed” means the sixth supplemental deed dated April 2009 to this Agreement;

“Special Liquidity Sources” means increased liquidity of the NCLC Group arising from (i) the incurrence of permitted Indebtedness for Borrowed Money in an amount in excess of the Indebtedness for Borrowed Money being refinanced in whole or in part and (ii) the permitted sale of assets PROVIDED THAT only the net proceeds of any such sale, after the deduction of brokers’ fees and other costs justifiable in relation to the sale and the principal of, interest on and any break costs in connection with any Indebtedness for Borrowed Money prepaid upon such sale, shall be counted as increased liquidity;

“Special Liquidity Sources Determination Date” means the date on which Special Liquidity Sources arise;

“Special Liquidity Sources Payment Date” means the date falling not later than fourteen (14) Business Days after a Special Liquidity Sources Determination Date;

“Star” means Star Cruises Limited of Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda;

“Steering Committee” means a committee established by, and formed from, the Group-Wide Lenders with the purpose of co-ordinating the relationship between the Guarantor and the Group-Wide Lenders and monitoring the performance of the NCLC Group Credit Facilities. The initial members of the Steering Committee shall be [*];

“Subscription Agreement” means the subscription agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of assignment in the case of Investor II) and the Guarantor;

“Subsidiary” has the meaning defined in the Companies Act 1985, Section 736 as substituted by the Companies Act 1989, Section 144;

“Substitute Basis” means an alternative basis agreed for maintaining the Loan pursuant to Clause 6;

“Supervision Agreement” means the agreement entered or to be entered into between the Borrower and the Supervisor providing for the construction supervision of the Vessel, such agreement being in the form and on the terms and conditions required by the Agent and agreed on the signing hereof and as specified in paragraph 12 of Schedule 4;

“Supervision Agreement Assignment” means the valid and effective first legal assignment of the Supervision Agreement (together with the notice thereof and the acknowledgement), to be executed by the Borrower in favour of the Trustee, such assignment, notice and acknowledgement being in the form and on the terms and conditions required by the Agent and the Hermes Agent and agreed on the signing hereof and as specified in paragraph 31 of Schedule 4;

“Supervisor” means Star Cruise Management Limited of International House, Castle Hill, Victoria Road, Douglas, Isle of Man IM2 4RB, British Isles, the company providing construction supervision for the Vessel pursuant to the Supervision Agreement;

“Suspension Notice” means a notice given by the Agent to the Borrower pursuant to Clause 6.1;

“TARGET” means trans-European automated real-time gross settlement express transfer system;

“Taxes” means all present and future income and other taxes, levies, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and “Taxation” shall be construed accordingly;

“Termination Date” means the earlier of the Delivery Date and 10 October 2006 (or such later date as is agreed between the Borrower, the Lenders and Hermes);

“Third Assignments” means the three (3) valid and effective third legal assignments of the earnings and insurances of the Hermes Vessels (together with the notices thereof) one (1) to be executed by each of the owners of the Hermes Vessels in respect of its Hermes Vessel and the one (1) valid and effective third priority subordination and assignment to be executed by the Manager (as bareboat charterer) in respect of m.v. “NORWEGIAN JADE” in each case in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders;

“Third Mortgages” means the two (2) third priority statutory Bahamian ship mortgages and deeds of covenants collateral thereto and the one (1) third preferred US ship mortgage one (1) to be granted by respectively each of the owners of the Hermes Vessels over its Hermes Vessel in favour of the Restructuring Trustee as trustee for the Non-Guaranteed Loan Lenders;

“Third Priority Security Co-ordination Deed” means the deed to be made between (among others) HSBC Bank plc (as trustee for the Guaranteed Loan Lenders, as first mortgagees), the Restructuring Trustee (as trustee for the Guaranteed Loan Lenders, as second mortgagees), the Restructuring Trustee (as trustee for the Non-Guaranteed Loan Lenders, as third mortgagees), the owners of the Hermes Vessels in relation to the Hermes Vessel Owner Third Guarantees, the Third Mortgages and the Third Assignments such co-ordination deed to be in the form and on the terms and conditions agreed between the Lenders and the other parties to the co-ordination deed on the date of the Sixth Supplemental Deed;

“Third Restatement Date” has the meaning set out in the Sixth Supplemental Deed;

“Total Cash Sweep Amount” [*];

“Total Special Liquidity Sources Amount” means Special Liquidity Sources of the NCLC Group on a Special Liquidity Sources Determination Date;

“Total Loss” means any actual or constructive or arranged or agreed or compromised total loss or Compulsory Acquisition of the Vessel;

“Tranche” means either a Portion 1 Tranche or a Portion 2 Tranche;

“Tranche A” means the amount of the Hermes Premium less seventy five per cent (75%) of the Hermes Insurance Premium and twenty per cent (20%) of the Hermes Premium or the Equivalent Amount thereof of to be paid to the Borrower in part reimbursement of the aggregate amount of the Hermes Issuing Fees and twenty five per cent (25%) of the Hermes Insurance Premium paid by the Borrower to the Hermes Agent for on-payment to Hermes on the issue of the Hermes Cover to be advanced by the Lenders by way of their Contributions thereto on the first Drawdown Date in respect of a Portion 1 Tranche falling after the payment by the Borrower of the Hermes Issuing Fees and the first twenty five per cent (25%) of the Hermes Insurance Premium;

“Tranche B” means up to seventy five per cent (75%) of the amount of the Hermes Insurance Premium or the Equivalent Amount thereof payable on the later of the First Drawdown Date and the issue of the Hermes Cover to be paid to the Hermes Agent for on-payment to Hermes to be advanced by the Lenders on a Drawdown Date by way of their Contributions thereto PROVIDED THAT the amount of this Tranche and the amount of Tranche A shall not when aggregated exceed eighty per cent (80%) of the Hermes Premium;

“Tranche C” means up to the amount by which the Hermes Insurance Premium is increased after the date on which the seventy five per cent (75%) of the amount of the Hermes Insurance Premium is paid by the Hermes Agent to Hermes or the Equivalent Amount thereof to be paid to the Hermes Agent for on-payment to Hermes to be advanced by the Lenders on a Drawdown Date by way of their Contributions thereto PROVIDED THAT the amount of this Tranche and the amount of Tranche A and Tranche B shall not when aggregated exceed eighty per cent (80%) of the Hermes Premium;

“Tranche 1” means the amount of [**] or the Equivalent Amount thereof to be applied in payment of the balance of the third pre-delivery instalment due by the Borrower to the Builder under the Building Contract to be advanced by the Lenders on a Drawdown Date by way of their Contributions thereto;

“Tranche 2” means the amount of [**] or the Equivalent Amount thereof to be applied in payment of the fourth pre-delivery instalment due by the Borrower to the Builder under the Building Contract to be advanced by the Lenders on a Drawdown Date by way of their Contributions thereto;

“Tranche 3” means the amount of [**] or the Equivalent Amount thereof to be applied in payment of the fifth pre-delivery instalment due by the Borrower to the Builder under the Building Contract to be advanced by the Lenders on a Drawdown Date by way of their Contributions thereto;

“Tranche 4” means the amount of up to [**] or the Equivalent Amount thereof to be applied in payment of the delivery instalment due by the Borrower to the Builder under the Building Contract to be advanced by the Lenders on the Delivery Date by way of their Contributions thereto PROVIDED THAT the Euro amount of this Tranche and the Euro amounts of the other Tranches shall not when aggregated exceed [**] of the Contract Price;

“Transaction Documents” means the Security Documents, the Building Contract, the Drawdown Notices, the Supervision Agreement, any Management Agreement, the Bareboat Charter, the Agency and Trust Deed and any other material document now or hereafter issued in connection with the documents or the transaction herein referred to and also including any Interest Exchange Arrangement;

“Transfer Certificate” means the certificate attached hereto as Schedule 6;

“Transfer Date” means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;

“Transferee” means any reputable bank acceptable to the Agent and the Borrower which becomes a party to this Agreement as a Lender pursuant to Clause 17; and

“Vessel” means hull no S.668 at the yard of the Builder registered in the name of the Borrower in the Shipbuilding Register in Emden, Federal Republic of Germany and upon construction as a luxury cruise vessel with one thousand one hundred and eighty eight (1,188) passenger cabins to be delivered to the Borrower pursuant to the Building Contract and re-registered in the name of the Borrower under the name of “PRIDE OF HAWAII” under the laws and flag of the United States of America and, from the Second Restatement Date, re-registered in the name of the Borrower under the name of “NORWEGIAN JADE” under the laws and flag of the Bahamas.

1.2	Construction

In this Agreement unless the context otherwise requires:

1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

1.2.3	subject to Clause 9.2.21 and Clause 9.1, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented, restated and/or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Agreement or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	references to the Builder shall be disregarded when it has performed in full all its obligations under the Building Contract and the Security Documents to which it is a party;

1.2.7	words importing the plural shall include the singular and vice versa;

1.2.8	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof;

1.2.9	where any matter requires the approval or consent of the Agent or the Trustee such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Agent or the Trustee, the Agent or the Trustee (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; the Agent or the Trustee may give or withhold its consent, approval or acceptance at its unfettered discretion;

1.2.10	a certificate by the Agent as to any amount due or calculation made hereunder shall be conclusive except for manifest error.

1.3	Agent, Hermes Agent and Trustee

The Agent and the Hermes Agent will be appointed by the Lenders as agents and the Trustee will be appointed by the Lenders as trustee under the Agency and Trust Deed and references herein to the Agent, the Hermes Agent or the Trustee shall be construed as references to itself, the Agent or the Hermes Agent (if applicable) and the Lenders. The Borrower shall only communicate with the Lenders under this Agreement and the other Security Documents through the Agent, the Hermes Agent or the Trustee (as the case may be) and as hereinafter referred to.

2	The Facility

2.1	Availability

2.1.1	The Lenders grant to the Borrower the Facility by way of the Portions. Any part of the Facility which remains undrawn at close of business in London on the Termination Date shall be capable of cancellation by the Lenders with the consent of Hermes.

2.1.2	Each Lender shall advance its Contribution to the Portions in the proportion which its Contribution for the time being bears to the other Contributions of the Lenders.

2.1.3	Neither the Agent (as the Agent or as a Lender) nor any other Lender shall be liable for any failure or delay on the part of any Lender in making any advance hereunder nor shall the Agent or the Arrangers have any obligation to seek to procure additional Lenders in the event of such a failure PROVIDED THAT if any Lender should fail to advance its Contribution hereunder, that Lender and the Agent will take all reasonable steps to mitigate the effect of that failure. Notwithstanding the aforesaid proviso, neither the Agent (as a Lender) nor any other Lender shall be obliged to increase its Contribution hereunder in respect of the failure by any other Lender(s) to fund its Contribution.

2.2	Purpose and Application

The purpose of the Facility is set out below.

2.2.1	Portion 1 shall finance up to eighty per cent (80%) of the Contract Price. Tranche 1 shall be applied in payment of part of the third pre-delivery installment due by the Borrower to the Builder under the Building Contract, Tranche 2 in payment of the fourth pre-delivery instalment due to the Builder under the Building Contract, Tranche 3 in payment of the fifth pre-delivery instalment due to the Builder under the Building Contract and Tranche 4 in payment of the delivery instalment due to the Builder under the Building Contract;

2.2.2	Portion 2 shall reimburse the Borrower for or finance up to eighty per cent (80%) of the Hermes Premium. Tranche A shall reimburse the Borrower in part for the amount of the Hermes Premium paid to the Hermes Agent for on-payment to Hermes on issue of the Hermes Cover, Tranche B shall be applied in payment or (if insufficient) in part payment of seventy five per cent (75%) of the Hermes Insurance Premium payable on the later of the First Drawdown Date and the issue of the Hermes Cover and Tranche C shall be applied in payment or (if insufficient) in part payment of any increase in the Hermes Insurance Premium thereafter; and

2.2.3	Portion 3 shall finance up to eighty per cent (80%) of the total amount of the Pre-Delivery Interest payable hereunder and shall be drawn down in the currency or currencies in which the Loan is for the time being denominated and the proportion of the interest payable in any currency shall correspond to the proportion of the Loan denominated in that currency.

2.3	Drawdown

The Borrower shall only make drawings under any Portion of the Facility if:

2.3.1	in the case of Portion 1 and Portion 2, the Agent receives at least five (5) Business Days’ notice of the Borrower’s request for such drawing in the form of Schedule 3;

2.3.2	no Event of Default or Possible Event of Default has occurred before the date of such drawing;

2.3.3	no written notice has been received indicating that the Hermes Cover does not validly exist without restriction;

2.3.4	the representations and warranties set out in Clause 9 and each of the other Security Documents are correct on the date of such drawing; and

2.3.5	it is then lawful for each of the Lenders to make available its Contribution to the Facility,

PROVIDED THAT no part of the Loan shall be capable of drawing until twenty per cent (20%) of the Contract Price has been paid by the Borrower to the Builder and no part of Portion 2 shall be capable of drawing until the Hermes Issuing Fees and twenty five per cent (25%) of the Hermes Insurance Premium have become due and been paid by the Borrower to Hermes through the Hermes Agent and PROVIDED FURTHER THAT the aggregate of (a) the Euro amount of the Portion 2 Tranches drawn down hereunder in Euro (b) the equivalent amount in Euro determined at the rate of exchange for Euro against Dollars as determined at HSBC Bank plc’s spot rate at about 10.00 a.m. two (2) Business Days prior to the Termination Date of the Portion 2 Tranches drawn down hereunder in Dollars (c) the Euro amount of the aggregate of each amount of Portion 3 drawn down hereunder in Euro and (d) the equivalent amount in Euro determined at the rate of exchange for Euro against Dollars as determined at HSBC Bank plc’s spot rate at about 10.00 a.m. two (2) Business Days prior to the Termination Date of the aggregate of each amount of Portion 3 drawn down hereunder in Dollars, shall not exceed in total twenty million two hundred and fifty thousand Euro (€20,250,000).

2.4	Payment of Portions

All Portion 1 Tranches drawn down hereunder shall be paid to the Builder.

Tranche A drawn down hereunder shall be paid to the Borrower in reimbursement in part of the amount of the Hermes Premium paid by the Borrower to the Hermes Agent for on-payment to Hermes on issue of the Hermes Cover, Tranche B drawn down hereunder shall be applied in payment or (if insufficient) in part payment of seventy five per cent (75%) of the Hermes Insurance Premium payable on the later of the First Drawdown Date and the issue of the Hermes Cover and Tranche C drawn down hereunder shall be applied in payment or (if insufficient) in part payment of any increase in the Hermes Insurance Premium thereafter, subject to the further proviso to Clause 2.3.

Subject to the further proviso to Clause 2.3, the Borrower hereby consents to the drawdown on each Pre-Delivery Interest Payment Date of such amount of Portion 3 as is required to pay eighty per cent (80%) of the Pre-Delivery Interest payable on that Pre-Delivery Interest Payment Date and to the application of such amount in payment of such interest.

2.5	Currency Option

2.5.1	The Borrower may by notice in writing served on the Agent not less than five (5) Business Days prior to a Drawdown Date request that a Portion be advanced in Euro or in Dollars.

2.5.2	If the Borrower fails to make a request in accordance with Clause 2.5.1 or if deposits in Euro in the relevant amount and for the relevant duration are not available to any of the Lenders in the relevant interbank eurocurrency market in the ordinary course of business to fund its Contribution then with effect from the relevant Drawdown Date the Portion or any part thereof shall be advanced in Dollars.

2.5.3	The Borrower may by notice in writing served on the Agent not less than five (5) Business Days prior to a Currency Conversion Date request that the Euro Loan shall be converted to Dollars on the next Currency Conversion Date for the duration of the Security Period.

2.5.4	On a Currency Conversion Date the Euro Loan at that date shall be repaid by the Borrower in Euro. However, the Lenders shall on that day readvance that part of the Euro Loan (due allowance being made for any amounts repaid or prepaid since the first day of the preceding Pre-Delivery Interest Period or Interest Period) on terms that:

(a)	the proceeds of that readvance shall forthwith be applied by the Lenders in or towards effecting the said repayment on behalf of the Borrower so that:

(i)	the obligation of the Borrower to make that repayment shall be a notional obligation only except to the extent that the proceeds of that readvance are insufficient to make that repayment in full; and

(ii)	the obligation of the Lenders to make that readvance shall be a notional obligation only except to the extent that the proceeds of that readvance exceed the amount of that repayment; and

(b)	the Lenders shall forthwith readvance the Equivalent Amount of the Euro Loan at that date.

2.5.5	All losses, damages, expenses, profits or currency risks arising from the exercise of the currency option contained in this Clause 2.5 shall be for the account of the Borrower.

2.5.6	The conversion of the Euro Loan into Dollars or the operation of this Clause 2.5 shall not constitute or be construed as a prepayment pursuant to the provisions of Clause 4.

2.5.7	Notwithstanding the drawdown of any part of the Loan in Euro or its subsequent conversion into Dollars it is expressly acknowledged and agreed by the parties hereto that the Security Documents shall remain in full force and effect and that they shall stand as security for the Loan in whatever currency or currencies it is for the time being denominated.

2.6	Break costs on failure to draw

If for any reason any part of a Portion is not drawn down by the Borrower hereunder after notice of drawdown has been given to the Agent pursuant to Clause 2.3 in the case of Portion 1 and Portion 2 or after the relevant Quotation Date in the case of Portion 3, the Borrower will pay to the Agent for the account of the Lenders such amount as the Agent may certify as necessary to compensate the Lenders (other than any Lender whose default has caused the part of the Portion not to be drawn down) for any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction or expense (including warehousing and other related costs) on account of funds borrowed, contracted for (whether in Euro or in Dollars) or utilised in order to fund its Contribution to the part of the Portion. Each Lender shall supply to the Agent a certificate of break costs which in the absence of manifest error shall be conclusive as to the amounts due.

2.7	Conditions of drawdown

The Agent shall not be under any obligation to advance a part of a Portion hereunder until all the documents and evidence referred to in the relevant part of Schedule 4 are in the possession of the Agent in form and substance satisfactory to it, the Arrangers, the Lenders and the Hermes Agent.

2.8	Several obligations of the Lenders

The obligations and rights of each Lender hereunder are several and if for any reason the Borrower receives in respect of a part of a Portion an amount greater than the aggregate of the Contributions to that part of a Portion, the Borrower forthwith upon the demand of the Agent shall pay to the Agent (for the account of those Lenders whose Contributions were exceeded) the amount certified by the Agent as representing the excess of the amount paid to the Borrower over the due and proper amount of the Contributions of the Lenders actually received by the Agent.

2.9	Lender’s failure to perform

Subject to Clause 2.1.3, the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any such other party be liable for the failure by such Lender to perform its obligations hereunder.

2.10	Fulfilment of conditions after drawdown

If the Lenders, acting unanimously, decide (or the Agent in accordance with the Agency and Trust Deed decides) to advance a part of a Portion to the Borrower hereunder without having received all of the documents or evidence referred to in the relevant part of Schedule 4, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of such drawing (or such other period as the Agent may stipulate) and the advance of the Facility shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Lenders any obligation to permit the drawing in the absence of such documents or evidence.

3	Repayment

Unless otherwise repaid in accordance with the provisions of this Agreement, on each of the Repayment Dates the Loan shall be repaid by the relevant amount set out in the fifth column (Revised Repayments) of the table in Schedule 10.

4	Prepayment

4.1	Voluntary prepayment

On giving at least thirty (30) days’ prior notice to the Agent, the Borrower may on the last day of a Pre-Delivery Interest Period or an Interest Period prepay (without premium or penalty, subject to Clause 4.8) the whole or any relevant part of the Loan (but if in part in an amount of five million Dollars (USD5,000,000) or the equivalent amount in Euro (as the case may be) or an integral multiple thereof). In the case of a prepayment of part of the Loan, the proportion of that part payable in Dollars or Euro (as the case may be) shall correspond to the proportion of the Loan denominated in that currency at the prepayment date.

4.2	Voluntary prepayment in case of increased cost

At any time after any sum payable by the Borrower has been increased under Clause 8 or a Lender has made any claim for indemnification under Clause 8, the Borrower may, after giving to the Agent five (5) Business Days’ notice of its intention to do so, prepay the whole (but not part only) of the Contribution of that Lender, subject to Clause 4.8, in whatever currency or currencies it is for the time being denominated.

4.3	Mandatory prepayment in case of illegality

4.3.1	If any change in, or in the interpretation or application of, any law, regulation or treaty shall make it unlawful in any jurisdiction applicable to any of the Lenders for that Lender to make available or maintain its Contribution or to give effect to its obligations as contemplated hereby, the Agent may, by notice thereof to the Borrower, declare that the relevant Lender’s obligations shall be terminated forthwith whereupon (if any of the Facility has then been advanced) the Borrower shall prepay forthwith to the relevant Lender its Contribution in whatever currency or currencies it is for the time being denominated together with interest thereon to the date of such prepayment and all other amounts due to such Lender under Clause 4.8 and under the Security Documents (or, if permitted by the relevant law, regulation or treaty, at the end of the then current Pre-Delivery Interest Period or Interest Period).

4.3.2	A Lender affected by any provision of Clause 4.3.1 shall promptly inform the Agent after becoming aware of the relevant change and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under Clause 4.3.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (and if then possible) by changing its Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

4.4	Voluntary prepayment following imposition of Substitute Basis

The Borrower may notify the Agent within ten (10) days of the receipt of a certificate from the Agent of a Substitute Basis under Clause 6.3 whether or not it wishes to prepay the Loan, in which event the Borrower shall forthwith prepay the Loan in whatever currency or currencies it is for the time being denominated together with interest accrued thereon at the rate specified in the relevant certificate of Substitute Basis and any break costs in accordance with Clause 4.8.

4.5	Prepayment in case of Total Loss of the Vessel

If the Vessel is or becomes a Total Loss, then the Borrower will, within thirty (30) days thereof or, if the Agent is satisfied in its sole discretion that the Total Loss is adequately covered by the Insurances and that the relevant insurance proceeds will be payable to the Agent within one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore thereof, by no later than the date which is one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore after the date of the event giving rise to such Total Loss prepay the Loan in accordance with Clause 4.7, Clause 4.8 and Clause 12.1.

For the purposes of this Clause a Total Loss shall be deemed to have occurred:

4.5.1	if it consists of an actual loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which the Vessel was last heard of;

4.5.2	if it consists of a Compulsory Acquisition, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning the Vessel; and

4.5.3	if it consists of a constructive or compromised or arranged or agreed total loss or damage to the Vessel rendering repair impracticable or uneconomical or rendering the Vessel permanently unfit for normal use, at noon Greenwich Mean Time on the date on which notice claiming the loss of the Vessel is given to its insurers.

4.6	Prepayment in case of sale of the Vessel

If the Vessel is sold by the Borrower with the prior consent of the Agent (which consent is not to be unreasonably withheld or delayed), then, subject to the following provision of this Clause 4.6, the Borrower will concurrent with completion of the sale prepay the Loan in accordance with Clause 4.7 and Clause 12.1.

If, however, the sale (or transfer) of the Vessel is in connection with an Apollo-Related Transaction, the Borrower shall give to the Agent not less than fifteen (15) Business Days’ notice of the estimated date of sale (or transfer), the purchaser (or transferee) shall assume all of the obligations and liabilities of the Borrower under the Transaction Documents (save for the Building Contract and the Supervision Agreement), in such manner and on the terms and conditions required by the Agent, the Hermes Agent and their legal advisers (as confirmed by relevant legal opinions), and the Obligors (other than the Borrower and the Supervisor) shall re-execute or re-confirm the Security Documents to which they are a party as security for the obligations of the purchaser (or transferee), in such form and on the terms and conditions required by the Agent, the Hermes Agent and their legal advisers (as confirmed by relevant legal opinions).

Subject to Clause 4.8, prepayment of the Loan consequent upon the permitted sale of the Vessel shall absolve the Borrower from any liability to pay prepayment fees or costs.

4.7	Effect of prepayment

Any notice given by the Borrower under Clause 4.1, Clause 4.2 or Clause 4.4 shall be irrevocable and shall oblige the Borrower to pay to the Agent on account of the Lenders the amount or amounts therein stated on the date therein stated. No amount prepaid under this Agreement may be redrawn. Subject to Clause 4.9, each prepayment under this Agreement shall be applied in satisfaction of the Borrower’s remaining obligations under Clause 3 in inverse chronological order. Prepayments under this Agreement shall be made together with accrued interest thereon and the payment of all other sums then owing under any of the Security Documents.

4.8	Break costs on prepayment

If any repayment or prepayment of the Loan or part thereof is made otherwise than on the last day of a Pre-Delivery Interest Period or an Interest Period or, following Conversion, any repayment or prepayment of the Loan or part thereof is made otherwise than on the last day of the Fixed Rate Period, the Borrower shall pay to the Agent on behalf of the Lenders on demand such additional amount as the Agent may certify (such certificate to contain a calculation thereof in reasonable detail) as necessary to compensate each of the Lenders for any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction or expense (including warehousing and other related costs) on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid provided that each Lender shall pay to the Borrower any swap breakage gain actually received by the Lender under any Interest Exchange Arrangement to which it is a party and/or any swap agreements or other interest rate management products entered into by the Lender for the purpose of this transaction.

4.9	Mandatory prepayment in case of cash sweep or special liquidity [*]

4.10	No prepayment [*]

5	Interest

5.1	Payment of interest prior to the Termination Date

From the first Drawdown Date in respect of a Portion until the Termination Date, the Borrower shall pay interest on that Portion in Dollars and/or Euro (as the case may be) at the Floating Interest Rate applicable for each Pre-Delivery Interest Period in respect thereof which interest shall be payable in arrears on each Pre-Delivery Interest Payment Date from the application of the amount of Portion 3 drawn down on that Pre-Delivery Interest Payment Date (if any) and by the Borrower.

For the avoidance of doubt, Portion 3 or any part thereof may only be drawn down hereunder and applied in payment of interest accrued up to the Termination Date.

5.2	Payment of interest from the Termination Date

From the Termination Date, the Borrower shall pay interest on the Loan at the Applicable Interest Rate for each Interest Period in respect thereof which interest shall be payable in arrears on each Interest Payment Date PROVIDED THAT if the current Interest Period does not end on the relevant Interest Payment Date the Borrower shall only pay the interest accrued during that Interest Period up to but not including the Interest Payment Date.

5.3	Selection and duration of Pre-Delivery Interest Periods and Interest Periods

5.3.1	Subject to the other provisions of this Clause 5, the Borrower may give notice to the Agent to be received by the Agent not later than 9.00 a.m. London time five (5) Business Days prior to the commencement of each Pre-Delivery Interest Period in respect of a Portion or part thereof or Interest Period in respect of the Loan, specifying whether that interest period is to be of three (3) or six (6) months’ duration or end on the next Cash Sweep Payment Date or Repayment Date. Pre-Delivery Interest Periods shall commence, in the case of the first in respect of the first part of Portion 1 and Portion 2 to be drawn down, on the First Drawdown Date, in the case of the first in respect of the first part of Portion 3 to be drawn down on the first Pre-Delivery Interest Payment Date and, in the case of Pre-Delivery Interest Periods other than the first in respect of any Portion or part thereof, on the expiry of the preceding Pre-Delivery Interest Period. Interest Periods in respect of the Loan shall commence, in the case of the first, on the Termination Date and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period.

However, the Agent shall have the right to adjust the length of any Pre-Delivery Interest Period for a part of a Portion (other than the first part to be drawn down) such that it ends on the same date as any existing Pre-Delivery Interest Period in respect of that Portion and the first Pre-Delivery Interest Period in respect of a Portion such that it ends on the same date as the current Pre-Delivery Interest Period of the other Portions.

The final Pre-Delivery Interest Period in respect of a Portion, the Portions or any part thereof (as the case may be) shall end on the Termination Date and the final Interest Period shall end on the final Repayment Date.

5.3.2	Subject to the consent of Hermes and of each of the Lenders which consents have not, at the date hereof, been obtained, and provided that any such consents obtained remain in full force and effect on the date of the Election Notice (as hereinafter defined), the Borrower may, if no Event of Default has occurred and is continuing and no Total Loss has occurred, at any time prior to the Termination Date, elect to convert the basis upon which interest is calculated hereunder by giving notice (an “Election Notice”) to the Agent not less than fifteen (15) Business Days (or such shorter time as the parties may agree) before the date on which the Interest Exchange Arrangements are to be entered into (the “Election Date”) to request that with effect from the Termination Date (the “Conversion Date”) the rate of interest applicable to the Loan then outstanding shall be the Fixed Rate.

5.3.3	The Borrower shall forthwith provide a copy of the Election Notice to the Guarantor, who shall upon receipt provide a written confirmation to both the Borrower and the Agent that the Guarantee remains in full force and effect, PROVIDED ALWAYS that no Interest Exchange Arrangement will be entered into by a Lender unless a confirmation satisfactory to the Agent, the Lenders and Hermes is received from the Guarantor.

5.3.4	Any such request under Clause 5.3.2 shall be irrevocable, provided that any informal request made by the Borrower to the Agent for an indication of the rates which might be available should the Borrower deliver an Election Notice shall not be construed as the giving of an Election Notice by the Borrower pursuant to Clause 5.3.2. The parties hereto agree that not more than two (2) informal requests may be made.

5.3.5	On receipt of an Election Notice from the Borrower pursuant to Clause 5.3.2, the Agent shall promptly notify the Lenders of such election and of the applicable Election Date and Conversion Date.

5.4	Conversion

Conversion shall only occur if:

5.4.1	the Euro Loan has been repaid and readvanced in accordance with Clause 2.5.4;

5.4.2	the Agent has received an Election Notice;

5.4.3	the Agent has received the confirmation from the Guarantor referred to in Clause 5.3.3;

5.4.4	the Agent has received evidence of the Interest Exchange Arrangements executed by the parties thereto; and

5.4.5	the Fixed Rate for the Loan has been determined.

In the absence of satisfaction of any of the above or any other relevant provision of Clause 5.3, interest on the Loan shall continue to be calculated at the Floating Interest Rate.

5.5	Fixed Rate

The Lenders, the Agent and the Borrower agree that as soon as the Fixed Rate shall have been determined, the Agent shall inform the Borrower by issuing to the Borrower a Notice of Fixed Rate. Upon such issuance the Borrower’s obligation will be to pay interest on the Loan at the Fixed Rate from the Conversion Date and, until such date, at the Floating Interest Rate.

5.6	Break costs in relation to Conversion

If an Election Notice has been given to the Facility Agent pursuant to Clause 5.3.2 and Conversion does not occur on the Conversion Date as a result of the relevant provisions of Clause 5.3, Clause 5.4 and/or Clause 5.5 not being satisfied or waived, other than as a result of gross negligence or wilful misconduct of the Agent or any of the Lenders, the Borrower shall pay to the Agent for the account of the Lenders interest accrued to but excluding the Conversion Date together with such amount as the Agent may certify (such certificate to contain a calculation thereof in reasonable detail) as necessary to compensate each of the Lenders for any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction as a consequence of Conversion not being made on the Conversion Date.

If it is necessary for the Lenders to break deposits or re-employ funds taken or borrowed to make or maintain such Lender’s Contribution to the Portions in whatever currency or currencies they are for the time being denominated in order for Conversion to take place on the Conversion Date, the Borrower shall pay to the Agent for the account of the Lenders interest accrued to but excluding the Conversion Date together with such amount as the Agent may certify to be necessary to compensate a Lender for any losses incurred as a consequence of the Pre-Delivery Interest Period(s) in respect of the Portions or the Interest Period in respect of the Loan (as the case may be) being prematurely terminated in order to allow Conversion to occur on the Conversion Date including, without limitation, any loss (including the cost of breaking deposits (including warehousing and other related costs)) or expense (including warehousing and other related costs) on account of funds borrowed, contracted for or utilised to fund such Lender’s Contribution to the Loan in whatever currency or currencies it is for the time being denominated.

5.7	No notice and unavailability

If the Borrower fails to select a Pre-Delivery Interest Period or an Interest Period in accordance with Clause 5.3 or the Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the relevant interbank eurocurrency market to fund the relevant Portion or the Loan (as the case may be), the Borrower shall be deemed to have selected a Pre-Delivery Interest Period or an Interest Period of six (6) months (or such other period as the Agent may in its discretion decide).

5.8	Separate Interest Periods for Instalments

If an Interest Period would otherwise extend beyond any Repayment Date, the Loan shall be divided into two (2) or more portions. One (1) or more portions will be of an amount equal to the amount of the Loan required to be repaid on each relevant Repayment Date and will have an Interest Period of such length as will expire on that date and the Interest Period relating to the remainder of the Loan will be determined in accordance with Clauses 5.3 and 5.7.

5.9	Extension and shortening of Pre-Delivery Interest Periods or Interest Periods

If a Pre-Delivery Interest Period or an Interest Period would otherwise end on a day which is not a Business Day, the Pre-Delivery Interest Period or Interest Period shall be extended until the next following Business Day unless the next following Business Day falls in the next calendar month or the Interest Period has been selected pursuant to Clause 5.3.2 in which case the Interest Period will be shortened to expire on the preceding Business Day.

If a Pre-Delivery Interest Period or an Interest Period commences on the last Business Day in a month or if there is no day in the month in which the Pre-Delivery Interest Period or Interest Period will end which corresponds numerically to the day on which it begins, the Pre-Delivery Interest Period or Interest Period shall end on the last Business Day in that month.

5.10	Applicable Interest Rate

5.10.1	In respect of Pre-Delivery Interest Periods or Interest Periods pursuant to Clause 5.3.1 and subject to Clause 5.3.1, Clause 5.12 and Clause 6, the rate of interest applicable to the Loan (or relevant part in the case of the division of the Loan under Clause 5.8) during a Pre-Delivery Interest Period or an Interest Period shall be the Floating Interest Rate.

5.10.2	In respect of Interest Periods pursuant to Clause 5.3.2 and subject to Clause 5.3.2, Clause 5.12 and Clause 6, the rate of interest applicable to the Loan (or relevant part in the case of the division of the Loan under Clause 5.8) during an Interest Period shall be the Fixed Rate.

5.11	Bank basis

Pre-Delivery Interest, interest, fees payable pursuant to Clause 13 and any other payments hereunder of an annual nature shall accrue from day to day and be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed.

5.12	Default interest

If the Borrower fails to pay on the due date any sum due under this Agreement or any of the other Security Documents to which it may at any time be a party, the Borrower shall, without affecting any other remedy of the Agent or the Lenders, pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis at the higher of the Applicable Interest Rate fixed for the latest interest period and the rate computed by the Agent and certified by the Agent to the Borrower as being the aggregate of:

5.12.1	the Margin plus one per cent (1%); and

5.12.2	the greater of (a) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the respective rates per annum at which each of the Lenders is able to acquire in accordance with its normal practice deposits in Dollars or Euro (as the case may be) in successive periods of one (1) month (or for such shorter period as the Agent may in its absolute discretion select) in the relevant interbank eurocurrency market in an amount equivalent to or comparable with its Contribution to such sum, and, in the case of the Agent, the rate per annum at which it is able to acquire in accordance with its normal practice deposits in Dollars or Euro (as the case may be) in successive periods of one (1) month (or for such shorter period as the Agent may in its absolute discretion select) in the relevant interbank eurocurrency market in an amount equivalent to such sum, as at approximately 10.00 a.m. London time in the case of Euro and approximately 11.00 a.m. London time in the case of Dollars on any relevant day and (b) in the case of the Lenders, the average (rounded upwards if necessary to the next integral multiple of one-sixteenth of one per cent (1/16%)) of the cost to each of the Lenders of funding its Contribution to such sum, and, in the case of the Agent, the cost of funding such sum, such interest to be compounded at the end of the period selected by the Agent and to be payable on demand. In the event of LIBOR or EURIBOR (as the case may be) not being available then the Agent shall in its discretion use the Substitute Basis for its calculation as set out in Clause 6.3.

6	Substitute Basis of Funding

6.1	Absence of quotations

Subject to Clause 6.2, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 a.m. London time, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

6.2	Market disruption

If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s relevant Contribution for that Interest Period shall be the percentage rate per annum which is the sum of:

6.2.1	the applicable Margin; and

6.2.2	the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its relevant Contribution from whatever source it may reasonably select.

In this Agreement “Market Disruption Event” means:

(a)	at or about noon on the Quotation Date for the relevant Interest Period Reuters BBA Page LIBOR 01 is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Date for the relevant Interest Period, the Agent receives notifications from Lenders (in number exceeding thirty four per cent (34%) of the Lenders and whose Contributions and Commitments are not less than thirty four per cent (34%) of the Loan) that the cost to them of obtaining matching deposits in the London Interbank eurocurrency market would be in excess of LIBOR.

6.3	Substitute basis of interest or funding

6.3.1	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

6.3.2	Any alternative basis agreed pursuant to Clause 6.3.1 shall, with the prior consent of all the Lenders and the Borrower, be binding on all parties to this Agreement.

6.4	Review

So long as any Substitute Basis is in force, the Agent, in consultation with the Borrower and the Lenders, shall from time to time, but not less often than monthly, review whether or not the circumstances referred to in Clause 6.1 or Clause 6.2 still prevail with a view to returning to the normal provisions of this Agreement.

7	Payments

7.1	Place for payment

All payments by the Borrower under this Agreement or any of the other Security Documents to which it may at any time be a party shall be made in Same Day Funds and:

7.1.1	if in Dollars to HSBC Bank USA, New York (SWIFT Code MRMDUS33) for the account of HSBC Bank plc, London (SWIFT Code MIDLGB22), account no 000-023868 in favour of Project and Export Finance, account no 36677449, quoting reference 53M/FC1031 by 10.00 a.m. New York time; and

7.1.2	if in Euro to HSBC Bank plc, London (SWIFT Code MIDLGB22), in favour of Project and Export Finance, account no 36677422, quoting reference 53M/FC1031 by 10.00 a.m. Frankfurt am Main time.

7.2	Deductions and grossing-up

7.2.1	Each payment to be made by the Borrower to a Lender or the Agent hereunder in Dollars or in Euro shall be made free and clear of and without deduction for or on account of Taxes unless the Borrower is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender or the Agent receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

7.2.2

Without prejudice to the provisions of Clause 7.2.1, if any Lender or the Agent on its behalf is required to make any payment on account of Tax (not being a tax imposed on the net income of its Office by the jurisdiction in which it is incorporated or in which its Office is located or any other tax existing and applicable on the date of this Agreement under the laws of any jurisdiction) on or in relation to any sum received or receivable hereunder by such Lender or the Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 7) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent on its behalf, the Borrower shall, upon demand of the Agent, indemnify such Lender or the Agent against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, other than interest, penalties, and expenses (a) that accrue during any periods of time beginning on the thirty first (31st) day (or such longer period as any Lender may reasonably require) following the day on which the Lender or the Agent, as applicable, has actual knowledge of the imposition or assertion of such Taxes or other Taxes, or (b) that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or the Agent. If any Lender proposes to make a claim under the provisions of this Clause 7.2.2 it shall certify to the Borrower in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

7.2.3	Without affecting the Borrower’s obligations under Clause 7.2.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the event (for example (if then possible) by changing its Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower, Hermes and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

7.2.4	Each Lender, on or prior to the date on which such Lender becomes a Lender hereunder, through the Agent (and from time to time thereafter as required by applicable law, but only for so long as such Lender is legally entitled to do so or the Agent is instructed to do so), shall deliver to the Borrower two (2) duly completed copies of either (a) Internal Revenue Service Form W-8BEN claiming eligibility of the Lender for benefits of an income tax treaty to which the United States is a party that reduces the rate of withholding on interest to zero or (b) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form.

7.2.5	No person to which a Lender assigns part or all of its interest under this Agreement pursuant to Clause 17 shall be entitled to receive any greater increase in payment under Clause 7.2.1 than the assigning Lender would have been entitled to receive with respect to the rights assigned unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist. Each assignee shall, on or prior to the date on which the assignor assigns all or part of its interest to such assignee, comply with the certification requirements of Clause 7.2.3.

7.3	Production of receipts for Taxes

If the Borrower makes any payment hereunder in Dollars or in Euro in respect of which it is required by law to make any deduction or withholding for Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Agent within thirty (30) days after they have made such payment to the applicable authority any original receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

If an additional payment is made under Clause 7.2.1 and any Lender or the Agent on its behalf determines that it has received or been granted a credit against or relief of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender or the Agent (as the case may be) shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment and provided that it has received the cash benefit of such credit, relief or remission, pay to the Borrower such amount as such Lender or the Agent shall in its reasonable opinion have concluded to be attributable to the relevant deduction or withholding. Any such payment shall be conclusive evidence of the amount due to the Borrower hereunder and shall be accepted by the Borrower in full and final settlement of its rights of reimbursement hereunder in respect of such deduction or withholding. Nothing herein contained shall interfere with the right of any Lender and the Agent to arrange their respective tax affairs in whatever manner they think fit.

7.4	Money of account

If any sum due from the Borrower under this Agreement or any other Security Document to which it may at any time be a party, or any order or judgment given or made in relation thereto, has to be converted from the currency (the “first currency”) in which the same is payable under such Security Document, order or judgment into another currency (the “second currency”) for the purpose of:

7.4.1	making or filing a claim or proof against the Borrower;

7.4.2	obtaining an order or judgment in any court or other tribunal; or

7.4.3	enforcing any order or judgment given or made in relation thereto;

the Borrower shall indemnify and hold harmless the Agent and each of the Lenders from and against any damages or losses suffered as a result of any discrepancy between (a) the rate of exchange used to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which each Lender and the Agent (as the case may be) may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an obligation of the Borrower separate and independent from its other obligations and shall apply irrespective of any indulgence granted by the Agent or any of the Lenders.

7.5	Accounts

The Agent shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to each of the Lenders hereunder or under any of the other Security Documents. In any legal action or proceeding arising out of or in connection with this Agreement or any other Security Document, the entries made in the accounts so maintained shall be prima facie evidence, save in the case of manifest error, of the existence and amounts of the obligations of the Borrower recorded therein.

7.6	Earnings

Provided no Event of Default has occurred (following which the Agent shall (inter alia) be entitled to request the Borrower to give notice pursuant to clause 3 of the Earnings Assignment and apply such Earnings in accordance with Clause 12.1) such Earnings shall throughout the Security Period be at the free disposal of the Borrower.

7.7	Continuing security

The security created by this Agreement and each of the other Security Documents shall be held by the Trustee and/or the Agent and/or the Lenders and/or the Hermes Agent as a continuing security for the repayment of the Outstanding Indebtedness and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby or thereby secured or by any amendment of this Agreement or any of the other Security Documents. Such security shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Trustee, the Agent, the Lenders, the Hermes Agent or any of them for all or any part of the amount hereby or thereby secured or any other right or remedy of the Trustee, the Agent, the Lenders or the Hermes Agent or any of them under this Agreement or any of the other Security Documents, by operation of law or otherwise howsoever arising. All the powers arising from such security may be exercised from time to time as the Trustee and/or the Agent and/or the Hermes Agent may deem expedient.

8	Yield Protection and Force Majeure

8.1	Increased costs

If by reason of:

8.1.1	any change in law or in its interpretation or administration; and/or

8.1.2	compliance with any request from or requirement of any central bank or other fiscal, monetary or other authority including but without limitation the Basle Committee on Banking Supervision whether or not having the force of law:

(a)	any of the Lenders incurs a cost as a result of its performing its obligations under this Agreement and/or its advancing its Contribution hereunder; or

(b)	there is any increase in the cost to any of the Lenders of funding or maintaining all or any of the advances comprised in a class of advances formed by or including its Contribution advanced or to be advanced by it hereunder; or

(c)	any of the Lenders incurs a cost as a result of its having entered into and/or its assuming or maintaining its commitment under this Agreement; or

(d)	any of the Lenders becomes liable to make any payment on account of Tax or otherwise (other than Tax on its overall net income) on or calculated by reference to the amount of its Contribution advanced or to be advanced hereunder and/or any sum received or receivable by it hereunder; or

(e)	any of the Lenders suffers any decrease in its rate of return as a result of any changes in the requirements relating to capital ratios, monetary control ratios, the payment of special deposits, liquidity costs or other similar requirements affecting that Lender, then the Borrower shall from time to time on demand pay to the Agent for the account of the relevant Lender or Lenders amounts sufficient to indemnify the relevant Lender or Lenders against, as the case may be, such cost, such increased cost (or such proportion of such increased cost as is in the reasonable opinion of the relevant Lender or Lenders attributable to the funding or maintaining of its or their Contribution(s) hereunder) or such liability.

A Lender affected by any provision of Clause 8.1 shall promptly inform the Agent after becoming aware of the relevant change and its possible results (which notice shall be conclusive evidence of the relevant change and its possible results) and the Agent shall, as soon as reasonably practicable thereafter, notify the Borrower of the change and its possible results. Without affecting the Borrower’s obligations under Clause 8.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the change (for example (if then possible) by changing its Office or transferring some or all of its rights and obligations under this Agreement to another financial institution reasonably acceptable to the Borrower and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Borrower save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

8.2	Force Majeure

Where the Agent, the Hermes Agent, the Trustee or any Lender (the “Non-Performing Party”) is prevented from performing any of its obligations under this Agreement by reason of Force Majeure this Agreement shall remain in effect but the Non-Performing Party’s relevant obligations shall be suspended for so long as the Force Majeure continues and to the extent that the Non-Performing Party is so prevented, PROVIDED THAT:

8.2.1	the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure;

8.2.2	the obligations of the Non-Performing Party shall not be excused as a result of the Force Majeure; and

8.2.3	in respect of the suspension of the Non-Performing Party’s obligations:

(a)	the Non-Performing Party gives the Agent prompt written notice which the Agent shall forthwith upon receipt send to the Borrower describing the circumstances of Force Majeure (including the nature of the occurrence, its expected duration and the effects of the Force Majeure on the ability of the Non-Performing Party to perform its relevant obligations), and continues to furnish weekly reports with respect thereto during the period of Force Majeure;

(b)	the Non-Performing Party uses all reasonable efforts to remedy its inability to perform and to mitigate the effects of the Force Majeure; and

(c)	as soon as reasonably possible after the cessation of the Force Majeure the Non-Performing Party shall notify the Agent (who shall notify the Borrower) in writing of such cessation and shall resume performance of its obligations under this Agreement if such resumption is then possible.

9	Representations and Warranties

9.1	Duration

The representations and warranties in Clause 9.2, Clause 9.3 and Clause 9.4 shall survive the execution of this Agreement and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents PROVIDED THAT the Vessel may, with effect from the Second Restatement Date, be re-registered in the name of the Borrower under the laws and flag of the Bahamas and bareboat chartered to the Bareboat Charterer pursuant to the Bareboat Charter and the management agreement and the sub-agency agreement in respect of the Vessel each dated [*] and effective [*] may be terminated but at no cost to the Borrower or the Bareboat Charterer as sub-agent under such sub-agency agreement.

9.2	Representations and warranties

The Borrower represents and warrants to the Agent and each of the Lenders that:

9.2.1	Status

Each Obligor is a corporation duly organised, constituted and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted. From the date on which the Borrower is converted to a limited liability company as more particularly described, and consented to, in the Sixth Supplemental Deed, it shall be a company duly formed and validly existing under the laws of the country of its incorporation, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own and charge its assets and carry on its business as it is now being conducted.

9.2.2	Powers and authority

Each of the Obligors has the power to enter into and perform this Agreement and those of the other Security Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Agreement and such other Security Documents and such transactions.

9.2.3	Legal validity

This Agreement, each other Transaction Document (other than the Hermes Cover) and each of the Apollo Transaction Documents constitutes (or will constitute when executed) legal, valid and binding obligations of each Obligor and the Builder expressed to be a party thereto enforceable in accordance with their respective terms and in entering into this Agreement and borrowing the Loan, the Borrower is acting on its own account.

9.2.4	Non-conflict with laws

The entry into and performance of this Agreement, the other Transaction Documents (other than the Hermes Cover), the Apollo Transaction Documents and the transactions contemplated hereby and thereby do not and will not conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or document to which any Obligor is a party or which is binding upon such Obligor or any of its assets,

nor result in the creation or imposition of any Encumbrance on an Obligor or its assets pursuant to the provisions of any such agreement or document.

9.2.5	No default

Save as disclosed in the Disclosure Letter no event has occurred which constitutes a default under or in respect of any Transaction Document to which any Obligor, the Builder or Hermes is a party or by which any Obligor, the Builder or Hermes may be bound (including (inter alia) this Agreement) and no event has occurred which constitutes a default under or in respect of any agreement or document to which any Obligor is a party or by which any Obligor may be bound to an extent or in a manner which might have a material adverse effect on its business, assets or financial condition.

9.2.6	Consents

Except for:

(a)	the filing of those Security Documents to be filed with the Secretary of State of Delaware, the Companies Registries in the Isle of Man, England and Wales, the Federal Republic of Germany or Bermuda, which filings must be completed within twenty one (21) days of the execution of the relevant Security Document(s) in the case of England and Wales; and

(b)	the registration of the Pre-Delivery Mortgage in the Shipbuilding Register in Emden and the registration of the Post Delivery Mortgage through the Bahamas Maritime Authority,

all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Agreement and each of the other Transaction Documents to which any Obligor or the Builder is a party and the transactions contemplated thereby have been obtained or effected and are in full force and effect except authorisations, approvals, consents, licences, exemptions, filings and registrations required in the normal day to day course of the operation of the Vessel and not already obtained by the Borrower or the Bareboat Charterer (as the case may be).

9.2.7	Accuracy of information

All information furnished by any Obligor relating to the business and affairs of any Obligor in connection with this Agreement and the other Transaction Documents was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

9.2.8	Full disclosure

Each Obligor has fully disclosed in writing to the Agent all facts relating to each Obligor and the Builder which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

9.2.9	No Encumbrances

None of the assets or rights of any Obligor is subject to any Encumbrance except Permitted Liens or Encumbrances created in respect of Permitted Indebtedness.

9.2.10	Pari passu or priority status

The claims of the Agent and the Lenders against the Borrower under this Agreement will rank at least pari passu with the claims of all unsecured creditors of the Borrower (other than claims of such creditors to the extent that they are statutorily preferred) and in priority to the claims of any creditor of the Borrower who is also an Obligor and the Builder.

9.2.11	Solvency

The Borrower is and shall remain, after the advance to it of the Facility, solvent in accordance with the laws of the State of Delaware and the United Kingdom and in particular with the provisions of the Insolvency Act 1986 (as from time to time amended) and the requirements thereof.

9.2.12	Winding-up, etc.

Subject to Clause 10.8, neither the Borrower nor any other Obligor has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any of them for the reorganisation, winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor has it sought any other relief under any applicable insolvency or bankruptcy law.

9.2.13	Accounts

The consolidated audited accounts of the Group for the periods ending on 31 December 2002 and 31 December 2003 and the consolidated audited accounts of the NCLC Group for the period ending on 31 December 2004 and for all subsequent periods (which accounts will be prepared in accordance with GAAP) fairly represent the financial condition of the Group or the NCLC Group (as the case may be) as shown in such audited accounts (in this Clause 9.2.13 “NCLC Group” shall have the meaning ascribed to it in clause 11.4 of the Guarantee).

9.2.14	Litigation

Save as disclosed in writing to the Agent by way of the Disclosure Letter no litigation, arbitration or administrative proceedings are current or pending or, to its knowledge, threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of any Obligor.

9.2.15	Tax liabilities

The NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it including but without limitation any disputed Taxes unless a reserve has been made pending resolution of the dispute; no material claims are being asserted against it with respect to Taxes, which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition.

9.2.16	Ownership of assets

Each member of the Group or the NCLC Group (as the case may be) has good and marketable title to all its assets which are reflected in the audited accounts referred to in Clause 9.2.13.

9.2.17	No immunity

None of the Obligors nor any of their respective assets enjoys any right of immunity (sovereign or otherwise) from set-off, suit or execution in respect of their obligations under this Agreement or any of the other Transaction Documents or by any relevant or applicable law.

9.2.18	Taxes on payments

As at the date of this Agreement all amounts payable by them hereunder in Dollars or in Euro may be made free and clear of and without deduction for or on account of any Taxation.

9.2.19	Place of business

None of the Obligors has a place of business in any jurisdiction (except as already disclosed) which requires any of the Security Documents to be filed or registered in that jurisdiction to ensure the validity of the Security Documents to which it is a party.

9.2.20	Ownership of shares

All the Shares in the Borrower shall be legally and beneficially owned by the Shareholder, all the shares in the Bareboat Charterer shall be legally and beneficially owned by NCL International, all the shares in the Shareholder shall be legally and beneficially owned by Arrasas and all the shares in Arrasas shall be legally and beneficially owned by the Guarantor and such structure shall remain so throughout the remainder of the Security Period. Further, no Event of Default has occurred under clause 11.2 of the Guarantee in respect of the ownership and/or control of the shares in the Guarantor.

9.2.21	Completeness of documents

The copies of the Building Contract, the Supervision Agreement, any Management Agreement, the Bareboat Charter, the Interest Exchange Arrangements, the Apollo Transaction Documents and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed other than (if applicable), in the case of any Management Agreement or the Bareboat Charter, in accordance with Clause 10.14 or Clause 10.20.6 (as the case may be) nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

9.2.22	No undisclosed commissions

Other than the Hermes Premium, there are and will be no commissions, rebates, premiums or other payments by or to or on account of any Obligor or the Builder, their shareholders, directors or officers in connection with the transaction as a whole other than as disclosed to the Agent in writing.

9.2.23	Money laundering

Any borrowing by the Borrower under this Agreement, and the performance of its obligations under this Agreement and the other Transaction Documents, will be for its own account and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities.

9.2.24	Environment

Each of the Obligors:

(a)	is in compliance with all applicable federal, state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, water of the contiguous zone, ocean waters and international waters), including without limitation, laws, regulations, conventions and agreements relating to:

(i)	emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazard substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”); or

(ii)	the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (such laws, regulations, conventions and agreements the “Environmental Laws”);

(b)	has all permits, licences, approvals, rulings, variances, exemptions, clearances, consents or other authorisations required under applicable Environmental Laws (“Environmental Approvals”) and are in compliance with all Environmental Approvals required to operate its business as presently conducted or as reasonably anticipated to be conducted;

(c)	has not received any notice, claim, action, cause of action, investigation or demand by any other person, alleging potential liability for, or a requirement to incur, investigatory costs, clean-up costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorney’s fees and expenses or fines or penalties, in each case arising out of, based on or resulting from:

(i)	the presence or release or threat of release into the environment of any Material of Environmental Concern at any location, whether or not owned by such person; or

(ii)	circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”); and

there are no circumstances that may prevent or interfere with such full compliance in the future.

There is no Environmental Claim pending or threatened against any of the Obligors.

There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against any of the Obligors.

9.3	Representations on the First Drawdown Date

The Borrower further represents and warrants to the Agent and each of the Lenders that on the First Drawdown Date the Vessel will be:

9.3.1	in its absolute and unencumbered ownership save as contemplated by the Security Documents;

9.3.2	registered in its name in the Shipbuilding Register in Emden;

9.3.3	insured in accordance with the provisions of the Building Contract, this Agreement and the Pre-Delivery Mortgage and in compliance with the requirements therein in respect of such insurances; and

9.3.4	under construction supervision by the Supervisor on and subject to the terms set out in the Supervision Agreement.

9.4	Representations on the Delivery Date

The Borrower further represents and warrants to the Agent and each of the Lenders that on the Delivery Date the Vessel will be:

9.4.1	in its absolute and unencumbered ownership save as contemplated by the Security Documents;

9.4.2	registered in its name under the laws and flag of the United States of America;

9.4.3	classed with the highest classification available for a vessel of its type free of all recommendations and qualifications with Det Norske Veritas and American Bureau of Shipping;

9.4.4	operationally seaworthy and in compliance with all relevant provisions, regulations and requirements (statutory or otherwise) applicable to ships registered under the laws and flag of the United States of America;

9.4.5	insured in accordance with the provisions of Clause 10.21 and in compliance with the requirements therein in respect of such insurances; and

9.4.6	managed by the Manager and the Sub-Agent on and subject to the terms set out in the Management Agreement and the Sub-Agency Agreement.

10	Undertakings

10.1	Duration

The undertakings in this Clause 10 shall survive the execution of this Agreement and shall be deemed to be repeated with reference mutatis mutandis to the facts and circumstances subsisting, as if made on each day until the Borrower has no remaining obligations, actual or contingent, under or pursuant to this Agreement or any of the other Security Documents.

10.2	Information

The Borrower will provide to the Agent for the benefit of the Lenders (or will procure the provision of):

10.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its unaudited accounts for that year and of the audited consolidated Group accounts for that year (commencing with audited accounts made up to 31 December 2002) such Group accounts being substituted with NCLC Group accounts commencing with the audited accounts made up to 31 December 2004;

10.2.2	as soon as practicable (and in any event within sixty (60) days of the end of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group and the unaudited accounts of the Borrower for that quarter (commencing with unaudited accounts made up to 31 March 2004);

10.2.3	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request;

10.2.4	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Borrower, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency).

All accounts required under this Clause 10.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 10.2 “NCLC Group” shall have the meaning ascribed to it in clause 11.4 of the Guarantee.

10.3	Notification of default

The Borrower will notify the Agent of any Event of Default forthwith upon any Obligor becoming aware of the occurrence thereof. Upon the Agent’s request from time to time the Borrower will issue a certificate stating whether any Obligor is aware of the occurrence of any Event of Default.

10.4	Consents and registrations

The Borrower will procure that (and will promptly furnish Certified Copies to the Agent of) all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it or any Obligor to perform its obligations under, and ensure the validity or enforceability of, each of the Transaction Documents are obtained and promptly renewed from time to time and will procure that the terms of the same are complied with at all times. Insofar as such filings or registrations have not been completed on or before the relevant Drawdown Date the Borrower will procure the filing or registration within applicable time limits of each Security Document which requires filing or registration together with all ancillary documents required to preserve the priority and enforceability of the Security Documents.

10.5	Negative pledge

The Borrower will not create or permit to subsist any Encumbrance on the whole or any part of its present or future assets, except for the following:

10.5.1	Encumbrances created with the prior consent of the Lenders; or

10.5.2	Permitted Liens,

PROVIDED THAT an Encumbrance constituting a Permitted Lien under any of paragraphs (iii), (iv), (vi), (ix) or (x) of the definition of “Permitted Liens” in Clause 1.1 may not be created over any asset which is subject to an Encumbrance constituted by a Security Document relating to this Agreement save with the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed which, for the avoidance of doubt, shall be deemed given in respect of an Encumbrance under paragraph (iv)(x) or (y) of the definition of “Permitted Liens”) and (if appropriate having regard to the nature of the Encumbrance) following the entry by the beneficiary of the Encumbrance into intercreditor arrangements reasonably acceptable to the Agent and the Hermes Agent.

10.6	Disposals

Except with the prior consent of all the Lenders, the Borrower shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its assets except that the following disposals shall not be taken into account:

10.6.1	disposals made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.6.2	disposals of cash raised or borrowed for the purposes for which such cash was raised or borrowed;

10.6.3	disposals of assets in exchange for other assets comparable or superior as to type and value;

10.6.4	a vessel owned by any member of the NCLC Group (other than the Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel and NCLL may, following the sale of its shares by Arrasas to IOL, a wholly owned Subsidiary of Star, transfer to other wholly owned Subsidiaries of Star its vessels “NORWEGIAN WIND”, “NORWEGIAN DREAM”, “NORWEGIAN SEA”, “NORWEGIAN MAJESTY”, “NORWEGIAN CROWN” and “MARCO POLO” (the “Six Vessels”) for their transfer values as set out in Schedule 8 and sell m.v. “NORWAY” to a third party and, prior to the sale of its shares as aforesaid, transfer its vessel “NORWEGIAN SKY” to Pride of Aloha, Inc., a wholly owned Subsidiary of the Shareholder;

10.6.5	the Subsidiaries of Star to whom the Six Vessels (as defined in Clause 10.6.4) have been transferred may let each of the Six Vessels on demise or bareboat charter to the Bareboat Charterer for the period and at the charterhire rate set out in Schedule 8;

10.6.6	Arrasas may transfer its shares in NCLL to IOL and Star may transfer its shares in Arrasas to the Guarantor; and

10.6.7	disposals of assets constituting Apollo-Related Transactions,

PROVIDED THAT the number of vessels in the NCLC Fleet on the Second Restatement Date shall not [*].

10.7	Change of business

Except with the prior consent of the Agent, the Borrower shall not make or threaten to make any substantial change in its business as presently conducted, namely that of a single ship owning company for the Vessel, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent, the Borrower’s ability to perform its obligations hereunder and shall not form any Subsidiaries PROVIDED THAT any change or discontinuation in the business activities of the Borrower in accordance with the Apollo-Related Transactions shall be permitted.

10.8	Mergers

Except with the prior consent of the Agent and Hermes and other than pursuant to the Apollo-Related Transactions, the Borrower will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing nor will it acquire any equity, share capital or obligations of any corporation or other entity.

10.9	Maintenance of status and franchises

The Borrower will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

10.10	Financial records

The Borrower will keep proper books of record and account, in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Borrower in accordance with GAAP.

10.11	Financial indebtedness and subordination of indebtedness

10.11.1	Otherwise than in the ordinary course of business as owner of the Vessel, except as contemplated by this Agreement and except any loan, advance or credit extended by the Guarantor or any member of the NCLC Group which is a wholly owned Subsidiary of the Guarantor, the Borrower will not create, incur, assume or allow to exist any financial indebtedness, enter into any finance lease or undertake any material capital commitment (including but not limited to the purchase of any capital asset).

10.11.2	The Borrower shall procure that any and all indebtedness (and in particular with any other Obligor and/or any shareholder of the Guarantor) is at all times fully subordinated to the Security Documents and the obligations of the Borrower hereunder. The Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any shareholder of the Guarantor. Upon the occurrence of an Event of Default the Borrower shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any other Obligor. In this Clause “fully subordinated” shall mean that any claim of the lender against the Borrower in relation to such indebtedness shall rank after and be in all respects subordinate to all of the rights and claims of the Agent, the Hermes Agent and the Lenders under this Agreement and the other Security Documents and that the lender shall not take any steps to enforce its rights to recover any monies owing to it by the Borrower and in particular but without limitation the lender will not institute any legal or quasi-legal proceedings under any jurisdiction at any time against the Vessel, its Earnings or Insurances or the Borrower and it will not compete with the Agent, the Hermes Agent or the Lenders in a liquidation or other winding-up or bankruptcy of the Borrower or in any proceedings in connection with the Vessel, its Earnings or Insurances.

10.12	Pooling of earnings and charters

The Borrower will not enter into in respect of the Vessel (A) any pooling agreement or other arrangement for the sharing of any of the Earnings or the expenses of the Vessel or (B) any demise or bareboat charter or (C) any charter whereunder two (2) months’ charterhire (or the equivalent thereof) is payable in advance in respect of the Vessel or (D) any charter of the Vessel or contract of affreightment which, with the exercise of options for extension, could be for a period longer than thirteen (13) months but if, with the prior written consent of the Agent, the Borrower enters into in respect of the Vessel a charter with a company outside the Group, the Borrower hereby undertakes to execute in favour of the Trustee an assignment of such charter and the Earnings therefrom such assignment to be in substantially the form of the Earnings Assignment and as required by the Agent PROVIDED HOWEVER THAT the Borrower may in respect of the Vessel enter into a bareboat charter in form approved by the Agent with any company which is a member of the Group PROVIDED THAT if so requested by the Agent and without limitation:

10.12.1	any such bareboat charterer shall enter into such deeds (including but not limited to a subordination and assignment deed), agreements and indemnities as the Agent shall in its sole discretion require prior to entering into the bareboat charter with the Borrower; and

10.12.2	the Borrower shall assign the benefit of any such bareboat charter and its interest in the Insurances to the Trustee by way of further security for the Borrower’s obligations under the Security Documents.

10.13	Loans and guarantees by the Borrower

Otherwise than in the ordinary course of business as owner of the Vessel or except as contemplated hereby, the Borrower will not make any loan or advance or extend credit to any person, firm or corporation (except any loans, advances or credits made available to (a) passengers on board the Vessel for gambling purposes (b) ship’s agents and/or (c) the Guarantor and/or members of the NCLC Group which are wholly owned Subsidiaries of the Guarantor and, in the case of such loans, advances or credits as are referred to in this paragraph (c), do not prevent the Borrower from performing its obligations hereunder) or issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation.

10.14	Supervision and management

Except with the prior consent of the Agent, the Borrower will not:

10.14.1	permit any person other than the Supervisor and any Manager to be the supervisor of construction and the manager of, including providing crewing services to, the Vessel;

10.14.2	permit any amendment to be made to the terms of the Supervision Agreement or any Management Agreement unless an amendment to a Management Agreement is advised by the Borrower’s tax counsel or is deemed necessary by the parties thereto but provided that the amendment does not imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents; or

10.14.3	permit the Vessel to be employed other than within the NCL or NCL America brand (as applicable).

10.15	Acquisition of shares

The Borrower will not acquire any equity, share capital, assets or obligations of any corporation or other entity or permit its Shares to be held by any party other than the Shareholder.

10.16	Trading with the United States of America

Where the Vessel trades in the territorial waters of the United States of America, the Borrower shall in respect of the Vessel take all reasonable precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America (as the same may be amended and/or re-enacted from time to time hereafter) or any similar legislation applicable to the Vessel in any other jurisdiction in which the Vessel shall trade (a “Relevant Jurisdiction”) and, for this purpose the Borrower shall (inter alia) enter into a “Carrier Initiative Agreement” with the United States’ Bureau of Customs and Border Protection (if such is possible) or into voluntary arrangements made under the Customs-Trade Partnership Against Terrorism of the United States of America (if such is possible and appropriate to cruise vessels) and procure that the same (or a similar agreement or arrangement in a Relevant Jurisdiction) is maintained in full force and effect and its obligations thereunder performed by it in respect of the Vessel throughout any period of United States of America (including coastal waters over which it claims jurisdiction) or Relevant Jurisdiction related trading.

10.17	Further assurance

The Borrower will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to any of the Transaction Documents or securing to the Trustee, the Agent, the Hermes Agent and the Lenders the full benefit of the rights, powers and remedies conferred upon the Trustee, the Agent, the Hermes Agent or the Lenders in any such Transaction Document.

10.18	Valuation of the Vessel

10.18.1	The Borrower will from time to time (but at intervals no more frequently than annually at the Borrower’s expense unless an Event of Default has occurred and is continuing) within fifteen (15) days of receiving any request to that effect from the Agent, procure that the Vessel is valued by an independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrower and approved by the Agent (which approval shall not be unreasonably withheld or delayed and such valuation to be made with or without taking into account the benefit or otherwise of any fixed employment relating to the Vessel as the Agent may require).

10.18.2	If the Borrower does not accept the valuation obtained pursuant to Clause 10.18.1 (the “First Valuation”) it may (at its own expense) within five (5) Business Days of receipt of the First Valuation obtain a second valuation (the “Second Valuation”) from another independent reputable shipbroker or shipvaluer experienced in valuing cruise ships appointed by the Borrower and approved by the Agent which approval shall not be unreasonably withheld or delayed.

10.18.3	If the Second Valuation exceeds the First Valuation by a margin of no less than ten per cent (10%) of the First Valuation the Borrower may at its expense forthwith upon receipt of the Second Valuation request the shipbrokers and/or shipvaluers appointed pursuant to Clauses 10.18.1 and 10.18.2 to obtain a third valuation (the “Third Valuation”) from a further independent reputable shipbroker or shipvaluer experienced in valuing cruise ships approved by the Agent such approval not to be unreasonably withheld or delayed. Subject to the Third Valuation being made available within five (5) Business Days of the date of the Second Valuation, the valuation of the Vessel will be determined on the basis of the average of the three valuations so obtained. If the Third Valuation is not made available within the aforementioned time limit, the Vessel shall be valued on the basis of the average of the First Valuation and the Second Valuation.

10.18.4	The Borrower shall procure that forthwith upon the issuance of any valuation obtained pursuant to this Clause 10.18 a copy thereof is sent directly to the Agent for review.

10.19	Marginal security

If at any time after the Delivery Date, the value of the Vessel as assessed in accordance with the provisions of Clause 10.18 and the value of any additional cash collateral deposits or the value of other security (not including any other security provided by the existing Security Documents) acceptable to the Agent provided by the Borrower or any third party to secure the due performance by the Borrower of its obligations hereunder at valuations reasonably estimated by the Agent from time to time is less than one hundred and twenty five per cent (125%) of the amount of the Loan, then the Agent may give the Borrower notice requiring the Borrower to provide additional security and in such event within thirty (30) days of such notice, the Borrower will either:

10.19.1	provide the Agent with additional security acceptable to the Agent such that the security value of the Vessel or the aggregate of the security value of the Vessel and any additional security provided to the Agent hereunder (at valuations reasonably estimated by the Agent from time to time) is at least one hundred and twenty five per cent (125%) of the amount of the Loan; or

10.19.2	prepay the Loan together with accrued interest on the amount prepaid such that the value of the security is one hundred and twenty five per cent (125%) of the amount of the Loan.

10.20	Performance of employment contracts

The Borrower will:

10.20.1	perform its obligations under the Bareboat Charter and each other charterparty or employment contract made in respect of the Vessel and take all necessary steps to procure the due performance of the obligations of the Bareboat Charterer and any other party under the Bareboat Charter and any other charterparty or contract. It will not without the prior written consent of the Agent rescind, cancel or otherwise terminate the Bareboat Charter or any other charterparty or contract in respect of the Vessel PROVIDED ALWAYS THAT any determination by it of the Bareboat Charter or any such other charterparty or contract after such consent is given shall be without responsibility on the part of the Agent who shall be under no liability whatsoever in the event that such termination shall thereafter be adjudged to constitute a repudiation of the Bareboat Charter or such other charterparty or contract by the Borrower;

10.20.2	promptly notify the Agent (a) of any default under the Bareboat Charter or any such other charterparty or contract of which it has knowledge by it and/or by the Bareboat Charter or any other party under any such other charterparty or contract (b) of the Bareboat Charter or any such other charterparty or contract being frustrated or the performance thereof becoming impossible or substantially different from that contemplated originally by the parties thereto;

10.20.3	institute and maintain all such proceedings as may be necessary or expedient to preserve or protect the interest of the Trustee as assignee and itself under the Bareboat Charter or any of its other charterparties or contracts made in respect of the Vessel;

10.20.4	not take or omit to take any action the taking or omission of which might result in any material alteration or impairment of the Bareboat Charter or any other charterparty or contract made in respect of the Vessel;

10.20.5	not substitute any other ship or ships for the Vessel under the Bareboat Charter or any other charterparty or contract made in respect of the Vessel;

10.20.6	not without the Agent’s prior consent agree to any material variation, modification or amendment in the terms of the Bareboat Charter or any other charterparty or contract in respect of the Vessel or release any other party from any of its respective obligations thereunder or waive any breach of the obligations of any person or consent to any such act or omission of any person as would otherwise constitute such breach unless an amendment to the Bareboat Charter is advised by the Borrower’s tax counsel or is deemed necessary by the parties thereto or the Bareboat Charter is to be extended but provided that the amendment or extension does not imperil the security provided pursuant to the Security Documents or adversely affect the ability of any Obligor to perform its obligations under the Transaction Documents;

10.20.7	not without the Agent’s prior consent let or employ the Vessel below approximately the market rate prevailing when the Vessel is fixed;

10.20.8	procure that the Earnings (if any) are paid in full without set off and free and clear of and without deduction for any taxes levies duties imposts charges fees restrictions or conditions of any nature whatsoever; and

10.20.9	if, immediately following the termination (for whatever reason) of the Bareboat Charter or any other charterparty or contract in respect of the Vessel, the Vessel is not employed in a manner acceptable to the Agent in its sole discretion the Borrower shall provide additional security for its obligations hereunder in such manner, of such type and within such period as the Agent may determine in its absolute discretion.

10.21	Insurances

The Borrower covenants with the Agent and the Lenders and undertakes:

10.21.1	during the Construction Period to procure that the Vessel is insured in accordance with the Building Contract, to give notice forthwith of the assignment of the Borrower’s interest in the Insurances pursuant to the Construction Risks Insurance Assignment to the relevant brokers, insurances companies and/or underwriters in the form approved by the Agent and to procure that each of the relevant brokers furnishes the Agent with a letter of undertaking in such form as may be required by the Agent and waives any lien for premiums except in relation to premiums attributable to the Vessel;

10.21.2	from the Delivery Date until the end of the Security Period to insure the Vessel in its name and keep the Vessel insured on an agreed value basis for an amount in Dollars approved by the Agent but not being less than the greater of:

(a)	one hundred and twenty five per cent (125%) of the aggregate of the amounts of the Dollar Loan and the Dollar equivalent of the Euro Loan (determined at HSBC Bank plc’s spot rate for conversion of Dollars to Euro at 10.00 a.m. London time ten (10) days prior to the Delivery Date or any renewal date); or

(b)	the full market and commercial value of the Vessel determined in accordance with Clause 10.18 from time to time through internationally recognised independent first class insurance companies, underwriters, war risks and protection and indemnity associations acceptable to the Agent in each instance on terms and conditions approved by the Agent including as to deductibles but at least in respect of:

(i)	marine risks including all risks customarily and usually covered by first-class and prudent shipowners in the London insurance markets under English marine policies or Agent-approved policies containing the ordinary conditions applicable to similar vessels;

(ii)	war risks and war risks (protection and indemnity) up to the insured amount;

(iii)	excess risks that is to say the proportion of claims for general average and salvage charges and under the running down clause not recoverable in consequence of the value at which the Vessel is assessed for the purpose of such claims exceeding the insured value;

(iv)	protection and indemnity risks with full standard coverage and up to the highest limit of liability available (for oil pollution risk the highest limit currently available is one billion Dollars (USD1,000,000,000) and this to be increased if requested by the Agent and the increase is possible in accordance with the standard protection and indemnity cover for vessels of its type and is compatible with prudent insurance practice for first class cruise shipowners or operators in waters where the Vessel trades from time to time from the Delivery Date until the end of the Security Period);

(v)	when and while the Vessel is laid-up, in lieu of hull insurance, normal port risks;

(vi)	such other risks as the Agent may from time to time reasonably require;

and in any event in respect of those risks and at those levels covered by first class and prudent owners and/or financiers in the international market in respect of similar tonnage PROVIDED THAT if any of such insurances are also effected in the name of any other person (other than the Borrower, the Agent, the Hermes Agent, the Trustee and/or the Lenders) such person shall if so required by the Agent execute a first priority assignment of its interest in such insurances in favour of the Trustee in similar terms mutatis mutandis to the Insurance Assignment;

10.21.3	to agree that the Hermes Agent shall take out mortgagee interest insurance on such conditions as the Hermes Agent may reasonably require and mortgagee interest insurance for pollution risks as from time to time agreed each for an amount in Dollars of one hundred and ten per cent (110%) of the amount of the Loan, the Borrower having no interest or entitlement in respect of such policies; the Borrower shall upon demand of the Hermes Agent reimburse the Hermes Agent for the costs of effecting and/or maintaining any such insurance(s) and the Hermes Agent hereby undertakes to use its reasonable endeavours to match the premium level that the Borrower would have paid if the Borrower itself had arranged such cover on such conditions (as demonstrated to the reasonable satisfaction of the Hermes Agent);

10.21.4	if the Vessel shall trade in the United States of America and/or the Exclusive Economic Zone of the United States of America (the “EEZ”) as such term is defined in the US Oil Pollution Act 1990 (“OPA”), to comply strictly with the requirements of OPA and any similar legislation which may from time to time be enacted in any jurisdiction in which the Vessel presently trades or may or will trade at any time during the existence of this Agreement and in particular before such trade is commenced and during the entire period during which such trade is carried on:

(a)	to pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to it for the Vessel in the market;

(b)	to make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association and to comply with all obligations in order to maintain such cover, and promptly to deliver to the Agent copies of such declarations;

(c)	to submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly to deliver to the Agent copies of reports made in respect of such surveys;

(d)	to implement any recommendations contained in the reports issued following the surveys referred to in Clause 10.21.4(c) within the time limit specified therein and to provide evidence satisfactory to the Agent that the protection and indemnity insurers are satisfied that this has been done;

(e)	in particular strictly to comply with the requirements of any applicable law, convention, regulation, proclamation or order with regard to financial responsibility for liabilities imposed on the Borrower or the Vessel with respect to pollution by any state or nation or political subdivision thereof, including but not limited to OPA, and to provide the Agent on demand with such information or evidence as it may reasonably require of such compliance;

(f)	to procure that the protection and indemnity insurances do not contain a clause excluding the Vessel from trading in waters of the United States of America and the EEZ or any other provision analogous thereto and to provide the Agent with evidence that this is so; and

(g)	strictly to comply with any operational or structural regulations issued from time to time by any relevant authorities under OPA so that at all times the Vessel falls within the provisions which limit strict liability under OPA for oil pollution;

10.21.5	to give notice forthwith of any assignment of its interest in the Insurances to the relevant brokers, insurance companies, underwriters and/or associations in the form approved by the Agent;

10.21.6	to execute and deliver all such documents and do all such things as may be necessary to confer upon the Trustee legal title to the Insurances in respect of the Vessel and to procure that the interest of the Trustee is at all times filed with all slips, cover notes, policies and certificates of entry and to procure (a) that a loss payable clause in the form approved by the Agent shall be filed with all the hull, machinery and equipment and war risks policies in respect of the Vessel and (b) that a loss payable clause in the form approved by the Agent shall be endorsed upon the protection and indemnity certificates of entry in respect of the Vessel;

10.21.7	to procure that each of the relevant brokers and associations furnishes the Agent with a letter of undertaking in such form as may be required by the Agent and waives any lien for premiums or calls except in relation to premiums or calls attributable to the Vessel;

10.21.8	punctually to pay all premiums, calls, contributions or other sums payable in respect of the Insurances on the Vessel and to produce all relevant receipts when so required by the Agent;

10.21.9	to renew each of the Insurances on the Vessel at least ten (10) days before the expiry thereof and to give immediate notice to the Agent of such renewal and to procure that the relevant brokers or associations shall promptly confirm in writing to the Agent that such renewal is effected it being understood by the Borrower that any failure to renew the Insurances on the Vessel at least ten (10) days before the expiry thereof or to give or procure the relevant notices of such renewal shall constitute an Event of Default;

10.21.10	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity and/or war risks association;

10.21.11	to furnish the Agent from time to time on request with full information about all Insurances maintained on the Vessel and the names of the offices, companies, underwriters, associations or clubs with which such Insurances are placed;

10.21.12	not to agree to any variation in the terms of any of the Insurances on the Vessel without the prior approval of the Agent nor to do any act or voluntarily suffer or permit any act to be done whereby any Insurances shall or may be rendered invalid, void, voidable, suspended, defeated or unenforceable and not to suffer or permit the Vessel to engage in any voyage nor to carry any cargo not permitted under any of the Insurances without first obtaining the consent of the insurers or reinsurers concerned and complying with such requirements as to payment of extra premiums or otherwise as the insurers or reinsurers may impose;

10.21.13	not without the prior written consent of the Agent to settle, compromise or abandon any claim in respect of any of the Insurances on the Vessel other than a claim of less than ten million Dollars (USD10,000,000) or the equivalent in any other currency and not being a claim arising out of a Total Loss.

10.21.14	promptly to furnish the Agent with full information regarding any casualties or other accidents or damage to the Vessel involving an amount in excess of twenty five million Dollars (USD25,000,000).

10.21.15	to apply or ensure the appliance of all such sums receivable in respect of the Insurances on the Vessel for the purpose of making good the loss and fully repairing all damage in respect whereof the insurance monies shall have been received;

10.21.16	that in the event of it making default in insuring and keeping insured the Vessel as hereinbefore provided then the Agent may (but shall not be bound to) insure the Vessel or enter the Vessel in such manner and to such extent as the Agent in its discretion thinks fit and in such case all the cost of effecting and maintaining such insurance together with interest thereon at the Interest Rate shall be paid on demand by the Borrower to the Agent; and

10.21.17	to agree that the Agent shall be entitled from time to time (but at intervals no more frequently than annually at the Borrower’s expense except in the case that the First Drawdown Date and any renewal date of the Insurances to be assigned to the Trustee pursuant to the Construction Risks Insurance Assignment or the Delivery Date and any renewal of the Insurances to be assigned to the Trustee pursuant to the Insurance Assignment fall within one (1) year of each other) to instruct independent reputable insurance advisers for the purpose of obtaining any advice or information regarding any matter concerning the Insurances which the Agent shall at its sole discretion deem necessary, it being hereby specifically agreed that it shall reimburse the Agent on demand for all reasonable costs and expenses incurred by the Agent in connection with the instruction of such advisers as aforesaid.

10.22	Operation and maintenance of the Vessel

From the Delivery Date until the end of the Security Period at its own expense the Borrower will:

10.22.1

keep the Vessel in a good and efficient state of repair so as to maintain it to the highest classification available for the Vessel of its age and type free of all recommendations and qualifications with Det Norske Veritas. On the Delivery Date and annually thereafter, it will furnish to the Agent a statement by such classification society that such classification is maintained. It will comply with all recommendations, regulations and requirements (statutory or otherwise) from time to time applicable to the Vessel and shall have on board as and when required thereby valid certificates showing compliance therewith and shall procure that all repairs to or replacements of any damaged, worn or lost parts or equipment are carried out (both as regards workmanship and quality of materials) so as not to diminish the value or class of the Vessel. It will not make any substantial modifications or alterations to the Vessel or any part thereof without the prior consent of the Agent;

10.22.2	submit the Vessel to continuous survey in respect of its machinery and hull and such other surveys as may be required for classification purposes and, if so required by the Agent, supply to the Agent copies in English of the survey reports;

10.22.3	permit surveyors or agents appointed by the Agent to board the Vessel at all reasonable times to inspect its condition or satisfy themselves as to repairs proposed or already carried out and afford all proper facilities for such inspections;

10.22.4	comply, or procure that the Bareboat Charterer or any Manager will comply, with the ISM Code or any replacement of the ISM Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISM Code and at all times thereafter:

(a)	hold, or procure that the Bareboat Charterer or any Manager holds, a valid Document of Compliance duly issued to the Borrower, the Bareboat Charterer or any Manager (as the case may be) pursuant to the ISM Code and a valid Safety Management Certificate duly issued to the Vessel pursuant to the ISM Code;

(b)	provide the Agent with copies of any such Document of Compliance and Safety Management Certificate as soon as the same are issued; and

(c)	keep, or procure that there is kept, on board the Vessel a copy of any such Document of Compliance and the original of any such Safety Management Certificate;

10.22.5	comply, or procure that the Bareboat Charterer or any Manager will comply, with the ISPS Code or any replacement of the ISPS Code and in particular, without prejudice to the generality of the foregoing, as and when required to do so by the ISPS Code and at all times thereafter:

(a)	keep, or procure that there is kept, on board the Vessel the original of the International Ship Security Certificate; and

(b)	keep, or procure that there is kept, on board the Vessel a copy of the ship security plan prepared pursuant to the ISPS Code;

10.22.6	not employ the Vessel or permit its employment in any trade or business which is forbidden by any applicable law or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render it liable to condemnation in a prize court or to destruction, seizure or confiscation or that may expose the Vessel to penalties. In the event of hostilities in any part of the world (whether war be declared or not) it will not employ the Vessel or permit its employment in carrying any contraband goods;

10.22.7	promptly provide the Agent with (a) all information which the Agent may reasonably require regarding the Vessel, its employment, earnings, position and engagements (b) particulars of all towages and salvages and (c) copies of all charters and other contracts for its employment and otherwise concerning it;

10.22.8	give notice to the Agent promptly and in reasonable detail upon the Borrower, the Bareboat Charterer or any other Obligor becoming aware of:

(a)	accidents to the Vessel involving repairs the cost of which will or is likely to exceed twenty five million Dollars (USD25,000,000);

(b)	the Vessel becoming or being likely to become a Total Loss or a Compulsory Acquisition;

(c)	any recommendation or requirement made by any insurer or classification society or by any competent authority which is not complied with within any time limit relating thereto;

(d)	any writ or claim served against or any arrest of the Vessel or the exercise of any lien or purported lien on the Vessel, its Earnings or Insurances;

(e)	the occurrence of any Event of Default;

(f)	the Vessel ceasing to be registered under the Bahamas flag or anything which is done or not done whereby such registration may be imperilled;

(g)	it becoming impossible or unlawful for it to fulfil any of its obligations under the Security Documents; and

(h)	anything done or permitted or not done in respect of the Vessel by any person which is likely to imperil the security created by the Security Documents;

10.22.9	promptly pay and discharge all debts, damages and liabilities, taxes, assessments, charges, fines, penalties, tolls, dues and other outgoings in respect of the Vessel and keep proper books of account in respect thereof PROVIDED ALWAYS THAT the Borrower shall not be obliged to compromise any debts, damages and liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested debt, damage or liability which, either individually or in aggregate exceeds twenty five million Dollars (USD25,000,000) shall forthwith be provided to the Agent. As and when the Agent may so require the Borrower will make such books available for inspection on behalf of the Agent and provide evidence satisfactory to the Agent that the wages and allotments and the insurance and pension contributions of the master and crew are being regularly paid, that all deductions of crew’s wages in respect of any tax liability are being properly accounted for and that the master has no claim for disbursements other than those incurred in the ordinary course of trading on the voyage then in progress or completed prior to such inspection;

10.22.10	maintain the type of the Vessel as at the Delivery Date and not put the Vessel into the possession of any person without the prior consent of the Agent for the purpose of work being done on it in an amount exceeding or likely to exceed twenty five million Dollars (USD25,000,000) unless such person shall first have given to the Agent a written undertaking addressed to the Agent in terms satisfactory to the Agent agreeing not to exercise a lien on the Vessel or its Earnings for the cost of such work or for any other reason;

10.22.11	promptly pay and discharge all liabilities which have given rise, or may give rise, to liens or claims enforceable against the Vessel under the laws of all countries to whose jurisdiction the Vessel may from time to time be subject and in particular the Borrower hereby agrees to indemnify and hold the Lenders, the Agent, the Hermes Agent and the Trustee, their successors, assigns, directors, officers, shareholders, employees and agents harmless from and against any and all claims, losses, liabilities, damages, expenses (including attorneys, fees and expenses and consultant fees) and injuries of any kind whatsoever asserted against the Lenders, the Agent, the Hermes Agent or the Trustee, with respect to or as a direct result of the presence, escape, seepage, spillage, release, leaking, discharge or migration from the Vessel or other properties owned or operated by the Borrower of any hazardous substance, including without limitation, any claims asserted or arising under any applicable environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder of all Governmental Agencies, regardless of whether or not caused by or within the control of the Borrower subject to the following:

(a)	it is the parties’ understanding that the Lenders, the Agent, the Hermes Agent and the Trustee do not now, have never and do not intend in the future to exercise any operational control or maintenance over the Vessel or any other properties and operations owned or operated by the Borrower, nor in the past, presently, or intend in the future to, maintain an ownership interest in the Vessel or any other properties owned or operated by the Borrower except as may arise upon enforcement of the Lenders’ rights under the Post Delivery Mortgage;

(b)	the indemnity and hold harmless contained in this Clause 10.22.11 shall not extend to the Lenders, the Agent, the Hermes Agent and the Trustee in their capacity as an equity investor in the Borrower or as an owner of any property or interest as to which the Borrower is also owner but only to their capacity as lenders, holders of security interests or beneficiaries of security interests; and

(c)	unless and until an Event of Default shall have occurred and without prejudice to the right of each Lender to be indemnified pursuant to this Clause 10.22.11:

(i)	each Lender will, if it is reasonably practicable to do so, notify the Borrower upon receiving a claim in respect of which the relevant Lender is or may become entitled to an indemnity under this Clause 10.22.11;

(ii)	subject to the prior written approval of the relevant Lender which the Lender shall have the right to withhold, the Borrower will be entitled to take, in the name of the relevant Lender, such action as the Borrower may see fit to avoid, dispute, resist, appeal, compromise or defend any such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this Clause 10.22.11 or to recover the same from any third party, subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred; and

(iii)	the relevant Lender will, to the extent that it is reasonably practicable to do so, seek the approval of the Borrower (such approval not to be unreasonably withheld or delayed) before making any admission of liability, agreement or compromise with a third party, or any payment to a third party, in respect of such claims, losses, liabilities, damages, expenses and injuries as are referred to above in this Clause 10.22.11 and, to the extent that the Borrower is entitled to take action in accordance with sub-clause (ii) above and subject to the Borrower first ensuring that the relevant Lender is secured to its reasonable satisfaction against all expenses thereby incurred or to be incurred, the relevant Lender will provide such information, assistance and other co-operation as the Borrower may reasonably request in connection with such action,

PROVIDED ALWAYS THAT the Borrower shall not be obliged to compromise any liabilities as aforesaid which are being contested in good faith subject always that full details of any such contested liabilities which, either individually or in aggregate, exceed twenty five million Dollars (USD25,000,000) shall be forthwith provided to the Agent. If the Vessel is arrested or detained for any reason it will procure its immediate release by providing bail or taking such other steps as the circumstances may require;

10.22.12	give to the Agent at such times as it may from time to time require a certificate, duly signed on its behalf as to the amount of any debts, damages and liabilities relating to the Vessel and, if so required by the Agent, forthwith discharge such debts, damages and liabilities to the Agent’s satisfaction;

10.22.13	maintain the registration of the Vessel under and fly the Bahamas flag and not do or permit anything to be done whereby such registration may be forfeited or imperilled; and

10.22.14	comply in relation to the Vessel with Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) (as the same may be amended from time to time) (“Annex VI”) or any replacement of Annex VI and in particular, without limitation, will:

(a)	procure that the Vessel’s master and crew are familiar with, and that the Vessel complies with, Annex VI; and

(b)	maintain for the Vessel throughout the Security Period a valid and current International Air Pollution Prevention Certificate issued under Annex VI (“IAPPC”); and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the IAPPC.

10.23	Hermes Cover

The Lenders have claims arising from this Agreement guaranteed by the Federal Republic of Germany (represented by Hermes) by way of the Hermes Cover. The unrestricted existence of the Hermes Cover is a pre-requisite to drawdown of any Portion or part thereof as referred to in Clause 2.3.3 and to the maintenance of the Loan in accordance with the terms of this Agreement after drawdown.

The terms and conditions of the Hermes Cover are incorporated herein and in so far as they impose terms, conditions and/or obligations on the Trustee and/or the Agent and/or the Hermes Agent and/or the Lenders in relation to the Borrower or any other Obligor then such terms, conditions and obligations are binding on the parties hereto and further in the event of any conflict between the terms of the Hermes Cover and the terms hereof the terms of the Hermes Cover shall be paramount and prevail and any breach of those terms as applied to the Borrower or any other Obligor shall be deemed to be an Event of Default. For the avoidance of doubt, the Borrower has no interest or entitlement in the proceeds of the Hermes Cover.

10.24	Dividends

The Borrower will procure that any dividends or other distributions and interest paid or payable in connection therewith received by the Shareholder will be paid to the Guarantor directly or indirectly by way of dividend in each case promptly on receipt.

11	Default

11.1	Events of default

Each of the events set out below is an Event of Default:

11.1.1	Non-payment

The Borrower or any other Obligor does not pay on the due date any amount of principal or interest of the Loan (provided however that if any such amount is not paid when due solely by reason of some error or omission on the part of the bank or banks through whom the relevant funds are being transmitted no Event of Default shall occur for the purposes of this Clause 11.1.1 until the expiry of three (3) Business Days following the date on which such payment is due), or within three (3) Business Days of the due date any other amount, payable by it under any Security Document to which it may at any time be a party, at the place and in the currency in which it is expressed to be payable.

11.1.2	Breach of other obligations

(a)	Any Obligor or the Builder fails to comply with any other material provision of any Security Document or there is any other material breach in the sole opinion of the Agent of any of the Transaction Documents and such failure (if in the opinion of the Agent in its sole discretion it is capable of remedy) continues unremedied for a period of thirty (30) days from the date of its occurrence and in any such case as aforesaid the Agent in its sole discretion considers that such failure is or could reasonably be expected to become materially prejudicial to the interests, rights or position of the Lenders [*]; or

(b)	If there is a repudiation or termination of any Transaction Document or if any of the parties thereto becomes entitled to terminate or repudiate any of them and evidences an intention so to do.

11.1.3	Misrepresentation

Any representation, warranty or statement made or repeated in, or in connection with, any Transaction Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect when made or would, if repeated at any time hereafter by reference to the facts subsisting at such time, no longer be materially correct.

11.1.4	Cross default

(a)	Any event of default occurs under any financial contract or financial document relating to any Financial Indebtedness of any member of the NCLC Group;

(b)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise;

(c)	Any Encumbrance over any assets of any member of the NCLC Group becomes enforceable;

(d)	Any other Financial Indebtedness of any member of the NCLC Group is not paid when due or is or becomes capable of being declared due prematurely by reason of default or any security for the same becomes enforceable by reason of default;

PROVIDED THAT:

(i)	No Event of Default will arise if the relevant Financial Indebtedness is not accelerated or, if it is accelerated but, in aggregate, the Financial Indebtedness is less than fifteen million Dollars (USD15,000,000); and

(ii)	Financial Indebtedness being contested by the Borrower in good faith will be disregarded provided first that full details of the dispute shall be submitted to the Agent forthwith upon its occurrence and second if the dispute remains unresolved for a period of one hundred and fifty (150) days this Clause 11.1.4(ii) shall not apply to that Financial Indebtedness.

11.1.5	Winding-up

Subject to Clause 10.8, any order is made or an effective resolution passed or other action taken for the suspension of payments or reorganisation, dissolution, termination of existence, liquidation, winding-up or bankruptcy of any member of the NCLC Group.

11.1.6	Moratorium or arrangement with creditors

A moratorium in respect of all or any debts of any member of the NCLC Group or a composition or an arrangement with creditors of any member of the NCLC Group or any similar proceeding or arrangement by which the assets of any member of the NCLC Group are submitted to the control of its creditors is applied for, ordered or declared or, [*].

11.1.7	Appointment of liquidators etc.

A liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer is appointed in respect of any member of the NCLC Group or in respect of all or any substantial part of the assets of any member of the NCLC Group and in any such case such appointment is not withdrawn within thirty (30) days (the “Grace Period”) unless the Agent considers in its sole discretion that the interest of the Lenders might reasonably be expected to be adversely affected in which event the Grace Period shall not apply.

11.1.8	Insolvency

Any member of the NCLC Group becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

11.1.9	Legal process

Any distress, execution, attachment or other process affects the whole or any substantial part of the assets of any member of the NCLC Group and remains undischarged for a period of twenty one (21) days or any uninsured judgment in excess of twenty five million Dollars (USD25,000,000) following final appeal remains unsatisfied for a period of thirty (30) days in the case of a judgment made in the United States of America and otherwise for a period of sixty (60) days PROVIDED THAT no Event of Default shall be deemed to have occurred unless the distress, execution, attachment, other process or judgment adversely affects any Obligor’s ability to meet any of its material obligations under any Security Document to which it is or may be a party and/or the Hermes Cover or cause to occur any of the events specified in Clauses 11.1.5 to 11.1.8 (the determination of which shall be in the Agent’s sole discretion).

11.1.10	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in Clauses 11.1.5 to 11.1.9 shall occur under the laws of any applicable jurisdiction.

11.1.11	Cessation of business

Subject to Clause 10.8, any member of the NCLC Group ceases to carry on all or a substantial part of its business.

11.1.12	Revocation of consents

Any authorisation, approval, consent, licence, exemption, filing, registration or notarisation or other requirement necessary to enable any Obligor to comply with any of its obligations under any of the Transaction Documents is materially adversely modified, revoked or withheld or does not remain in full force and effect and within ninety (90) days of the date of its occurrence such event is not remedied to the satisfaction of the Agent and the Agent considers in its sole discretion that such failure is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the modification, revocation or withholding of the authorisation, approval or consent is due to an act or omission of any Obligor and the Agent is satisfied in its sole discretion that the Lenders’ interests might reasonably be expected to be materially adversely affected.

11.1.13	Unlawfulness

At any time it is unlawful or impossible for any Obligor, the Builder or Hermes to perform any of its material (to the Lenders or any of them and/or the Agent and/or the Hermes Agent) obligations under any Security Document to which it is a party or it is unlawful or impossible for the Agent, the Trustee or any Lender to exercise any of its rights under any of the Security Documents PROVIDED THAT no Event of Default shall be deemed to have occurred (except where the unlawfulness or impossibility adversely affects any Obligor’s or the Builder’s payment obligations under this Agreement and the other Security Documents or Hermes’ payment obligations under the Hermes Cover (the determination of which shall be in the Agent’s sole discretion) in which case the following provisions of this Clause 11.1.13 shall not apply) where the unlawfulness or impossibility preventing any Obligor, the Builder or Hermes from performing its obligations (other than its payment obligations under this Agreement and the other Security Documents) is cured within a period of twenty one (21) days of the occurrence of the event giving rise to the unlawfulness or impossibility and the relevant Obligor, the Builder or Hermes within the aforesaid period, performs its obligation(s) and PROVIDED FURTHER THAT no Event of Default shall be deemed to have occurred where the Agent, the Trustee and/or any relevant Lender was aware of the default and could, in its sole discretion, mitigate the consequences of the unlawfulness or impossibility in the manner described in Clause 4.3.2. The costs of mitigation shall be determined in accordance with Clause 4.3.2.

11.1.14	Insurances

The Borrower fails to insure the Vessel in the manner specified in Clause 10.21 or fails to renew the Insurances at least ten (10) days prior to the date of expiry thereof and produce prompt confirmation of such renewal to the Agent.

11.1.15	Total Loss

If the Vessel shall become a Total Loss and the proceeds of the Insurances in respect thereof shall not have been received by the Agent within one hundred and fifty (150) days plus three (3) business days in Frankfurt, New York and Singapore after the date of the event giving rise to such Total Loss.

11.1.16	Disposals

If the Borrower or any other member of the NCLC Group or the Builder (in respect of the property assigned to the Trustee pursuant to the Construction Risks Insurance Assignment only) shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property (in the case of the Builder, limited to the aforesaid property) which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property (in the case of the Builder, limited to the aforesaid property) to or for the benefit of a creditor with the intention of preferring such creditor over any other creditor.

11.1.17	Prejudice to security

Anything is done or suffered or omitted to be done by any Obligor or the Builder which in the reasonable opinion of the Agent would or might be expected to imperil the security created by any of the Security Documents.

11.1.18	Material adverse change

Any material adverse change in the business, assets or financial condition of any Obligor or the Builder occurs which in the reasonable opinion of the Agent would or might reasonably be expected to affect the ability of that Obligor or the Builder duly to perform any of its material obligations under any Security Document to which it is or may at any time be a party. For the purposes of this Clause 11.1.18 and without prejudice to the generality of the expression “material obligations” any payment obligations of any Obligor or the Builder shall be deemed material.

11.1.19	Governmental intervention

The authority of any member of the NCLC Group or the Builder in the conduct of its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority and within ninety (90) days of the date of its occurrence any such seizure or intervention is not relinquished or withdrawn and the Agent reasonably considers that the relevant occurrence is or might be expected to become materially prejudicial to the interests, rights or position of the Lenders PROVIDED THAT the Borrower shall not be entitled to the aforesaid ninety (90) day period if the seizure or intervention executed by any authority is due to an act or omission of any member of the NCLC Group or the Builder and the Agent is satisfied, in its sole discretion, that the Lenders’ interest might reasonably be expected to be materially adversely affected.

11.1.20	The Builder

Any of the events specified in Clauses 11.1.5 to 11.1.12 of this Clause shall occur in respect of the Builder at any time prior to the Delivery Date.

11.1.21	The Vessel

The Vessel has not been delivered to the Borrower by the Builder pursuant to the Building Contract by the Termination Date.

11.2	Acceleration

11.2.1	On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing the Agent may if the Facility has not yet been drawn down, by notice to the Borrower cancel the obligations of the Lenders under this Agreement.

11.2.2	On the occurrence of an Event of Default and at any time thereafter whilst such event shall be continuing, if any of the Facility has been drawn down:

(a)	the Agent may by notice to the Borrower declare the whole or any part of the Loan due and repayable in accordance with the terms of such notice whereupon the same shall become due and repayable accordingly together with all interest accrued thereon and all other amounts payable hereunder and under any of the other Security Documents and any undrawn Portion or any part thereof shall be cancelled; and/or

(b)	the Trustee, the Agent, the Hermes Agent and the Lenders may from time to time exercise all or any of its or their rights under any of the Security Documents in such order and in such manner as it or they shall deem appropriate; and/or

(c)	the Trustee may at the discretion of the Agent terminate or continue with the Supervision Agreement and/or any Management Agreement and/or the Bareboat Charter.

11.3	Default indemnity

The Borrower shall on demand indemnify the Agent and the Lenders, without prejudice to any of their other rights under this Agreement and the other Security Documents, against any loss or expense which the Agent shall certify as sustained or incurred by any of them as a consequence of:

11.3.1	any default in payment by the Borrower of any sum under this Agreement or any of the other Security Documents when due, including, without limitation, any liability incurred by the Trustee, the Agent, the Lenders and the Hermes Agent by reason of any delay or failure of the Borrower to pay any such sums;

11.3.2	any break in funding (including without limitation warehousing and other related costs) due to the occurrence of any Event of Default;

11.3.3	any prepayment of the Loan or part thereof being made at any time for any reason; and/or

11.3.4	a Portion or any part thereof not being drawn for any reason (excluding any default by the Agent or any Lender) after a Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction.

11.4	Set-off

Following the occurrence of any Event of Default and for so long as the same is continuing, the Borrower irrevocably authorises the Agent and the Lenders to apply any credit balance to which the Borrower is entitled upon any account of the Borrower with any branch of any of the Agent and the Lenders in or towards satisfaction of any sum due to the Agent or any Lender hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than Dollars and/or Euro to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars and/or Euro (as the case may be) which the Agent or the Lender (as the case may be) could obtain by exchanging such currency for Dollars or Euro (as the case may be) at the rate of exchange at which its Office would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars or Euro (as the case may be) for immediate delivery.

11.5	Hermes Cover

Following the occurrence of an Event of Default under Clause 11.1.1, the Agent (acting on the instructions of the Lenders) may notify the Borrower that with immediate effect the Loan shall be repaid on the dates and in the amounts set out in the third column of the table in Schedule 10 (Originally Scheduled Repayments) whereupon the Loan shall become so repayable. The Borrower acknowledges and agrees that Hermes shall have a claim by right of subrogation under the Security Documents in respect of the said amount from the date of its payment to the Hermes Agent on behalf of the Lenders. The Borrower shall not (and will procure that no other Obligor shall) contest any such claim of Hermes.

12	Application of Funds

12.1	Total Loss proceeds/proceeds of sale/Event of Default monies

In the event of the Vessel becoming a Total Loss or if the Vessel is sold or if an Event of Default has occurred then all Total Loss proceeds or proceeds of sale of the Vessel or any monies received by the Trustee, the Agent, the Hermes Agent, any Lender or any of their respective Affiliates (as defined in clause 11.4.1 of the Guarantee) under or pursuant to the Security Documents (other than the Hermes Cover) shall be held by the Agent and applied in the following manner and order:

FIRSTLY

to the payment of any amount of the Hermes Premium which has been invoiced but remains unpaid and all fees, expenses and charges (including brokers’ commissions and any costs incurred in breaking any funding, the expenses of any sale, the expenses of retaining any attorney, solicitors’ fees, court costs and any other expenses or advances made or incurred by the Trustee, the Agent, the Hermes Agent or any Lender in the protection of the Trustee’s, the Agent’s, the Hermes Agent’s and that Lender’s rights or the pursuance of its or their remedies hereunder and under the other Security Documents or to any payments whether voluntary or not which the Agent considers advisable to protect its, the Trustee’s, the Hermes Agent’s or the Lenders’ security and to provide adequate indemnity against liens claiming priority over or equality with the lien of the Security Documents or any other Encumbrances but excluding any costs incurred in breaking an Interest Exchange Arrangement or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction including but without limitation warehousing and other related costs);

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lenders and/or the Agent are entitled hereunder and/or under the other Security Documents in connection with the Loan;

THIRDLY	in or towards satisfaction of all interest accrued on the Loan;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness or for any actual or contingent liability of the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

FIFTHLY	in or towards payment of the Instalments (whether or not then due and payable) in reverse order of maturity date;

SIXTHLY	in or towards satisfaction of any other amounts due from the Borrower to the Agent or the Lenders under the Security Documents using in the discretion of the Agent the same order of application as Firstly to Fifthly;

SEVENTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Trustee and/or the Agent and/or the Lenders and/or the Hermes Agent under this Agreement or any of the other Security Documents and which the assigned Earnings may be insufficient to satisfy;

EIGHTHLY	any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction; and

NINTHLY	the balance, if any, in payment to the Borrower or whomsoever shall then be entitled thereto.

In the event of the proceeds being insufficient to pay the amounts referred to above the Agent shall be entitled to collect the balance from the Borrower.

12.2	General funds

Any other monies received by or in the possession of the Trustee, the Agent, any Lender or the Hermes Agent under or pursuant to the Security Documents (other than the Hermes Cover) which are expressed hereunder and/or under the Security Documents to be distributed in accordance with the provisions of this Clause or where no express provisions are made for disposal shall be applied in the discretion of the Agent as follows:

FIRSTLY	in or towards payment of all fees, costs and expenses (excluding any costs (including without limitation any warehousing and other related costs) incurred in breaking any Interest Exchange Arrangement or any interest rate swap agreements or other interest rate management products entered into by the Lenders for the purposes of this transaction) incurred by the Agent or any Lender in connection with the Loan and which are for the time being unpaid;

SECONDLY	in or towards payment in such order as the Lenders may require of any accrued (but unpaid) fees and interest thereon to which the Lenders and/or the Agent and/or the Hermes Agent are entitled hereunder and/or under the other Security Documents in connection with the Loan;

THIRDLY	in or towards satisfaction of all interest accrued on the Loan;

FOURTHLY	in retention by the Agent in its discretion in a suspense or impersonal interest bearing security realised account of such sum as it considers appropriate by way of security for the Outstanding Indebtedness or for any actual or contingent liability of the Agent or the Lenders or any of them in connection with the transactions herein contemplated;

FIFTHLY	in or towards payment of the Instalments in reverse order of maturity date;

SIXTHLY	in retention of such other sum or sums as the Agent may require as security for any further monies which may reasonably be expected to become due and payable to the Agent and/or the Lenders and/or the Hermes Agent under this Agreement or any of the other Security Documents and which the assigned Earnings may be insufficient to satisfy;

SEVENTHLY	any loss (including the cost of breaking deposits or re-employing funds (including warehousing and other related costs)) or any losses under any Interest Exchange Arrangement and/or any swap agreements or other interest rate management products entered into by the Lenders for the purpose of this transaction; and

EIGHTHLY	the balance (if any) shall be released to the Borrower or to its order or whomsoever else may be entitled thereto.

12.3	Application of proceeds of Insurances

Proceeds of the Insurances for partial losses shall be applied in accordance with the Construction Risks Insurance Assignment or the Insurance Assignment (as the case may be) and/or the loss payable clause(s) endorsed on the Insurances in the form approved by the Agent and in the case of a Total Loss of the Vessel in accordance with Clause 4.5 and Clause 12.1.

12.4	Application of any reduction in the Hermes Premium

Any amount received by the Agent or the Hermes Agent following a reduction in the amount of the Hermes Premium shall be applied as to eighty per cent (80%) in accordance with Clause 4.7 and the balance shall be paid to the Borrower PROVIDED THAT no Event of Default has occurred and is continuing when such amount shall be applied in accordance with Clause 12.1.

12.5	Suspense account

Any monies received or recovered by the Trustee, the Agent, any Lender or the Hermes Agent under or in connection with the Security Documents and credited to any suspense or impersonal interest bearing security realised account may be held in such account for so long as the Agent thinks fit pending application at the Agent’s discretion in accordance with Clause 12.1 or Clause 12.2 (as the case may be).

13	Fees

13.1	Fees side letter

The Borrower shall enter into fees side letters with the Agent on the date hereof and pay to the Agent such fees and on such date(s) as shall be referred to therein.

13.2	Back-end fee

Without duplication of clause 5.2 of the Sixth Supplemental Deed, the Borrower shall pay to the Agent for distribution to the Lenders a back-end fee of [*] of the Loan on the date of the Sixth Supplemental Deed. The back-end fee shall be deemed to have been earned on the date on which the Sixth Supplemental Deed and the Amendment Documents have been signed by all the parties thereto [*].

14	Expenses

14.1	Initial expenses

The Borrower shall reimburse the Agent on first demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal, insurance and other advisers and travel expenses) incurred by the Agent in respect of the syndication, negotiation, preparation, printing, execution and registration of this Agreement and the other Transaction Documents and any other documents required in connection with the implementation of this Agreement and the Apollo-Related Transactions.

14.2	Enforcement expenses

The Borrower shall reimburse the Agent, the Lenders and the Hermes Agent on demand on a full indemnity basis for all charges and expenses (including value added tax or any similar tax thereon and including the fees and expenses of legal advisers) incurred by the Agent, each of the Lenders and the Hermes Agent in connection with the enforcement of, or the preservation of any rights under, this Agreement and the other Security Documents.

14.3	Stamp duties

The Borrower shall pay or indemnify the Agent or the Hermes Agent (as the case may be) on demand against any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of this Agreement or any of the other Security Documents.

14.4	Steering Committee expenses

The Borrower shall reimburse any Lender that is a member of the Steering Committee on demand on a full indemnity basis for all documented charges and expenses reasonably incurred (including value added tax or any similar tax thereon and including the fees and expenses of legal and other advisers) by that Lender in carrying out its duties as a member of the Steering Committee on or before the end of the Moratorium Period.

15	Waivers, Remedies Cumulative

15.1	No waiver

No failure to exercise and no delay in exercising on the part of the Trustee, the Agent, any of the Lenders or the Hermes Agent any right or remedy under any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. No waiver by the Trustee, the Agent, the Hermes Agent or any of the Lenders shall be effective unless it is in writing.

15.2	Remedies cumulative

The rights and remedies of the Agent and the Lenders provided herein are cumulative and not exclusive of any rights or remedies provided by law.

15.3	Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

15.4	Time of essence

Time is of the essence in respect of all of the obligations of the Borrower under the Security Documents PROVIDED HOWEVER THAT neither the Agent nor any of the Lenders shall be entitled to terminate or treat this Agreement or any of the other Security Documents as having been repudiated otherwise than in circumstances which constitute an Event of Default.

16	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

17	Assignment

17.1	Benefit of agreement

This Agreement shall be binding upon the Borrower and its successors and shall inure to the benefit of the Agent and each of the Lenders and their successors and assigns.

17.2	No transfer by the Borrower

The Borrower may not assign or transfer all or any of its rights, benefits or obligations hereunder or under any of the other Security Documents.

17.3	Assignments, participations and transfers by a Lender

Each Lender may, subject to obtaining the prior written approval of the Agent and the Hermes Agent, in the case of the Agent such approval not to be unreasonably withheld or delayed, at any time transfer or assign all of its rights and benefits hereunder and under the Security Documents to any other lending institution but shall, prior to such transfer or assignment, on request by the Agent, pay a fee to the Agent of one thousand Dollars (USD1,000) PROVIDED THAT (save in the case of a transfer or assignment of rights and benefits to any subsidiary or holding company of such Lender or to another Lender) no such transfer or assignment may be made without the prior written consent of the Borrower (which consent is not to be unreasonably withheld or delayed). If a Lender transfers or assigns its rights and benefits hereunder as provided above, all references in this Agreement and the other Security Documents to that Lender shall be construed as a reference to that Lender and/or its Transferee or assignee to the extent of their respective interests.

Each Lender may, however, without the prior approval of the Agent, the Hermes Agent or the Borrower and without payment of a fee to the Agent, at any time transfer or assign all of its rights and benefits hereunder and under the Security Documents to Hermes or to any nominee of the Federal Republic of Germany or for pure refinancing purposes by way of Hermes’ “Verbriefungsgarantie” PROVIDED THAT in the latter case the assigning Lender shall not be released from its obligations hereunder or under the other Security Documents by any such transfer or assignment.

17.4	Effectiveness of transfer

If a Lender transfers or assigns all or any of its rights and benefits hereunder in accordance with Clause 17.3, then, unless and until the Transferee or assignee has agreed that it shall be under the same obligations towards the parties to this Agreement as it would have been under if it had been a party hereto as a lender, the parties to this Agreement shall not be obliged to recognise such Transferee or assignee as having the rights against each of them which it would have had if it had been such a party hereto.

17.5	Transfer of rights and obligations

If any Lender wishes to transfer all or any of its rights, benefits and/or obligations hereunder or under the other Security Documents as contemplated in Clause 17.3, then such transfer may be effected by the due completion and execution by the Lender and the relevant Transferee of a Transfer Certificate in the form of Schedule 6. The Agent shall then forthwith execute the Transfer Certificate on behalf of itself and the other parties to this Agreement in accordance with the provisions of Clause 17.8. On the later of the Transfer Date and the fifth (5th) Business Day following the date of delivery of the Transfer Certificate to the Agent for execution:

17.5.1	to the extent that in such Transfer Certificate the Lender party thereto seeks to transfer its rights, benefits and/or its obligations hereunder or under the other Security Documents, the Borrower and the relevant Lender shall each be released from further obligations to the other hereunder and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 17.5 as “discharged rights, benefits and obligations”);

17.5.2	the Borrower and the Transferee party thereto shall each assume obligations towards each other and/or acquire rights against each other which differ from such discharged rights, benefits and obligations only insofar as the Borrower and such Transferee have assumed and/or acquired the same in place of the Borrower and the relevant Lender; and

17.5.3	such Transferee shall acquire the same rights and benefits and assume the same obligations as it would have acquired and assumed had such Transferee been an original party hereto as a Lender with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

17.6	Consent and increased obligations of the Borrower

In the event that a Lender transfers its Office or transfers or assigns its rights and/or benefits hereunder to its affiliate or another Lender and, at the time of such transfer or assignment, there arises an obligation on the part of the Borrower hereunder to pay to the relevant Lender or any other person any amount in excess of the amount they would have been obliged to pay but for such transfer or assignment and the consent of the Borrower has not been obtained to such transfer or assignment and the increased cost then, without prejudice to any obligation of the Borrower which arises after the time of such transfer or assignment, the Borrower shall not be obliged to pay the amount of such excess.

17.7	Disclosure of information

Each of the Arrangers, each of the Lenders, the Agent, the Hermes Agent and the Trustee (in this Clause 17.7 a “Bank”) acknowledges that all information received now or in the future from or on behalf of the Obligors under or pursuant to or in connection with the Transaction Documents (other than any information which is in the public domain other than as a result of a breach of this Clause), is confidential information. Any of the Banks may disclose to:

17.7.1	a potential Transferee or assignee who may otherwise propose to enter into contractual relations with the Bank in relation to this Agreement;

17.7.2	any person who is any of the Bank’s professional advisers or auditors;

17.7.3	its Holding Company and/or Subsidiary;

17.7.4	any person who is a party to this Agreement other than the Borrower;

17.7.5	any banking or regulatory authority or as required by law, regulation or legal process;

17.7.6	Hermes and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves; and/or

17.7.7	the Builder,

such information about any Obligor or the NCLC Group and the Transaction Documents and/or copies of this Agreement, any of the Security Documents and all records in connection therewith as the Bank shall consider appropriate PROVIDED THAT, in the case of Clauses 17.7.1, 17.7.2 and 17.7.3, such person has agreed to execute a Confidentiality Undertaking and, in the case of Clause 17.7.3, the Holding Company and/or the Subsidiary shall also be entitled to make such disclosure to the Bank and/or to the Holding Company and/or to the Subsidiaries of the Bank. In the case of Clause 17.7.6, the Borrower acknowledges and agrees that any such information may be used by Hermes and/or the Federal Republic of Germany and/or the European Union and/or any agency thereof or any person acting or purporting to act on any of their behalves for statistical purposes and/or for reports of a general nature.

17.8	Transfer Certificate to be executed by the Agent

In order to give effect to a Transfer Certificate each of the Arrangers, the Lenders, the Hermes Agent, the Trustee and the Borrower hereby irrevocably and unconditionally appoints the Agent as its true and lawful attorney with full power to execute on its behalf each Transfer Certificate delivered to the Agent pursuant to Clause 17.5 without the Agent being under any obligation to take any further instructions from, or give any prior notice to, the Arrangers, the Lenders, the Hermes Agent, the Trustee, the Borrower or the Guarantor before doing so and the Agent shall so execute each such Transfer Certificate on behalf of the Arrangers, the Lenders, the Hermes Agent, the Trustee, the Borrower and the Guarantor forthwith upon its receipt thereof pursuant to Clause 17.5.

17.9	Notice of Transfer Certificates

The Agent shall promptly notify the Arrangers, the Lenders, the Hermes Agent, the Trustee, the Transferee, the Borrower and the Guarantor upon the execution by it of any Transfer Certificate together with details of the amount transferred, the Transfer Date and the parties to such transfer.

17.10	Documentation of transfer or assignment

The Borrower shall at the request of the Agent promptly execute or promptly procure the execution of such documents and do (or procure the doing of) all such acts and things as may be necessary or desirable to give effect to any transfer or assignment pursuant to this Clause 17.

17.11	Contracts (Rights of Third Parties) Act 1999 (the “Act”)

A person who is not a party to this Agreement has no right under the Act to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

18	Notices

18.1	Mode of communication

Except as otherwise provided herein, each notice, request, demand or other communication or document to be given or made hereunder shall be given in writing but unless otherwise stated, may be made by telefax.

18.2	Address

Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Agent to the Borrower pursuant to this Agreement shall (unless the Borrower has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice) with a copy to the

Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America (marked for the attention of Mr Steven Martinez). Any notice, demand or other communication to be made or delivered by the Borrower to the Agent pursuant to this Agreement shall (unless the Agent has by fifteen (15) days’ written notice to the Borrower specified another address) be made or delivered to the Agent at its Office, the details of which are set out in Schedule 2. A copy of any notice to the Agent shall be delivered to the Hermes Agent at its Office as aforesaid.

18.3	Telefax communication

Any notice, demand or other communication to be made or delivered pursuant to this Agreement may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower is c/o +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to the Investors c/o Apollo Management, LP at +1 212 515 3288 (marked for the attention of Mr Steven Martinez), and in the case of the Trustee, the Agent, the Hermes Agent or any Original Lender is as recorded in Schedule 2) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed provided that if in the place of receipt the transmission is received outside normal business hours on a Business Day or not on a Business Day the transmission shall be deemed to have been received at the commencement of the next Business Day. Each such telefax communication, if made to the Agent or any Lender by the Borrower, shall be signed by the person or persons authorised in writing by the Borrower and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by paragraph 2 of Schedule 4 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent or any Lender to the Borrower.

18.4	Receipt

Each such notice, demand or other communication shall be deemed to have been made or delivered (in the case of any letter) when delivered to its office for the time being or, if sent by post, five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address PROVIDED THAT if the copy of any notice, demand or other communication is not received by the Investor it shall not affect the deemed making or delivery of the notice, demand or other communication.

18.5	Language

Each notice, demand or other communication made or delivered by one (1) party to another pursuant to this Agreement or any other Security Document shall be in the English language or accompanied by a certified English translation. In the event of any conflict between the translation and the original text the translation shall prevail unless the original text is a statutory instrument, legal process or any other document of a similar type or a notice, demand or other communication from Hermes or in relation to the Hermes Cover.

19	Steering Committee

19.1	Establishment

The Group-Wide Lenders shall establish the Steering Committee.

19.2	No obligation

Notwithstanding anything to the contrary expressed or implied herein, no member of the Steering Committee shall:

19.2.1	be bound to enquire as to the occurrence or otherwise of any Event of Default or as to the performance by the Borrower of its obligations under this Agreement;

19.2.2	disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

19.3.3	have any responsibility to the Lenders or each other for:

(a)	the financial position, creditworthiness, affairs or prospects of the Borrower and the other Obligors;

(b)	the performance or non-performance howsoever by the Borrower of any of its obligations hereunder;

(c)	the due execution, effectiveness, genuineness, validity or enforceability of this Agreement or any document relating hereto or any filing or recording thereof or the taking of any other action whatsoever and howsoever in connection therewith or the collectability of any sum due hereunder;

(d)	be under any liability whatsoever for any consequence of relying on:

(i)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(ii)	the advice or opinions of any professional advisers selected by it or the Steering Committee; or

(e)	be under any duty to account to any Lender for any sum received by it for its own account or the profit element of any such sum PROVIDED THAT any member of the Steering Committee shall on demand of a Group-Wide Lender provide to that Group-Wide Lender evidence of any cost, charge or expense incurred in its role as a member of the Steering Committee;

(f)	be under any obligation other than those for which express provision is made herein.

19.3	Authority

Each member of the Steering Committee may:

19.3.1	carry out its duties through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

19.3.2	assume that no Event of Default has occurred and that the Borrower is not in breach of its obligations under this Agreement unless the member has actual knowledge or actual notice to the contrary;

19.3.3	with the agreement of the Steering Committee, engage any internal or external lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained PROVIDED THAT the law firm appointed as principal advisers to the Steering Committee shall be approved by the Majority Group-Wide Lenders;

19.3.4	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Guarantor upon a certificate signed by or on behalf of the Guarantor; and

19.3.5	rely upon any communication or document believed by it to be genuine.

19.4	No reliance

Notwithstanding the establishment of the Steering Committee, it is understood that each of the Lenders has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and the other Obligors and, accordingly, each of the Lenders warrants to the members of the Steering Committee that it has not relied and will not rely on the Steering Committee:

19.4.1	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Obligor in connection with this Agreement; or

19.4.2	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other Obligor.

19.5	Standard of care

Subject to the terms of this Agreement, each member of the Steering Committee shall exercise the same care as it normally exercises in making and administering loans for its own account in performing its duties as a member of the Steering Committee but assumes no further responsibility in respect of such performance.

19.6	No liability

No member of the Steering Committee shall be under any liability as a result of taking or omitting to take any action in relation to the NCLC Group Credit Facilities and the Lenders will not assert or seek to assert against any director, officer or employee of that member any claim they might have against any of them in respect of the matters referred to in this Clause 19.6.

19.7	No fiduciary relationship

The relationship between a member of the Steering Committee on the one part and each Lender on the other is that of agent and principal only and no member of the Steering Committee shall have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

19.8	Neither Agent nor Trustee

Notwithstanding the provisions of Clause 19.7, no member of the Steering Committee shall be regarded as the Agent or the Trustee or exercise any right, power or discretion expressly delegated to the Agent or the Trustee under this Agreement or the Security Documents.

19.9	Non-binding

Unless expressly authorised in writing by the Group-Wide Lenders and then on such terms and conditions as the Group-Wide Lenders may require, the Steering Committee shall not negotiate the terms of or enter into any agreement on behalf of the Group-Wide Lenders of any of them.

This Clause 19 and Clause 14.4 may be relied upon by any member of the Steering Committee notwithstanding the provisions of Clause 17.11.

20	Governing Law

This Agreement and any non-contractual obligations arising from or in connection with it shall be governed by English law.

21	Waiver of Immunity

To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process in relation to this Agreement or the other Security Documents and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed) the Borrower hereby irrevocably and unconditionally agrees throughout the Security Period not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction. In respect of any legal action or proceedings arising out of or in connection with any of the Security Documents the Borrower hereby consents generally as a matter of procedure in relation to the waiver of immunity (but not so as to prejudice any defence which it may have on the merits of the substantive issue) to the giving of any relief or the issue of any process in connection with such legal action or proceedings including without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its uses or intended uses) of any order or judgment which may be made or given in such legal action or proceedings.

22	Rights of the Agent and the Lenders

22.1	No derogation of rights

Any rights conferred on the Agent and the Lenders or any of them by this Agreement or any other Security Document shall be in addition to and not in substitution for or in derogation of any other right which the Agent and the Lenders or any of them might at any time have to seek from the Borrower or any other person for payment of sums due from the Borrower or indemnification against liabilities as a result of the Borrower’s default in payment of sums due from it under this Agreement or any other Security Document.

22.2	Enforcement of remedies

None of the Agent or the Lenders shall be obliged before taking steps to enforce any rights conferred on it by this Clause or exercising any of the rights, powers and remedies conferred on it hereby or by law:

22.2.1	to take action or obtain judgment in any court against the Borrower or any other person from whom it may seek payment of any sum due from the Borrower under this Agreement or any other Security Document;

22.2.2	to make or file any claim in a bankruptcy, winding-up, liquidation or re-organisation of the Borrower or any other such person; or

22.2.3	to enforce or seek to enforce any other rights it may have against the Borrower or any other such person.

23	Jurisdiction

23.1	The courts of England have exclusive jurisdiction to settle any dispute:

23.1.1	arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement); or

23.1.2	relating to any non-contractual obligations arising from or in connection with this Agreement,

(a “Dispute”). Each party to this Agreement agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 23.1 is for the benefit of the Agent and the Lenders only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

23.2	The Borrower may not, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower of all process or other documents connected with proceedings in the English courts which relate to this Agreement.

23.3	For the purpose of securing its obligations under Clause 23.2, the Borrower irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 23.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s process agent in England with the unconditional authority described in Clause 23.2.

23.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower of the service of any process or to forward any process to the Borrower) shall invalidate any proceedings or judgment.

23.5	The Borrower appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Agreement and any other Security Document.

23.6	A judgment relating to this Agreement which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and may be enforced without review in any other jurisdiction.

23.7	Nothing in this Clause shall exclude or limit any right which the Agent or a Lender may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

23.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed as a deed on the day first written above.

THE BORROWER

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
PRIDE OF HAWAII, INC.	)
(formerly known as Ship Ventures Inc.))
in the presence of:	)

THE ARRANGERS

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
Hamburg Branch	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSBC BANK PLC	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
KfW	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
OVERSEA-CHINESE BANKING	)
CORPORATION LIMITED	)
Singapore Branch	)
in the presence of:	)

THE LENDERS

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
Bremen Branch	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSBC BANK PLC	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
KfW	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
OVERSEA-CHINESE BANKING	)
CORPORATION LIMITED	)
Singapore Branch	)
in the presence of:	)

THE AGENT

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSBC BANK PLC	)
in the presence of:	)

THE HERMES AGENT

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
in the presence of:	)

THE TRUSTEE

SIGNED SEALED and DELIVERED as a DEED	)
by	)
for and on behalf of	)
HSBC BANK PLC	)
in the presence of:	)

Schedule 1

Particulars of Arrangers

Indemnity in € or USD equivalent of €

COMMERZBANK	[*]

AKTIENGESELLSCHAFT

Global Shipping

Ness 7-9

20457 Hamburg

Federal Republic of Germany

Attn:	Mr Stefan Kuch/Mr Martin Hugger/Mrs Anne Randewig
Email:	shipfinance@commerzbank.com

HSBC BANK PLC	[*]

Project and Export Finance

8 Canada Square

London E14 5HQ

Attn:	Mr Alan Marshall

Email: alan.p.marshall@hsbcib.com

KfW	[*]

Palmengartenstrasse 5-9

60325 Frankfurt am Main

Federal Republic of Germany

Attn:	Mr Josef Schmid/Ms Claudia Wenzel
Email:	josef.schmid@kfw.de/Claudia.wenzel@kfw.de

DnB NOR BANK ASA	[*]

Stranden 21

NO-0021 Oslo

Norway

Attn:	Mr Jens-Hermann Jenssen
Email:	jon.flovik@dnbnor.no

OVERSEA-CHINESE BANKING	[*]

CORPORATION LIMITED

Singapore Branch

65 Chulia Street #10-00

Singapore 049513

Attn:	Ms Pearlwyn Ho/Ms Elaine Lam
Email:	LamSYElaine@ocbc.com.sg

Schedule 2

Particulars of Agent, Hermes Agent, Trustee, Restructuring Trustee and Lenders

Agent

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

Hermes Agent

COMMERZBANK

AKTIENGESELLSCHAFT

Corporate Banking

Structured Export and Trade Finance

Kaiserplatz

60261 Frankfurt am Main

Federal Republic of Germany

Fax:	+49 69 1362 3742
Attn:	Mr Klaus-Dieter Schmedding
Email:	exportfinance@commerzbank.com

Trustee

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

Restructuring Trustee

DNB NOR BANK ASA

Stranden 21

NO-0021 Oslo

Norway

Fax:	+47 22 482894
Attn:	Mrs Solveig Nuland Knoff
Email:	solveig.knoff@dnbnor.no

Name and address	Contribution in € or USD equivalent of €
Lenders
COMMERZBANK	[*]

AKTIENGESELLSCHAFT

Bremen Branch

c/o Global Shipping

Ness 7-9

20457 Hamburg

Federal Republic of Germany

Fax:	+49 40 3683 2049
Attn:	Mr Siegfried Hoffmann
Email:	siegfried.hoffmann@commerzbank.com

with a copy (in respect of matters not related

to interest fixing or payments) to:

COMMERZBANK

AKTIENGESELLSCHAFT

Global Shipping

Ness 7-9

20457 Hamburg

Federal Republic of Germany

Fax:	+49 40 3683-4068
Attn:	Mr Stefan Kuch/Mr Martin Hugger/Mrs Anne Randewig
Email:	shipfinance@commerzbank.com

HSBC BANK PLC	[*]

Project and Export Finance

8 Canada Square

London E14 5HQ

Fax:	+44 (0)20 7992 4428
Attn:	Mr Alan Marshall
Email:	alan.p.marshall@hsbcib.com

KfW	[*]

Palmengartenstrasse 5-9

60325 Frankfurt am Main

Federal Republic of Germany

Fax:	+49 69 7431 3768/2944
Attn:	Mr Josef Schmid/Ms Claudia Wenzel
Email:	josef.schmid@kfw.de/Claudia.wenzel@kfw.de

DnB NOR BANK ASA	[*]

Stranden 21

NO-0021 Oslo

Norway

Fax:	+47 22 482020
Attn:	Mr Jens-Hermann Jenssen
Email:	jon.flovik@dnbnor.no

OVERSEA-CHINESE BANKING	[*]

CORPORATION LIMITED

Singapore Branch

65 Chulia Street #10-00

Singapore 049513

Fax:	+65 6536 6449/6532 5347
Attn:	Ms Pearlwyn Ho/Ms Elaine Lam
Email:	LamSYElaine@ocbc.com.sg

Schedule 3

Notice of Drawdown

Clause 2.3.1

From:	SHIP VENTURES INC.

Corporation Trust Center

1209 Orange Street

Wilmington

Delaware 19801

United States of America

To:	HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Attn:     Mr Alan Marshall

200[  ]

Dear Sirs

LOAN AGREEMENT DATED 20 APRIL 2004 (THE “LOAN AGREEMENT”)

We refer to the Loan Agreement pursuant to which you have agreed to advance to us the Facility on the terms and conditions set out therein.

Terms and expressions defined in the Loan Agreement shall have the same respective meanings when used in this notice.

We hereby give you notice that we wish to draw down [the Equivalent Amount of] [[            ] Euro (€[            ]) being the amount of Tranche [            ] of Portion 1] [and] [[            ] Euro (€[            ]) being Tranche [A/B/C] of Portion 2] under Clause 2.3 of the Loan Agreement on [            ] 200[ ].

[Tranche [            ] of Portion 1 in the amount of [            ] Euro (€[            ]) is to be paid to the Builder’s Account (as defined in the schedule to the Building Contract) at:

Commerzbank AG

Bremen Branch

Account No 1116003]

[Tranche A of Portion 2 in the Equivalent Amount of [            ] Euro (EUR[            ]) is to be paid to the Borrower in reimbursement of eighty per cent (80%) of the Hermes Premium paid to the Hermes Agent for on-payment to Hermes on the issue of the Hermes Cover.]

[Tranche [B/C] of Portion 2 in the Equivalent Amount of [            ] Euro (EUR[            ]) is to be paid to the Hermes Agent for on-payment to Hermes in [payment/part payment] of the balance of the Hermes Insurance Premium.]

Tranche [B/C] of Portion 2 in the amount of [            ] Euro (€[            ]) is to be paid on our behalf to the Hermes Agent for on-payment to Hermes in [payment/part payment] of the balance of the Hermes Insurance Premium.]

We attach a Certified Copy of such documents as we have received from [the Builder pursuant to the Building Contract in evidence of the instalment due] [and] [[the Hermes Agent][Hermes] in evidence of the Hermes Premium payable].

We confirm that:

(i)	all of the representations and warranties contained in Clause 9 of the Loan Agreement remain true and correct;

(ii)	no Possible Event of Default or Event of Default has occurred;

(iii)	subject to Clause 5.3.1 of the Loan Agreement, the first Interest Period shall be of [three (3) six (6)] months’ duration; [and]

(iv)	[*]

(v)	[*]

(vi)	[*]

(vii)	[the scheduled Delivery Date of the Vessel is [ ] 2006];]

(viii)	[upon application of Tranche 4 of Portion 1 hereby requested to be drawn down in the manner hereinbefore appearing all sums owing to the Builder under the Building Contract shall have been fully and finally paid]; and

(ix)	[upon application of Tranche [B/C] of Portion 2 hereby requested to be drawn down in the manner hereinbefore appearing all sums owing [for the present time] to Hermes in respect of the Hermes Cover shall have been fully and finally paid].

Yours faithfully SHIP VENTURES INC.

By:

Schedule 4

Conditions Precedent

Clause 2.7

The Loan is expressly conditional upon the Agent having received in such form and substance as it shall require:

A	On the date hereof

Borrower

1	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the Borrower of its obligations under this Agreement and each of the Security Documents or if no such consents are required a secretary’s certificate of the Borrower to this effect confirming that no such consents are required.

2	Notarially attested secretary’s certificate for the Borrower:

(A)	attaching a copy of its Certificate of Incorporation and Articles of Incorporation and By-Laws evidencing power to:

(i)	enter into the transactions contemplated in this Agreement and in the other Security Documents and to buy ships and enter into arrangements for the chartering and management thereof; and

(ii)	borrow money in the amount referred to in this Agreement and as security therefor to mortgage or charge assets;

(B)	giving the names of the present directors and officers;

(C)	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform the Borrower’s obligations under the Security Documents;

(D)	giving the name of the Shareholder and the amount of the Shareholder’s Shares;

(E)	attaching copies of resolutions of the directors of the Borrower and, if required by its Articles of Incorporation and/or By-Laws, copies of the resolutions of the Shareholder, authorising the borrowing of the Loan, the granting of the Mortgages and the execution of this Agreement and such of the other Security Documents to which the Borrower is a party and the issue of any power of attorney to execute the same; and

(F)	containing a declaration of solvency as at the date of the secretary’s certificate.

3	Where the secretary’s certificate referred to in paragraph 2 of this Schedule 4 is dated more than ten (10) Business Days prior to the date hereof, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 2 of this Schedule 4.

4	The original power of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 2(C) above, notarially attested.

Guarantor, Shareholder, Supervisor and Builder

5	Notarially attested secretary’s certificate for each of the above:

(A)	attaching a copy of its Certificate of Incorporation and Memorandum and Articles of Association (or equivalent documents) evidencing power to enter into the transactions contemplated by this Agreement;

(B)	giving the names of the present officers and directors;

(C)	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform obligations under the Security Documents;

(D)	attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

(E)	containing a declaration of solvency as at the date of the secretary’s certificate.

6	Where the secretary’s certificate referred to in paragraph 5 of this Schedule 4 is dated more than ten (10) Business Days prior to the date hereof, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 5 of this Schedule 4.

7	The original powers of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 5(C) above, notarially attested.

General

8	Confirmation from the Process Agent that it will act for each of the Obligors and, if necessary, the Builder as agent for service of process in England.

9	Opinions from lawyers appointed by the Agent including English, Isle of Man, Bermudan, German and United States lawyers as to any of the foregoing matters or otherwise as the Agent may require in the form required by the Agent.

10	Certified Copy of the Opinion Letter (as defined in the Building Contract).

11	Certified Copy of the Building Contract including all addenda.

12	Certified Copy of the Supervision Agreement.

13	Agency and Trust Deed duly executed.

14	Guarantee duly executed.

15	Charge Option duly executed.

16	Copies of the audited consolidated report and accounts of Star for 2002 and, if available, for 2003, the unaudited consolidated accounts of the Group for the financial quarter to 31 December 2003 and the unaudited opening balance sheet of the Borrower.

17	Copies of all UCC-1 Financing Statements filed with the Secretary of State of Delaware.

18	Evidence that the withholding tax exemption applies for each of the Lenders.

19	Payment of all fees under Clause 13.

20	Disclosure Letter duly executed.

B	At least five (5) Business Days before each Drawdown Date in respect of Portion 1 and Portion 2

21	Drawdown notice duly executed by the Borrower in the form of Schedule 3.

22	In the case of Portion 1, a Certified Copy of such documents as are received by the Borrower from the Builder pursuant to the Building Contract in evidence of the instalment due.

23	In the case of Portion 2, a Certified Copy of such documents as are received by the Borrower from Hermes or the Hermes Agent in evidence of the Hermes Premium payable.

C	On the First Drawdown Date

24	Certified Copy of the Hermes Cover.

25	Certified Copy of the “Exporteurgarantie” to be given by the Builder in favour of the Hermes Agent.

26	[*]

27	Pre-Delivery Mortgage duly executed and lodged for registration in the Shipbuilding Register in Emden.

28	Earnings Assignment duly executed.

29	Building Contract Assignment duly executed.

30	Construction Risks Insurance Assignment duly executed.

31	Supervision Agreement Assignment duly executed.

32	Telefax confirmations from the insurance brokers through whom any insurances have been placed by the Builder and the Borrower in respect of the Vessel during the Construction Period that the insurances have been placed and upon receipt of a notice of assignment of the insurances they will issue letters of undertaking in the form approved by the Agent.

33	Written confirmation from the Agent’s insurance advisers that the Insurances are in a form satisfactory to the Agent.

34	Notarially attested bringdown certificate in respect of the Borrower, the Supervisor and the Builder where the secretary’s certificate referred to in the relevant paragraph of this Schedule 4 is dated more than ten (10) Business Days prior to the First Drawdown Date.

35	Opinion from German lawyers appointed by the Agent as to due registration of the Vessel and due registration of the Pre-Delivery Mortgage or otherwise as the Agent may require in the form required by the Agent.

D	On each Drawdown Date in respect of Portion 2

36	Evidence of the payment by the Borrower (or the Hermes Agent on its behalf) of the Hermes Premium (or relevant part thereof).

E	On the Delivery Date

37	Such evidence as the Agent may require that the Vessel is:

(A)	registered in the name of the Borrower under the laws and flag of the United States of America, free from all liens and encumbrances except the Post Delivery Mortgage;

(B)	classified with the highest classification available free of all recommendations and qualifications with Det Norske Veritas and American Bureau of Shipping;

(C)	insured in accordance with the terms of the Security Documents; and

(D)	managed by the Manager and the Sub-Agent pursuant to the Management Agreement and the Sub-Agency Agreement.

38	Certified Copy of the Builder’s Certificate.

39	Certified Copy of the unconditional protocol of delivery and acceptance duly signed by the Builder and the Borrower.

40	Certified Copy of the certificate of warranty from the Builder stating that the Vessel is free from all encumbrances on the Delivery Date.

41	Copies of valid trading and other certificates to be produced by the Builder pursuant to the Building Contract.

42	Post Delivery Mortgage duly executed and lodged for recordation at the relevant authority of the United States of America.

43	Certified Copy of the advance foreign transfer approval obtained from the Maritime Administration of the United States of America (“Marad”). This Marad pre-approval will have been issued for the benefit of the Trustee and its successors and assigns pursuant to sections 9(c) and (e) of the Shipping Act, 1916, as amended, of the United States of America to transfer the Vessel to a foreign registry in the case of (A) the occurrence of an Event of a Default or (B) a foreclosure of the Post Delivery Mortgage or (C) the Vessel ceasing to be employed in regular service in Hawaii and no longer being eligible to engage in the coastwise transportation of passengers for hire as set forth in Public Law 108-7 of the United States of America.

44	Insurance Assignment duly executed.

45	Telefax confirmations from the insurance brokers for marine risks (hull and machinery) and the managers of any protection and indemnity or war risks association through whom any Insurances have been placed in respect of the Vessel that the Insurances have been placed and upon receipt of a notice of assignment of the Insurances they will issue letters of undertaking in the form approved by the Agent.

46	Written confirmation from the Agent’s insurance advisers that the Insurances are in a form satisfactory to the Agent.

47	Certified Copy of the Management Agreement.

48	Certified Copy of the Sub-Agency Agreement.

49	Management Agreement Assignment duly executed.

50	Sub-Agency Agreement Assignment duly executed.

51	Account Charge duly executed.

52	Evidence that the Operating Account has been opened for receipt of the Earnings of the Vessel in accordance with Clause 7.6.

53	Opinion from lawyers appointed by the Agent as to due registration of the Vessel and due registration of the Post Delivery Mortgage or otherwise as the Agent may require in the form required by the Agent.

54	Evidence of the payment by the Borrower of the Hermes Premium in full.

55	Notarially attested bringdown certificate in respect of the Borrower.

56	Notarially attested secretary’s certificate for each of the Manager and the Sub-Agent:

(A)	attaching a copy of its Certificate of Incorporation and its Memorandum of Association and Bye-Laws (or equivalent documents) evidencing power to enter into the transactions contemplated by this Agreement;

(B)	giving the names of the present officers and directors;

(C)	setting out specimen signatures of persons who would be authorised to sign documents or otherwise perform obligations under the Security Documents;

(D)	attaching copies of resolutions passed at a duly convened meeting of the directors approving the granting and the execution of the documents whose execution is contemplated hereby, insofar as they relate to it and the issue of any power of attorney to execute the same; and

(E)	containing a declaration of solvency as at the date of the secretary’s certificate.

57	Where the secretary’s certificate referred to in paragraph 56 of this Schedule 4 is dated more than ten (10) Business Days prior to the date hereof, a bringdown certificate, which need not be notarially attested if signed by the same person that signed the secretary’s certificate referred to in paragraph 56 of this Schedule 4.

58	The original powers of attorney issued pursuant to (A) the resolutions referred to above and (B) paragraph 56(C) above, notarially attested.

59	Copies of all UCC-1 Financing Statements filed with the Secretary of State of Delaware.

60	Payment of all fees due under Clause 13.

61	A Certified Copy of the carrier initiative agreement executed pursuant to the Post Delivery Mortgage.

62	A Certified Copy of any current certificate of financial responsibility in respect of the Vessel issued under OPA.

63	A Certified Copy of a valid safety management certificate (or interim safety management certificate) issued to the Vessel in respect of its management by the Manager pursuant to the ISM Code.

64	A Certified Copy of a valid document of compliance (or interim document of compliance) issued to the Manager in respect of ships of the same type as the Vessel pursuant to the ISM Code.

65	A Certified Copy of a valid international ship security certificate issued to the Vessel in accordance with the ISPS Code.

Schedule 5

Confidentiality Undertaking

[On Bank’s Headed Paper]

To:	PRIDE OF HAWAII, Inc.

Corporation Trust Center

1209 Orange Street

Wilmington

Delaware 19801

United States of America

(the “Borrower”)

HSBC BANK PLC

Project and Export Finance

8 Canada Square

London E14 5HQ

Attn: Mr Alan Marshall

(the “Agent”)

PRIDE OF HAWAII, INC.

DOLLAR EQUIVALENT OF €308,130,000 TERM LOAN (THE “FACILITY”)

FORM OF CONFIDENTIALITY UNDERTAKING

1	We hereby undertake that we will keep confidential and will not make use of for any purposes (other than for the purposes of the Facility) all information delivered to us in connection with the Facility and all information obtained by us in the course of discussions with the Agent, the Borrower or any other party involved with the Facility (collectively the “Information”) until and save to the extent that the Information has been released into the public domain. However, we shall be entitled to supply the Information to:

(A)	professional advisers solely for use in connection with the Facility after drawing to the attention of those advisers the content of the undertaking as to confidentiality given by us and after obtaining similar undertakings from them; and

(B)	any third party where we have been authorised in writing to do so by the Borrower; and

(C)	subject to giving reasonable prior notice to the Borrower, to any banking or regulatory authority to which we are subject after drawing to the attention of such authority the content of the undertaking as to confidentiality given by us; and

(D)	pursuant to subpoena or other legal process and pursuant to any law or regulation having the force of law.

2	We further undertake that if we decide not to participate in the Facility, we will return to the Agent the originals and additional copies or extracts made therefrom and all documentary Information delivered to us by the Agent in relation to the Facility and/or the Borrower (including any supplied to third parties as contemplated in paragraph 1).

For and on behalf of BANK NAME:

By

Date:

Schedule 6

Transfer Certificate

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Loan Agreement without further ensuring that the transaction complies with all applicable laws and requisitions, including the Financial Services and Markets Act 2000 and regulations made thereunder and similar statutes which may be in force in other jurisdictions.

TO:	HSBC Bank plc (the “Agent”) as agent on its own behalf and for and on behalf of the Arrangers, the Hermes Agent, the Trustee, the Borrower and the Lenders as defined in the Loan Agreement referred to below

Attention:	[ ]

Date:

This certificate (the “Transfer Certificate”) relates to a loan agreement dated 20 April 2004 (as the same may from time to time have been amended, supplemented, restated and/or novated the “Loan Agreement”) made between (among others) (1) Pride of Hawaii, Inc. as borrower (the “Borrower”) (2) the banks and financial institutions referred to therein as lenders (the “Lenders”) (3) the Agent (4) Commerzbank Aktiengesellschaft (the “Hermes Agent”) and (5) HSBC Bank plc (the “Trustee”) whereby the Lenders have agreed to make available to the Borrower a term loan facility in the amount of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000) and/or the Equivalent Amount thereof. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Transfer Certificate:

the “Transferor” means [full name] of [Office];

the “Transferee” means [full name] of [Office].

1	The Transferor with full title guarantee transfers to the Transferee absolutely in accordance with Clause 17.5 of the Loan Agreement all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and all the other Security Documents insofar as such rights and interests relate to [that portion of its Contribution to the Loan in an amount equal to [[ ] Dollars (USD[ ]) [and [ ] Euro (€[ ])] out of its total Contribution which at the date hereof is [ ] Dollars (USD[ ]) [and [ ] Euro (€[ ])] or [that portion of its Commitment to the Facility in an amount of [ ] Euro (€[ ]) or an amount in Dollars equal to [ ] Euro
(€[ ]) out of its total Commitment which at the date hereof is [ ] Euro (€[ ]) in Euro and/or in Dollars].

2	By virtue of this Transfer Certificate and Clause 17.5 of the Loan Agreement, the Transferor is discharged entirely with effect from the Transfer Date from [that portion of its Contribution to the Loan and its obligations relating thereto to the extent of [[ ] Dollars (USD[ ]) and [ ] Euro (€[ ]) out of its total Contribution at such date] or [that portion of its Commitment to the Facility and its obligations relating thereto to the extent of [ ] Euro (€[ ]) in Euro and/or in Dollars out of its total Commitment at such date].

3	The Transferee hereby requests:

(A)	the Borrower, the Agent, the Hermes Agent, the Trustee, the Arrangers and the Lenders to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 17.5 of the Loan Agreement; and

(B)	the Agent to execute this Transfer Certificate on behalf of itself and the other said parties pursuant to Clause 17.8 of the Loan Agreement so that this Transfer Certificate will take effect in accordance with the terms thereof on [specify date of transfer] [or] [the date on which the Agent receives a certificate signed by [the Transferor] confirming that the following conditions have been fulfilled [specify conditions to transfer].

4	The Transferee:

(A)	confirms that it has received a copy of the Loan Agreement, the Agency and Trust Deed and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(B)	confirms that it has not relied and will not hereafter rely on the Transferor, the Trustee, the Agent, the Arrangers, the Lenders or the Hermes Agent to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, the Agency and Trust Deed or any other of the Security Documents or any other documents or information;

(C)	agrees that it has not relied and will not rely on the Transferor, the Trustee, the Agent, the Arrangers, the Lenders or the Hermes Agent to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement or any other of the Security Documents (save as otherwise expressly provided therein);

(D)	warrants that it has power and authority to become a party to the Loan Agreement and the Agency and Trust Deed and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement, the Agency and Trust Deed and the other Security Documents;

(E)	if not already a Lender, appoints the Agent to act as its agent (except in relation to the Hermes Cover), the Hermes Agent to act as its agent in relation to the Hermes Cover and the Trustee to act as its trustee as provided in the Loan Agreement, the Agency and Trust Deed and the other Security Documents and agrees to be bound by the terms of Clause 17.8 of the Loan Agreement and by all the terms of the Agency and Trust Deed.

5	The Transferor:

(A)	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(B)	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of (i) England (ii) the country in which the Transferor is incorporated and (iii) the country in which its Office is located; and

(C)	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for any similar purpose.

6	The Transferee hereby undertakes to the Transferor and each of the other parties to the Loan Agreement and the Agency and Trust Deed that it will perform in accordance with its terms all those obligations which by the terms of the Loan Agreement and the Agency and Trust Deed will be assumed by it after the transfer contemplated by this Transfer Certificate has taken effect.

7	If a Transferor and a Transferee effect a transfer in accordance with Clause 3 of this Transfer Certificate during an Interest Period, the Agent shall make all payments which would have become due to the Transferor under the Loan Agreement during the relevant Interest Period to the Transferor, as if no such transfer had been effected by the Transferor to the Transferee, according to the percentages of the Transferor’s Contribution and/or Commitment transferred and retained pursuant to Clauses 1 and 2 of this Transfer Certificate, and the Transferor and the Transferee shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for such Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor, to the Transferor, and shall make all payments due under the Loan Agreement for the account of the Transferee, to the Transferee. This provision is for administrative convenience only and shall not affect the rights of the Transferor and the Transferee under the Loan Agreement.

8	None of the Transferor, the Agent, the Hermes Agent, the Trustee, the Arrangers or the Lenders:

(A)	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement, the Agency and Trust Deed or any other of the Security Documents or any document relating thereto;

(B)	assumes any responsibility for the financial condition of the Borrower or any other party to the Loan Agreement, the Agency and Trust Deed or any other of the Security Documents or any such other document or for the performance and observance by the Borrower or any other party to the Loan Agreement, the Agency and Trust Deed or any other of the Security Documents or any such other document (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

9	The Transferor and the Transferee each undertakes that it will on demand fully indemnify the Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s gross negligence or wilful misconduct, as the case may be.

10	The agreements and undertaking of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Loan Agreement.

11	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

IN WITNESS whereof the Transferor, the Transferee and the Agent (as agent for and on behalf of itself as Agent, the Hermes Agent, the Trustee, the Arrangers, the Borrower and the Lenders (other than the Transferor)) have caused this Transfer Certificate to be executed on the day first written above.

THE TRANSFEROR

SIGNED by	)
)
for and on behalf of	)
[ ]	)
in the presence of:	)

THE TRANSFEREE

SIGNED by	)
)
for and on behalf of	)
[ ]	)
in the presence of:	)

THE AGENT

SIGNED by	)
)
for and on behalf of	)
[ ]	)
as agent for and on behalf	)
of itself as Agent,	)
the Hermes Agent, the Trustee,	)
the Arrangers, the Borrower,	)
the Guarantor and the Lenders	)
in the presence of:	)

Schedule

Administrative Details of Transferee

Name of Transferee:

Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

E-mail:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

E-mail:

Account for Payments:

Schedule 7

Form of Notice of Fixed Rate

To:	SHIP VENTURES INC. (the “Borrower”)

Corporation Trust Center

1209 Orange Street

Wilmington

Delaware 19801

United States of America

From:	HSBC BANK PLC (the “Facility Agent”)

Project and Export Finance

8 Canada Square

London E14 5HQ

Attn: Mr Alan Marshall

Loan Agreement dated 20 April 2004 between (among others) (1) the Borrower (2) the Lenders (3) the Agent (4) the Hermes Agent and (5) the Trustee (the “Loan Agreement”) relating to the financing of the construction of hull no S.668 at Jos. L. Meyer GmbH

The Agent hereby gives notice to the Borrower that, pursuant to Clause 5.5 (Fixed Rate) of the Loan Agreement, the Borrower shall from [date] 2006 pay interest on the outstanding amount of the Loan at the Fixed Rate of [    ] per cent ([—]%) per annum.

Capitalised terms used herein shall have the same meanings as in the Loan Agreement.

Date: 200[4/5/6]

HSBC BANK PLC
By:

Agreed:

SHIP VENTURES, INC.
By:

Schedule 8

Chartering of the Six Vessels (as defined in Clause 10.6.4)

Vessel	New Owner	Daily Hire	Redelivering	Transfer Value

“NORWEGIAN SEA”	Ocean Pacific Limited	[*]	[*]	[*]

“NORWEGIAN MAJESTY”	Ocean Voyager Limited	[*]	[*]	[*]

“NORWEGIAN WIND”	Crown Wind Limited	[*]	[*]	[*]

“NORWEGIAN CROWN” currently on bareboat charter to Crown Odyssey Limited	Sold to Fred Olsen Cruise Lines Pte. Ltd. on 1 September 2006	[*]	[*]	[*]

“NORWEGIAN DREAM”	Ocean Dream Limited	[*]	[*]	[*]

“MARCO POLO” currently on bareboat charter to Ocean World Limited	Sold to Story Cruise Ltd. on 23 July 2007	[*]	[*]	[*]

Schedule 9

Apollo-Related Transactions

1	Subscription Agreement

1.1	At the closing of the transactions contemplated by the Subscription Agreement (the “Closing”), the Investors shall pay to the Guarantor USD1,000,000,000 as payment for newly-issued ordinary shares (“Ordinary Shares”) in the capital of the Guarantor, par value USD1.00 per share (the “Subscribed Ordinary Shares”). The Subscribed Ordinary Shares shall represent fifty per cent. (50%) of the issued and outstanding Ordinary Shares of the Guarantor as of the Closing.

1.2	On the Jade Transfer Date (i) NCL America Holdings will transfer the Jade Assets to NCL International (or one of NCL International’s existing or newly-formed subsidiaries), and the Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag provided that in the event that the transfer of the Jade Assets can be effected in a manner that the parties to the Subscription Agreement agree is more advantageous from a tax perspective than the manner set forth above, such transfer shall be effected in an alternative manner and (ii) NCL International (or one of its existing or newly-formed subsidiaries) will assume the Jade Liabilities (such transactions together the “Jade Transfer”).

1.3	Effective as of the Closing, in consideration of the mutual covenants and agreements contained therein, the Guarantor has released, waived and forever discharged Star, its Subsidiaries and their respective predecessors, successors, assigns, officers, directors, shareholders, employees and agents and their respective counsel (for the benefit of Star and its Subsidiaries) from any and all actions, causes of actions, demands, suits, contracts, agreements, Encumbrances, Liabilities, or Losses of any type, based on any fact or circumstance arising prior to the Closing based on Star’s relationship with the Guarantor and its Subsidiaries prior to the Closing (including any claims relating to actual or alleged breaches of fiduciary or other duties by Star’s directors, officers or shareholders), whether based on contract or any applicable law (including tort, statute, local ordinance, regulation or any comparable law) in any jurisdiction.

1.4	Star, the Guarantor and the Investors have stated their mutual intention that, following the Closing, Star and the Guarantor continue their current policies and practices of close collaboration in support of their mutual efforts to develop their respective cruise line businesses, including providing assistance to each other in mutually-beneficial strategic initiatives, consultation, co-ordination, collaboration in shipbuilding and sharing of ship design and providing or assisting in obtaining any necessary consents and approvals relating to such initiatives, shipbuilding or ship design provided that in no event shall Star or the Guarantor be obligated to engage in any such efforts if such efforts could reasonably be expected to have an adverse effect on the operation or prospects of such party’s respective cruise line business.

1.5	Star has indemnification obligations running in favour of the Investors. In the event that the Investors suffer any indemnifiable Losses in cash, Star may elect in its sole discretion to have all or a portion of the indemnity obligation of Star deemed satisfied by having the Guarantor issue to the Investors additional Ordinary Shares.

1.6	If the transactions contemplated by the Subscription Agreement upon the Closing (as described in clause 1.1 of this Schedule) are consummated, at the Closing, the Guarantor shall pay, by wire transfer of immediately available funds, to each Person who is the payee of any outstanding Guarantor Transaction Expenses as of the Closing Date, the amount owed to such Person. For the avoidance of doubt, in the event that the Closing Date transaction fee payable to either (i) an Affiliate of the Investors or (ii) Star or an Affiliate thereof exceeds, in either case, an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee, such excess amount shall be paid, with respect to (i), by Star, or with respect to (ii), by the Investors. If the transactions contemplated by the Subscription Agreement upon the Closing (as described in clause 1.1 of this Schedule) are not consummated, all costs and expenses incurred in connection with the Subscription Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

2	Shareholders’ Agreement

For so long as the ratio of the number of the Equity Securities owned by the Star Group on a fully diluted basis divided by the number of the Equity Securities owned by the Investor Group on a fully diluted basis is at least 0.6, the Guarantor may not take any of the actions set forth in schedule II of the Shareholders’ Agreement without the prior written approval of Star. For the purpose of this clause “on a fully diluted basis” means taking into account any shares issued or issuable under warrants, options and convertible instruments (or other equity equivalents).

3	Reimbursement Agreement

3.1	NCL America Holdings Undertakings

Star and Investor I have agreed (the “NCLA Undertakings”) to cause the Guarantor to conduct the NCLA Business in the usual and ordinary course of business after the Closing Date. In connection therewith, Star shall periodically reimburse the Guarantor for any NCLA Cash Losses up to the amount of the Cash Losses Cap.

3.2	Star Termination Election

At any time after the Closing Date, Star may give notice (the “Star Termination Election”) to the Guarantor and Investor I that it is terminating the NCLA Undertakings. Following receipt by the Guarantor of the Star Termination Election, the parties to the Reimbursement Agreement shall then within thirty (30) days thereafter either (i) enter into the NCLA Continuation Agreement (as defined in clause 3.4 of this Schedule) or (ii) make the NCLA Wind-up Determination (as defined in clause 3.5 of this Schedule).

3.3	Guarantor Termination Election

In the event the Star Termination Election has not been delivered prior to 1 December 2008, then on the earlier of (i) such date and (ii) the date on which the aggregate amount of NCLA Cash Losses actually accrued equals or exceeds USD37,500,000, the Guarantor may give notice to Star (the “Guarantor Termination Election”) that it is terminating the NCLA Undertakings. Following receipt by Star of the Guarantor Termination Election (a) the parties to the Reimbursement Agreement shall undertake the Shut Down Procedure (b) the America Assets shall be transferred by NCL America Holdings to NCL International (or one of its existing or newly-formed subsidiaries), which transfer shall be accomplished through liquidations to the extent necessary and NCL International (or one of its existing or newly-formed subsidiaries) shall assume any liabilities associated with the America Assets, and the Pride of America Vessel shall be re-flagged in connection with such transfer from the US flag to the Bahamas flag (such transactions together the “America Transfer”) (c) the Guarantor shall pay to Star an amount equal to USD460,000,000 less any America Accumulated Book Depreciation and less any Allocable America Indebtedness (d) the Guarantor shall prepay and/or cancel the relevant percentage of the term loan and revolving credit facilities outstanding under the credit facilities related to the Aloha Assets (and the lenders under such facilities shall release all of their liens on the Aloha Assets) and cause the transfer to Star (or one of its subsidiaries) of all of NCL America Holdings’ right, title and interest in the Aloha Assets free and clear of any Encumbrances through liquidations that qualify as complete liquidations under section 331 of the Code of NCL America Holdings, Pride of Aloha, Inc., a Delaware corporation, and each of NCL America Holdings’ other subsidiaries, to the extent necessary and (e) Star shall reimburse the Guarantor for any and all Shut Down Costs up to USD35,000,000 (each such payment, distribution or transaction, the “Wind Up Transactions”). Following any decision to shut down the NCLA Business, any decision to sell or otherwise dispose of any of the assets of the NCLA Business (other than the Pride of America Vessel, the Pride of Aloha Vessel and their respective related assets) as part of the Shut Down Procedure shall be determined solely by Star. The net proceeds of any such sale or disposition(s) shall be deducted from and shall reduce the Shut Down Costs by such amount of net proceeds.

3.4	NCL America Holdings Continuation Agreement

In the event that Star has provided the Guarantor and Investor I with the Star Termination Election, then within thirty (30) days thereafter, the Guarantor and Star will mutually agree in writing that the Guarantor shall continue to operate and manage the NCLA Business (the “NCLA Continuation Agreement”), in which case (i) Star’s obligations to reimburse the Guarantor for the NCLA Cash Losses shall terminate, and Star shall not be obligated to pay for any Shut Down Costs and (ii) the Guarantor shall pay to Star an amount equal to USD800,000,000, less the Aloha Accumulated Book Depreciation, less the America Accumulated Book Depreciation, less the Allocable Aloha Indebtedness and less the Allocable America Indebtedness (such amounts together the “Payment”) provided that the Payment shall be funded in part by an incremental equity contribution to the Guarantor by each of Star and Investor I in the amount of USD170,000,000, less one-half of the Aloha Accumulated Book Depreciation and less one-half of the Allocable Aloha Indebtedness.

Subject to the proviso in the immediately preceding paragraph, the Guarantor shall use reasonable best efforts to fund any payments to Star pursuant to the NCLA Continuation Agreement, NCLA Wind Up Transactions or the Guarantor Termination Election by either the use of funds generated internally by the Guarantor or generated from the incurrence of additional Indebtedness from existing or new debt facilities. In the event that the Guarantor is unable to fund payments in such a manner, Star and Investor I acknowledge and agree that such funds shall be generated by the net proceeds of a primary offering of additional Ordinary Shares to the existing shareholders of the Guarantor at the Subscription Price.

3.5	NCL America Holdings Wind-up Determination

In the event that the Guarantor and Star have not entered into the NCLA Continuation Agreement by the end of such thirty (30) day period or the Guarantor provides to Star notice prior to the expiration of such thirty (30) day period that the Guarantor has elected to shut down the NCLA Business (either such circumstance, the “NCLA Wind-up Determination”) the parties shall consummate the Wind Up Transactions.

If none of the Guarantor Termination Election, the NCLA Continuation Agreement or the NCLA Wind-up Determination has been made by 31 December 2008, the provisions of the Reimbursement Agreement shall apply as if the Guarantor and Star have entered into the NCLA Continuation Agreement.

4	Indenture

As a result of the transactions contemplated by the Subscription Agreement (as described in clause 1.1 of this Schedule), a change of control is triggered under the Indenture, dated 15 July 2004, between the Guarantor and JPMorgan Chase Bank, N.A., as indenture trustee, with respect to USD250,000,000 10 5/8% Senior Notes due 2014. At Closing, pursuant to and as required by the terms of the Indenture, the Guarantor will proceed with a repurchase offer for the outstanding bonds at a purchase price in cash equal to one hundred and one per cent. (101%) of the principal amount plus accrued and unpaid interest. Apollo holds USD29,000,000 in principal amount of the said 10 5/8% Senior Notes due 2014.

Defined Terms

Capitalized terms defined in this Agreement and not otherwise defined in this Schedule shall have the meanings specified for such terms in this Agreement. As used in this Schedule, the following terms shall have the meanings specified below:

“additional Ordinary Shares” means Ordinary Shares issued by the Guarantor following the issuance of the Subscribed Ordinary Shares;

“Affiliate” means, with respect to any Person (i) who is an individual, a spouse, parent, sibling or lineal descendant of such Person (ii) that is an entity, an officer, manager, director, shareholder, member, general partner, limited partner or an Affiliate of such Person and (iii) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. For purposes of this definition, the terms “control”, “controlling”, “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

“Allocable Aloha Indebtedness” means USD0;

“Allocable America Indebtedness” means USD251,000,000;

“Allocable Jade Indebtedness” means EUR383,000,000;

“Allocable NCLA Indebtedness” means USD251,000,000;

“Aloha Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of Aloha Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in annex 1 to this Schedule;

“Aloha Assets” means the following assets relating wholly and directly to the Pride of Aloha Vessel, in each case to the extent transferable or assignable: (i) the Pride of Aloha Vessel (ii) all permits issued by any governmental authority to NCL America Holdings and related to the Pride of Aloha Vessel and (iii) all of the Pride of Aloha Vessel’s appliances, equipment, engines, machinery, boats, tackle, outfit, bunkers, oils and fuels, spare parts, consumable provisions and stores, appurtenances and belongings, whether on board or ashore;

“Amended and Restated Incorporation Documents” means the memorandum of increase of authorised share capital and the amended and restated bye-laws of the Guarantor and the Guarantor’s existing memorandum of association;

“America Accumulated Book Depreciation” means any accumulated book depreciation calculated in accordance with GAAP with respect to the Pride of America Vessel from 1 April 2007 to the NCLA Valuation Date, as set forth in annex 1 to this Schedule;

“America Assets” means: (i) the Pride of America Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Pride of America Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (iv) all supplies and inventory on the Pride of America Vessel for cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Pride of America Vessel which will take place after the closing date of the America Transfer (vi) all insurance and indemnity claims relating to the Pride of America Vessel or America Liabilities made by or on behalf of Star, the Guarantor or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the America Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Pride of America Vessel after the closing date of the America Transfer;

“America Liabilities” means the Allocable America Indebtedness and any other liability relating to the America Assets;

“Applicable Law” means with respect to any Person, all provisions of common or statutory laws, statutes, ordinances, rules, regulations or Orders applicable to such Person. For the avoidance of doubt, Applicable Law shall include the Listing Rules;

“Cash Losses Cap” means USD50,000,000;

“Closing Date” shall mean the date on which the closing of the investment in the Guarantor by the Investors occurs and which is expected to be on or about fourteen (14) days after the date of the Fourth Supplemental Deed;

“Code” means the Internal Revenue Code of 1986 of the United States of America, as amended;

“Encumbrances” means any lien, encumbrance, hypothecation, charge, mortgage, equity, trust, equitable interest, claim, preference, right of possession, right of seizure, lease, tenancy, license, covenant, interference, proxy, right of first refusal, option or right of first option, preemptive right, community property interest, legend, defect, impediment, exception, limitation, impairment, imperfection of title or restriction of any nature (including any restrictions on the voting of any Security, any restriction on the Transfer of any Security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Equity Securities” means (i) the Ordinary Shares and any other equity securities of the Guarantor and (ii) any securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) above by way of conversion, exercise or exchange, bonus share issue, share dividend, share sub-division, or share split or in connection with a combination of shares, recapitalization, reclassification, amalgamation, merger, consolidation, reorganization or other similar event;

“Existing Star Controlling Shareholders” means Golden Hope Limited, as trustee of the Golden Hope Unit Trust, Resorts World Bhd, Genting Overseas Holdings Limited, Tan Sri Lim Kok Thay, Puan Sri Lee Kim Hua, Joondalup Limited, Goldsfine Investments Ltd., and each other controlled Affiliate of Tan Sri Lim Kok Thay;

“Governmental Authority” means any national, European Union, federal, provincial, state, county, city, local, foreign or international governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body) and specifically including the Hong Kong Stock Exchange;

“Guarantor Transaction Expenses” means (i) the third person fees and expenses, reasonably incurred by the Investors, Star, the Guarantor and its Subsidiaries in connection with the drafting, negotiation, execution, and delivery of the Subscription Agreement, the Shareholders’ Agreement and the Reimbursement Agreement, the amended and restated incorporation documents of the Guarantor, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time, and other documents relating to the investment process, including (a) all of the fees and expenses of the Guarantor’s and Star’s accountants, lawyers, and other advisors, including Citigroup Global Markets, Inc., Cleary Gottlieb Steen & Hamilton LLP, Cox Hallett Wilkinson, Clifford Chance and Access Capital Limited (b) all of the fees and expenses (including due diligence fees and expenses) of the Investors’ accountants, lawyers, and other advisors, including Aon Corporation, O’Melveny & Myers LLP, Conyers Dill & Pearman and Burke & Parsons (c) the amount of all filing fees required to be paid pursuant to any competition and antitrust laws and any other regulatory filings required and (d) the mergers and acquisitions advisory fee payable to Citigroup Global Markets, Inc. or an Affiliate thereof and (ii) the Closing Date transaction fees payable to (a) an Affiliate of the Investors and (b) Star or an Affiliate thereof provided that the Closing Date transaction fee payable to each such Person in paragraph (ii) of this definition shall not exceed an amount which is equal to half of the amount paid to Citigroup Global Markets, Inc. or an Affiliate thereof for its mergers and acquisitions advisory fee;

“Indebtedness” means, with respect to any Person, without duplication (i) all obligations for borrowed money, including all obligations evidenced by notices or similar instruments (ii) all obligations issued or assumed as the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course and payable in accordance with customary practice) (iii) all capital lease obligations under GAAP (iv) all obligations secured by an Encumbrance (v) all obligations to pay a specified purchase price for goods and services, whether or not delivered or accepted (vi) all obligations in respect of swap or hedge agreements or similar agreements (vii) all negative cash balances and refunds payable (viii) the principal component of all obligations, contingent or otherwise, in respect of letters of credit and bankers’ acceptances (ix) all guarantees of Indebtedness described in clauses (i) to (viii) above and (x) all change in control payments payable in connection with the consummation of the transactions contemplated by the Transaction Documents;

“Investor Group” means the Investors together with their Permitted Transferees who hold Equity Securities;

“Jade Assets” means: (i) the Vessel (ii) all permits issued by any governmental authority to NCL America Holdings or any of its subsidiaries and related to the Vessel, in each case to the extent transferable or assignable (iii) all monies received with respect to payments for cruises on the Vessel which will take place after the closing date of the Jade Transfer (iv) all supplies and inventory on the Vessel for cruises on the Vessel which will take place after the closing date of the Jade Transfer (v) all accounts and notes receivable of NCL America Holdings or any of its subsidiaries related to cruises on the Vessel which will take place after the closing date of the Jade Transfer (vi) all insurance and indemnity claims relating to the Vessel or Jade Liabilities made by or on behalf of Star, the Guarantor or NCL America Holdings (or any of their respective subsidiaries) and received after the closing date of the Jade Transfer and (vii) all other assets, properties, rights and claims used, held for use or intended to be used in connection with the operation or conduct of the Vessel after the closing date of the Jade Transfer;

“Jade Liabilities” means the Allocable Jade Indebtedness and any other liability relating to the Jade Assets;

“Jade Transfer Date” means 9 February 2008, or such other date mutually agreed in writing by the parties to the Subscription Agreement;

“Liabilities” means any and all direct or indirect Indebtedness, Losses, claims or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including (but not limited to) those arising under any Applicable Law and those arising under any contract or otherwise;

“Listing Rules” means The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Losses” means any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, damages (including damages resulting in diminution in value, lost income and profits and interruptions in the business of the Guarantor or any of its Subsidiaries), liabilities, costs, expenses, to the extent actually incurred, including (i) attorneys’ fees and expenses relating to such Loss and/or necessary to enforce rights to indemnification in connection with the Subscription Agreement and (ii) consultants’ and experts’ fees and other costs of defence or investigation, and interest on any amount payable to a third party as a result of the foregoing (whether accrued, absolute, contingent, known, or otherwise, but excluding punitive, exemplary, special and consequential damages (other than as expressly included in this definition));

“NCLA Business” means the operations and business conducted by NCL America Holdings and its subsidiaries, which include the operation of the Pride of America Vessel and the Pride of Aloha Vessel and, until the Jade Transfer has been completed, the Vessel;

“NCLA Capital Expenditures” means, for any period, the aggregate amount of any capital expenditures made by NCL America Holdings and any of its subsidiaries in such period with respect to the NCLA Business (including any capital expenditures made in relation to the Vessel until the Jade Transfer has been completed);

“NCLA Cash Losses” means the amount, if negative, of the sum of (i) NCLA EBITDA less (ii) NCLA Capital Expenditures less (iii) interest paid or accrued on the Allocable NCLA Indebtedness at a blended rate, in each case in respect of the period beginning on the Closing Date and ending on the NCLA Valuation Date and in each case as reflected on the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings;

“NCLA EBITDA” means, for any period, the sum of (i) net revenues less (ii) ship operating expenses and selling, general and administrative expenses as allocated in a manner consistent with past practice as included in management reports, in each case as determined in accordance with GAAP and as reflected in the financial statements of NCL America Holdings or the accounting books and records of NCL America Holdings. For the avoidance of doubt (a) any Shared Overhead Expenses which are incurred by the Guarantor and its subsidiaries in any such period shall be included (without duplication) in the calculation of NCLA EBITDA for such period and (b) any Shut Down Costs, Post-Termination Expenses or expenses in connection with the early redeployment of the Pride of America Vessel in the Guarantor’s fleet which are incurred in any such period shall not be included in the calculation of NCLA EBITDA for such period;

“NCLA Valuation Date” means the date that is ninety (90) days after the date on which notice of the Star Termination Election or the Guarantor Termination Election is delivered;

“Order” means all judgments, injunctions, orders and decrees of all Governmental Authorities in any legal, administrative or arbitration action, suit, complaint, charge, hearing, mediation, inquiry, investigation or proceeding in which the Person in question is a party or by which any of its properties or assets are bound;

“Permitted Transfer” means:

(i)	with respect to the Investors, any Transfer by an Investor to an Affiliate of the Investor (including (a) the partners, members and stockholders of the Investor, and, if such Affiliate is an entity, the partners, members and stockholders of such Affiliate (b) any limited partner which has directly or indirectly invested, or otherwise has ownership interests, in Apollo Investment Fund VI, LP or one of its Affiliated investment funds or (c) prior to the first anniversary of the Closing Date, of up to forty per cent. (40%) of the Equity Securities held by the Investor as at the Closing Date in the aggregate to any funds, financial institutions or individuals acting as a co-investor in the Guarantor with the Investor; and

(ii)	with respect to Star, any Transfer by Star to (a) any wholly-owned Subsidiary of Star or (b) any Existing Star Controlling Shareholder;

“Permitted Transferees” means any Person to whom a Permitted Transfer is made or is to be made;

“Person” means any legal person, including any individual, corporation, investment fund, partnership, limited partnership, limited liability company, joint venture, joint stock company, association, trust, unincorporated entity or Governmental Authority or other entity;

“Post-Termination Expenses” means all of the (i) costs and expenses with respect to the operations of the NCLA Business that are incurred, consistent with past practice by the Guarantor and its subsidiaries, after the NCLA Valuation Date through 31 December 2008 and (ii) costs and expenses that would have been allocated and attributable to the Pride of Aloha Vessel had the vessel remained in service as part of the NCL America Holdings fleet until 31 December 2008, in each case based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Guarantor’s then-currently published sailing schedule;

“Pride of Aloha Vessel” means United States documented passenger cruise vessel “PRIDE OF ALOHA”, official number 1153219, IMO number 9128532;

“Pride of America Vessel” means the United States documented passenger cruise vessel “PRIDE OF AMERICA”, official number 1146542, IMO number 9209221, and all appurtenances thereto whether on board or ashore;

“Security” means, with respect to any Person, all equity securities or equity interests of such Person, all securities convertible into or exchangeable for equity securities or equity interests of such Person, and all options, warrants, and other rights to purchase or otherwise acquire from such Person equity interests, including any stock appreciation or similar rights, contractual or otherwise;

“Shared Overhead Expenses” means those overhead expenses incurred by the Guarantor and any of its subsidiaries which are attributable to the operation and management of the NCLA Business based upon an allocation of corporate costs on a capacity day basis in a manner consistent with past practice and the Guarantor’s then-currently published sailing schedule, and shall include any capital expenditures made by the Guarantor and any of its subsidiaries (other than NCL America Holdings and its subsidiaries) with respect to the NCLA Business;

“Shut Down Costs” shall mean (i) any and all costs and expenses incurred by the Guarantor and any of its subsidiaries in connection with the shut down of the operation and management of the NCLA Business, whether accrued or paid and (ii) all documentary, gross receipts, sales, transfer and use taxes and similar liabilities, if any, resulting directly or indirectly from the transactions contemplated by clause 3.3 and clause 3.4 of this Schedule;

“Shut Down Procedure” means all actions necessary in connection with the shut down of the operation and management of the NCLA Business, including taking all steps reasonably necessary to wind-up and liquidate, in liquidations qualifying as complete liquidations under section 331 of the Code, NCL America Holdings and each of the Subsidiaries of NCL America Holdings (except as otherwise agreed by Investor I and NCL America Holdings);

“Star Group” means Star together with its Permitted Transferees who hold Equity Securities;

“Subscription Price” means USD1,000,000,000;

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which fifty per cent. (50%) or more of the total voting power of equity securities or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of managers, directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person. For the purposes of this definition, the term “controlled” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, WorldCard International Limited shall be deemed not to be a “Subsidiary” of Star for the purposes of the Subscription Agreement;

“Transaction Documents” means the Apollo Transaction Documents, the Amended and Restated Incorporation Documents, the Voting Agreement and all other documents, agreements and instruments executed and delivered in connection therewith, in each case, as amended, modified or supplemented from time to time;

“Transfer” means, as to any Security or asset, to sell, transfer, assign, gift, pledge, grant a security interest in, distribute, encumber or otherwise dispose of (including the foreclosure or other acquisition by any lender with respect to such Security or asset pledged to such lender by the holder of such Security or asset), whether directly or indirectly, such Security or asset, either voluntarily or involuntarily and with or without consideration; and

“Voting Agreement” means the voting agreement dated as of 17 August 2007, by and among Investor I and certain of the Existing Star Controlling Shareholders.

Schedule 1

Accumulated Book Depreciation

[*]

Schedule 10

Repayment Schedule

[*]

Schedule 3

Guarantee

DATED 20 APRIL 2004

(1)                         NCL CORPORATION LTD.

(as guarantor)

(2)                                 HSBC BANK PLC

(as trustee)

GUARANTEE

IN RESPECT OF THE OBLIGATIONS OF

PRIDE OF HAWAII, INC.

AS AMENDED AND RESTATED ON

2 APRIL 2009

[**]

CONTENTS

		Page
1	Definitions and Construction	155

2	Guarantee and Indemnity	157

3	Survival of Guarantor’s Liability	157

4	Continuing Guarantee	159

5	Exclusion of the Guarantor’s Rights	159

6	Payments	160

7	Enforcement	161

8	Representations and Warranties	161

9	General Undertakings: Positive Covenants	164

10	General Undertakings: Negative Covenants	166

11	Financial Undertakings and Ownership and Control of the Guarantor	169

12	Cash Sweep	174

13	Special Liquidity	174

14	Chartering	174

15	Hedging	174

16	Equity Contribution	174

17	Indebtedness for Borrowed Money	174

18	Issue of the Bonds	174

19	Discharge	174

20	Assignment and Transfer	174

21	Miscellaneous Provisions	175

22	Waiver of Immunity	175

23	Notices	175

24	Governing Law	176

25	Jurisdiction	176

Schedule 1		178
	Quarterly Statement of Financial Covenants

Schedule 2		183
	Letter of Instruction	183

Schedule 3		184
	Budgeted Consolidated EBITDA

Schedule 4		185
	Report on Bookings	185

DEED

DATED the 20 day of April 2004 (as amended and restated on 2 April 2009)

BY:

(1)	NCL CORPORATION LTD. being a company validly existing under the laws of Bermuda with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

IN FAVOUR OF:

(2)	HSBC BANK PLC a company incorporated under the laws of England and Wales whose office is at 8 Canada Square, London E14 5HQ, England (the “Trustee”) as trustee for the Beneficiaries.

WHEREAS:

(A)	By a loan agreement dated 20 April 2004 (the “Loan Agreement”) made between (among others) (1) Pride of Hawaii, Inc. as borrower (the “Borrower”) (2) the banks whose names and Offices appear in schedule 2 to the Loan Agreement (the “Lenders”) (3) HSBC Bank plc as agent for the Lenders (the “Agent”) (4) Commerzbank Aktiengesellschaft as agent (the “Hermes Agent”) and (5) the Trustee, the Lenders agreed to make available to the Borrower, upon the terms and subject to the conditions thereof, a secured term loan of up to three hundred and eight million one hundred and thirty thousand Euro (EUR308,130,000) (the “Loan”) on the terms and conditions contained therein.

(B)	By a deed of agency and trust dated 20 April 2004 made between (1) the Agent (2) the Hermes Agent (3) the Trustee and (4) the Lenders it has been agreed that the benefit of this Deed shall be held by the Trustee on trust for itself, the Agent, the Hermes Agent and the Lenders and its and their respective successors, assignees and transferees (together the “Beneficiaries”).

(C)	It is a condition precedent to the Trustee, the Lenders, the Agent and the Hermes Agent entering into the Loan Agreement and making the Loan available to the Borrower that the Guarantor enters into this Deed.

NOW THIS DEED WITNESSES:

1	Definitions and Construction

1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account, cash flow statements and balance sheet (including all additional information and notes thereto) of the Guarantor and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports;

“Bonds” means bonds in an aggregate amount of at least two hundred million Dollars (USD200,000,000) and with a life of ten (10) years but which may be redeemed by the Guarantor at an earlier date, to be issued by the Guarantor in one (1) or more tranches, in the first instance to qualified institutional buyers as unregistered privately placed bonds and thereafter as bonds registered with the Securities Exchange Commission of the United States of America;

“Event of Default” means any of the events specified in clause 11 of the Loan Agreement or specified as such in Clause 11; and

“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Beneficiaries under or pursuant to the Loan Agreement or any Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).

1.2	In this Deed unless the context otherwise requires:

1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, restated, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof; and

1.2.8	where any matter requires the approval or consent of the Trustee or the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Trustee or the Agent, the Trustee or the Agent (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; each of the Trustee and the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion.

2	Guarantee and Indemnity

2.1	In consideration of the Lenders agreeing at the request of the Guarantor to make the Loan available to the Borrower in accordance with the terms of the Loan Agreement, the payment by the Trustee to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:

2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Trustee to be responsible for and hereby guarantees to the Trustee:

(a)	the due and punctual payment by each of the Obligors to the Trustee or the Agent (on behalf of the Lenders) (as the case may be) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(b)	the due and punctual performance of all the obligations to be performed by each of the Obligors and the Builder under or pursuant to the Loan Agreement and the other Security Documents; and

2.1.2	unconditionally undertakes immediately on demand by the Trustee from time to time to pay and/or perform its obligations under Clause 2.1.1.

2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) unconditionally undertakes immediately on demand by the Trustee from time to time to indemnify the Trustee and the Agent and hold each of them harmless in respect of:

2.2.1	any loss incurred by the Trustee and/or the Agent as a result of the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	all loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors or the Builder to perform any obligation to be performed by any of the Obligors or the Builder under and pursuant to the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party.

3	Survival of Guarantor’s Liability

3.1	The Guarantor’s liability to the Trustee under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):

3.1.1	any time, forbearance or other indulgence given or agreed by the Trustee, the Agent, the Lenders and/or the Hermes Agent to or with any of the Obligors, the Builder or Hermes in respect of any of their obligations under the Loan Agreement and each other Security Document to which any of the Obligors, the Builder or Hermes is a party; or

3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors, the Builder or Hermes; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors, the Builder or Hermes under, the Loan Agreement and each other Security Document to which any of the Obligors, the Builder or Hermes is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution or otherwise of any of the Obligors, the Builder or Hermes or the merger of any of the Obligors, the Builder or Hermes with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors, the Builder or Hermes or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors, the Builder or Hermes or the occurrence of any circumstances whatsoever affecting any Obligor’s, the Builder’s or Hermes’ liability to discharge its obligations under the Loan Agreement and each other Security Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors, the Builder or Hermes in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor, the Builder or Hermes or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Trustee, the Agent, any of the Lenders or the Hermes Agent at any time of any further security for the obligations of the Borrower under any of the Security Documents; or

3.1.8	the release of any co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor or the Builder under any of the Security Documents; or

3.1.9	any failure on the part of the Trustee, the Agent, any of the Lenders or the Hermes Agent (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed.

4	Continuing Guarantee

4.1	This Deed shall be:

4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Trustee or the Agent on behalf of the Beneficiaries of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by the Trustee, the Agent, any of the Lenders or the Hermes Agent from time to time in respect of the Outstanding Indebtedness or any part thereof.

4.2	Any satisfaction of obligations by the Guarantor to the Trustee or any discharge given by the Trustee to the Guarantor or any other agreement reached between the Trustee and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Trustee and, notwithstanding that all monies and liabilities due or incurred by any of the Obligors or the Builder to the Trustee which are guaranteed hereunder shall have been paid or discharged, the Trustee shall be entitled not to discharge this Deed or any security held by the Trustee for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Trustee be necessary or appropriate under any applicable insolvency law after the last of such monies and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors or the Builder, the Trustee shall be at liberty not to discharge this Deed or any security held by the Trustee for the obligations of the Guarantor hereunder for and during such further period as the Trustee may determine at its sole discretion.

5	Exclusion of the Guarantor’s Rights

5.1	Until the obligations of any Obligor or the Builder under the Loan Agreement and each other Security Document to which any Obligor or the Builder is a party have been fully performed, the Guarantor shall not:

5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Trustee may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Trustee:

(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(b)	claim payment of any other monies for the time being due to the Guarantor or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(c)	prove in a liquidation of any Obligor or the Builder in competition with the Trustee for any monies owing to the Guarantor by any other Obligor or the Builder on any account whatsoever,

PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any monies pursuant to any such exercise, claim or proof, such monies shall be held by the Guarantor as trustee upon trust for the Trustee to apply the same as if they were monies received or recovered by the Trustee under this Deed.

6	Payments

6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to such account of the Trustee with such bank or financial institution as the Trustee may from time to time notify to the Guarantor in writing.

If the Guarantor is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Trustee receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

6.2	Without prejudice to the provisions of Clause 6.1, if any Lender or the Agent or the Trustee on the Lender’s behalf is required to make any payment on account of Tax (not being a tax imposed on the net income of its Office by the jurisdiction in which it is incorporated or in which its Office is located or any other tax existing and applicable on the date of this Deed under the laws of any jurisdiction) on or in relation to any sum received or receivable hereunder by such Lender or the Agent or the Trustee on the Lender’s behalf (including, without limitation, any sum received or receivable under this Clause 6) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent or the Trustee on the Lender’s behalf, the Guarantor shall, upon demand of the Agent, indemnify such Lender or the Agent or the Trustee against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, other than interest, penalties, and expenses:

6.2.1

that accrue during any periods of time beginning on the thirty first (31st) day (or such longer period as any Lender may reasonably require) following the day on which the Lender or the Agent or the Trustee, as applicable, has actual knowledge of the imposition or assertion of such Taxes or other Taxes; or

6.2.2	that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or the Agent or the Trustee.

If any Lender proposes to make a claim under the provisions of this Clause 6.2 it shall certify to the Guarantor in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

Without affecting the Guarantor’s obligations under Clause 6.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the event (for example (if then possible) by changing its Office or transferring some or all of its rights and obligations under the Loan Agreement to another financial institution reasonably acceptable to the Borrower, the Guarantor, the Hermes Agent and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Guarantor save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

6.3	No person to which a Lender assigns part or all of its interest under this Deed pursuant to clause 17 of the Loan Agreement shall be entitled to receive any greater increase in payment under Clause 6.1 than the assigning Lender would have been entitled to receive with respect to the rights assigned unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist and were not reasonably anticipated or reasonably foreseeable.

6.4	The certificate of the Trustee from time to time as to sums owed by any Obligor or the Builder under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.

6.5	The provisions of Clause 7.3 of the Loan Agreement shall apply hereto (mutatis mutandis) as if set out in full herein.

7	Enforcement

7.1	The Trustee shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors, the Builder or Hermes under the Loan Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Trustee would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder provided that the Trustee shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.

8	Representations and Warranties

8.1	The Guarantor represents and warrants to the Trustee that:

8.1.1	it is a limited liability exempt company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.1.2	it has the power to enter into and perform this Deed and all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed;

8.1.3	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

8.1.4	the entry into and performance of this Deed and the transactions contemplated hereby do not and will not be a breach of or conflict with:

(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets,

nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

8.1.5	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed);

8.1.6	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

8.1.7	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the NCLC Group in connection with this Deed was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.1.8	the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Loan Agreement;

8.1.9	the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Agent (in this Clause 8.1.9 “NCLC Group” shall have the meaning ascribed to it in Clause 11.4);

8.1.10	the claims of the Trustee against the Guarantor under this Deed will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.1.11	subject to Clause 10.6, no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

8.1.12	no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor’s knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

8.1.13	each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

8.1.14	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed;

8.1.15	all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

8.1.16	the Shares are legally and beneficially owned by the Shareholder, all the shares in the Bareboat Charterer are legally and beneficially owned by NCL International, all the shares in the Shareholder are legally and beneficially owned by Arrasas and all the shares in Arrasas are legally and beneficially owned by the Guarantor and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under Clause 11.2 in respect of the ownership and/or control of the shares in the Guarantor;

8.1.17	the Guarantor does not have a place of business in any jurisdiction which would require this Deed to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed; and

8.1.18	it has reviewed and agrees to all the terms and conditions of the Loan Agreement and each other Security Document to which any Obligor or the Builder is a party.

8.2	The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1.4(a), 8.1.8, 8.1.15 and 8.1.18 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor or the Builder have been performed in full.

9	General Undertakings: Positive Covenants

9.1	The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:

9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2004);

9.2.2	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 31 March 2004);

9.2.3	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the year ending 31 December 2004, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

9.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):

(a)	a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

(b)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and quarterly break downs for the first of these five (5) years),

and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;

9.2.5	from time to time (but at intervals no more frequently than annually at the Guarantor’s expense unless an Event of Default has occurred and is continuing) within fifteen (15) days of receiving any request to that effect from the Agent, a valuation of each of the vessels in the NCLC Fleet obtained in accordance with the provisions of clause 10.18 of the Loan Agreement;

9.2.6	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Schedule 1 (commencing with the first quarter of the financial year ending 31 December 2004);

9.2.7	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request;

9.2.8	The Guarantor shall procure that any and all of its indebtedness with any other Obligor and/or any shareholder of the Guarantor is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall also procure that any and all of the indebtedness, except Permitted Indebtedness, of the owners or prospective owners of mortgaged vessels in the NCLC Fleet is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any shareholder of the Guarantor. Upon the occurrence of an Event of Default the Guarantor shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any other Obligor.

9.2.9	promptly, such information as the Agent may request regarding the Bonds, either before their issue or during their lifetime;

9.2.10	as soon as practicable (and in any event no later than the twenty fifth (25th) day of each month), a monthly bank reporting package for the NCLC Group for the previous month comprised of a profit and loss statement, a balance sheet, a cash flow statement and a statement of the Free Liquidity (as defined in Clause 11.4) (commencing with the month to 31 March 2009);

9.2.11	a quarterly earnings conference telephone call (commencing with the financial quarter to 31 March 2009) to take place as soon as practicable and in any event no later than forty (40) days after the end of any relevant financial quarter except the fourth financial quarter and no later than seventy five (75) days after the end of the fourth financial quarter; and

9.2.12	as soon as practicable (and in any event within thirty (30) days after the close of each quarter of each financial year) a report on bookings for the following year and a comparison with the previous year in the form of Schedule 4 (commencing with the financial quarter ending 30 June 2009).

All accounts required under this Clause 9.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “NCLC Group” shall have the meaning ascribed to it in Clause 11.4.

9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with GAAP.

9.4	The Guarantor will notify the Trustee and the Agent of any Event of Default or forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

9.7	Forthwith upon the execution of this Deed, and as a condition precedent to the Lenders entering into the Loan Agreement, the Guarantor shall deliver to the Agent a letter addressed to the Agent irrevocably and unconditionally authorising and instructing the Agent forthwith to execute on behalf of the Guarantor each Transfer Certificate delivered to the Agent pursuant to clause 17 of the Loan Agreement, such letter to be in substantially the form of Schedule 2.

9.8	The Guarantor shall procure that any and all of its indebtedness with any other Obligor and/or any shareholder of the Guarantor is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall also procure that any and all of the indebtedness, except Permitted Indebtedness, of the owners or prospective owners of mortgaged vessels in the NCLC Fleet is at all times fully subordinated to the Security Documents and the obligations of the Guarantor hereunder. The Guarantor shall not make or permit to be made any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any shareholder of the Guarantor. Upon the occurrence of an Event of Default the Guarantor shall not make any repayments of principal, payments of interest or of any other costs, fees, expenses or liabilities arising from or representing indebtedness with any other Obligor.

10	General Undertakings: Negative Covenants

10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:

10.2.1	the Borrower may agree to sell the Vessel on the condition that contemporaneously with the completion of the sale the Loan is prepaid in accordance with the provisions of clause 4.6 of the Loan Agreement;

10.2.2	the Borrower may let the Vessel on charter in accordance with the provisions of clause 10 of the Loan Agreement;

10.2.3	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.2.4	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.2.5	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.2.6	a vessel owned by any member of the NCLC Group (other than the Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel and NCLL may, following the sale of its shares by Arrasas to IOL, a wholly owned Subsidiary of Star, transfer to other wholly owned Subsidiaries of Star its vessels “NORWEGIAN WIND”, “NORWEGIAN DREAM”, “NORWEGIAN SEA”, “NORWEGIAN MAJESTY”, “NORWEGIAN CROWN” and “MARCO POLO” (the “Six Vessels”) for their transfer values as set out in schedule 8 to the Loan Agreement and sell m.v. “NORWAY” to a third party and, prior to the sale of its shares as aforesaid, transfer its vessel “NORWEGIAN SKY” to Pride of Aloha, Inc., a wholly owned Subsidiary of NCL America Holdings;

10.2.7	the Shareholder may assign, pledge or charge the Shares as security for the obligations of the Borrower under the Loan Agreement;

10.2.8	Arrasas may transfer its shares in NCLL to IOL and Star may transfer its shares in Arrasas to the Guarantor; and
10.2.9	disposals of assets constituting Apollo-Related Transactions may be made,

PROVIDED THAT the number of vessels in the NCLC Fleet on the Second Restatement Date shall not [*].

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship’s agents and except any loan, advance or credit to the Guarantor or a wholly-owned Subsidiary of the Guarantor, which loan, advance or credit is fully subordinated to the rights of the Beneficiaries under the Security Documents).

10.4	The Guarantor will procure that none of the owners or prospective owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, other than:

10.4.1	in the ordinary course of its business as owner of its vessels; and

10.4.2	any guarantee of the obligations of any member of the NCLC Group to one or more providers of credit card processing services to the NCLC Group and/or any provider of a Letter of Credit Facility (such guarantee to be fully subordinated to any guarantees supporting the NCLC Group Credit Facilities).

10.5	Except with the prior written consent of the Agent and Hermes, the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent and Hermes, the ability of the Guarantor or any other Obligor to perform its obligations under the Security Documents to which it is a party PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business and PROVIDED FURTHER THAT any change of or discontinuation in the business activities of any Obligor in accordance with the Apollo-Related Transactions, or any other change or discontinuation that does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party from time to time, in each case in the opinion of the Agent and Hermes, shall be permitted.

10.6	Except with the prior consent of the Agent and Hermes, the Guarantor will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing and will procure that no company in the NCLC Group (other than the Shareholder or NCL International) shall do so. However, the prior consent of the Agent shall not be required in respect of:

10.6.1	any amalgamation, voluntary cessation of business, consolidation, voluntary dissolution, solvent liquidation, merger, de-merger, voluntary termination of existence, solvent winding up, restructure which, for the avoidance of doubt, may include the creation of new Subsidiaries, pursuant to the Apollo-Related Transactions; or

10.6.2	any amalgamation, voluntary cessation of business, consolidation, voluntary dissolution, solvent liquidation, merger, de-merger, voluntary termination of existence, solvent winding up, restructure or acquisition involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only, including the creation of new Subsidiaries, which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time,

PROVIDED THAT, except in relation to Apollo-Related Transactions, the Guarantor has first consulted with the Agent with regard to the proposed consolidation, reorganisation, restructure or acquisition and provides evidence satisfactory to the Agent that the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such reorganisation or restructure.

Further, no member of the NCLC Group will acquire any equity, share capital or any obligations of a corporation or other entity unless the business of that corporation or other entity is in the leisure or hospitality sectors.

For the avoidance of doubt, the acquisition by a member of the NCLC Group of any shares in any company or corporation shall not in itself constitute a merger or consolidation with such company or corporation for the purpose of this Clause 10.6 provided that the Agent is satisfied the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such merger or consolidation.

In this Clause 10.6, “NCLC Group” shall exclude the Borrower.

10.7	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.8	The Guarantor has not taken and shall not take from any other Obligor or the Builder any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Trustee.

10.9	Except with the prior consent of all the Lenders, the Guarantor shall not (and will procure that no other company in the NCLC Group shall), either in a single transaction or in a series of transactions whether related or not purchase any asset or make any investment:

10.9.1	other than on arm’s length terms;

10.9.2	which is not for its use in its ordinary course of business;

10.9.3	the cost of which is more than its fair market value at the date of acquisition; or

10.9.4	other than an asset constituting an Apollo-Related Transaction.

For the avoidance of doubt the purchase of a vessel shall not be permitted under this Clause 10.9 or any other provision of the Loan Agreement or this Deed.

11	Financial Undertakings and Ownership and Control of the Guarantor

11.1	The Guarantor will ensure that:

11.1.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

11.1.2	either:

(a)	as at 30 September 2005 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount which is not less than one hundred million Dollars (USD100,000,000);

11.1.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed [*]

11.1.4	[*]

11.1.5	[*]:

11.2	It will be an Event of Default if:

11.2.1	at any time when the ordinary share capital of the Guarantor is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Guarantor by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family (together or individually) and Apollo in the aggregate, do not, directly or indirectly, control the Guarantor and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

11.2.2	at any time following the listing of the ordinary share capital of the Guarantor on an Approved Stock Exchange:

(i)	any Third Party:

(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Guarantor; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Guarantor,

and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family (together or individually) and Apollo in the aggregate do not, directly or indirectly, beneficially own at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

(ii)	the Guarantor ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Agent,

(and, for the purpose of this Clause 11.2 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family and Apollo means that one (1) or more members of the Lim Family or Apollo in the aggregate has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).

11.3	The Guarantor shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person other than payments, distributions or dividends to another member of the NCLC Group. For the avoidance of doubt, distributions made in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for the relevant jurisdiction of any member of the NCLC Group or holder of the Guarantor’s share capital attributable to any member of the NCLC Group shall not be restricted by this Clause 11.3.

The Guarantor will procure that any dividends or other distributions and interest paid or payable in connection with such dividends or other distributions will be received promptly by the Guarantor directly or indirectly from the Borrower’s shareholder(s) (if such shareholder is not the Guarantor) by way of dividend.

11.4	In Clause 11.1, Clause 11.2, Clause 11.3, Clause 11.7 and Schedule 1:

11.4.1	“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

11.4.2	“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent;

11.4.3	“Budgeted Consolidated EBITDA” means the relevant amount set out in Schedule 3;

11.4.4	“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group;

11.4.5	“Consolidated Adjusted Total Assets” means the NCLC Group’s total assets (based on the then latest unaudited consolidated quarterly accounts), adjusted so that each vessel in the NCLC Fleet is valued on the basis of its most recent valuation obtained in accordance with clause 10.18 of the Loan Agreement in the case of the Vessel and the similar clause in the facility agreements in respect of the other NCLC Group Credit Facilities;

11.4.6	“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(a)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:

(i)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group or by virtue of Clause 12 or Clause 13;

(ii)	principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group or under an Apollo-Related Transaction; and

(iii)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (iii) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon) or under an Apollo-Related Transaction;

(b)	Consolidated Interest Expense for such period;

(c)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Guarantor or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”) other than the tax distributions described in Clause 11.3; and

(d)	all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Guarantor and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

11.4.7	“Consolidated EBITDA” means, for any relevant period, the aggregate of:

(a)	Consolidated Net Income from the Guarantor’s operations for such period;

(b)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;

11.4.8	“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period;

11.4.9	“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with GAAP;

11.4.10	“F3 Two EBITDA” means the Consolidated EBITDA attributable to the F3 Two Vessel assuming the F3 Two Vessel had been in operation since the beginning of the period in which the F3 Two-Related Debt was included in Total Net Funded Debt;

11.4.11	“F3 Two-Related Debt” means the amount of up to EUR662,905,320 to be made available to F3 Two, Ltd. pursuant to a facility agreement dated 22 September 2006 (as amended and/or restated from time to time);

11.4.12	“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under any revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;

11.4.13	“Lim Family” means:

(a)	the late Tan Sri Lim Goh Tong;

(b)	his spouse;

(c)	his direct lineal descendants;

(d)	the personal estate of any of the above persons; and

(e)	any trust created for the benefit of one or more of the above persons and their estates;

11.4.14	“NCLC Group” means, for the purposes of this Clause 11, the Guarantor, its Subsidiaries and any other entity which is required to be consolidated in the Guarantor’s accounts in accordance with GAAP;

11.4.15	“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family or Apollo;

11.4.16	“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year PROVIDED THAT for any such accounts delivered after the Second Restatement Date, the effect of any impairment of intangible assets shall be added back to stockholders’ equity; and

11.4.17	“Total Net Funded Debt” means, as at any relevant date:

(i)	Indebtedness for Borrowed Money of the NCLC Group; and

(ii)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;

less an amount equal to any Cash Balance and all amounts from time to time standing to the credit of the Cash Sweep Bank Account as at such date.

11.5	Save as specified in Clause 11.1.2, Clause 11.1.4 and Clause 11.7, the ratios referred to in this Clause 11 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.

11.6	Only the Moratorium Undertakings and the undertaking contained in Clause 11.7 will apply during the Moratorium Period. From the end of the Moratorium Period the ratios referred to in this Clause 11, other than the ratios referred to in Clause 11.1.4 and Clause 11.7 will apply.

11.7	If Consolidated EBITDA at the end of any financial quarter (computed for the period of the four (4) consecutive financial quarters ending at the end of such financial quarter) during the Moratorium Period is more than twenty per cent (20%) [*], then the Majority Group-Wide Lenders shall have the right to request the Guarantor promptly to appoint, at its cost, an independent restructuring firm acceptable to the Majority Group-Wide Lenders to provide a due diligence report on the management restructuring plan and its present state to the Group-Wide Lenders as soon as practicable. The Guarantor shall use commercially reasonable efforts to assist such restructuring firm in preparing such due diligence report within sixty (60) days of the request.

12	Cash Sweep

12.1	The Guarantor shall maintain the Cash Sweep Bank Account during the Security Period (or for such shorter period as the Majority Cash Sweep Lenders may agree) free of Encumbrances and rights of set off other than the Account Charge.

12.2	Subject to Clause 12.3 and no Event of Default having occurred and being continuing, any Total Cash Sweep Amount shall be applied on the relevant Cash Sweep Payment Date in prepayment, reduction and/or cancellation of the Cash Sweep Credit Facilities. The payment to be made under each Cash Sweep Credit Facility shall be calculated on the basis of the Accounts for the twelve (12) month period ending on the relevant Cash Sweep Determination Date and be applied to each Cash Sweep Credit Facility on a pro rata basis based on each Cash Sweep Credit Facility’s remaining outstanding Delayed Principal Amount (as defined in the Loan Agreement in respect of the Loan and as defined in the relevant facility agreement in respect of each of the other Cash Sweep Credit Facilities) as of the Cash Sweep Payment Date. Each such outstanding Delayed Principal Amount, to the extent it is not already denominated in Dollars, shall be converted into Dollars on the date falling ten (10) Business Days prior to the relevant Cash Sweep Payment Date at the rate which appears on the Reuters Page ECB37 at 1.30 p.m. London time on that date, for the purposes of such calculation. For the avoidance of doubt, once there is no longer any remaining outstanding Delayed Principal Amount under any of the Cash Sweep Facilities, no further payments under this Clause 12.2 shall be required.

12.3	The Guarantor shall procure that any Total Cash Sweep Amount on the Cash Sweep Determination Dates of 31 December 2009 and 31 December 2010 shall be paid into the Cash Sweep Bank Account on the following 31 March. On 31 March 2011 the Guarantor shall procure that the Total Cash Sweep Amount on the Cash Sweep Determination Dates of 31 December 2009 and 31 December 2010 held in the Cash Sweep Bank Account shall be applied in accordance with Clause 12.2 as if it were a single Total Cash Sweep Amount existing on 31 December 2010.

12.4	Notwithstanding anything to the contrary in this Deed, to the extent that the Guarantor can demonstrate to the satisfaction of the Majority Cash Sweep Lenders in their sole discretion that the working capital needs of the NCLC Group so require, the Guarantor shall be permitted to withdraw the amount agreed by the Majority Cash Sweep Lenders from the Cash Sweep Bank Account prior to 31 March 2011 and apply it for any purpose agreed by the Majority Cash Sweep Lenders. Save as provided in this Clause 12.4, no sum may be withdrawn from the Cash Sweep Bank Account prior to 31 March 2011. Any accumulated interest in the Cash Sweep Bank Account remaining after 31 March 2011 shall be remitted to the Guarantor.

12.5	Each Relevant Cash Sweep Amount shall be applied to the Loan in accordance with clause 4.9 of the Loan Agreement.

12.6	On or immediately after the date falling ten (10) Business Days prior to 31 March 2010 and to each Cash Sweep Payment Date the Guarantor shall provide the Cash Sweep Lenders with a statement showing the calculation of Liquidity at the relevant Cash Sweep Determination Date (whether or not there is a Total Cash Sweep Amount) and, if applicable, the amounts of the Total Cash Sweep Amount to be paid to the Cash Sweep Lenders on the relevant Cash Sweep Payment Date, subject to Clause 12.4.

12.7	It is hereby acknowledged and agreed that the provisions of this Clause 12 and clause 4.9 of the Loan Agreement may not be amended without the consent of the Cash Sweep Lenders.

13	Special Liquidity

13.1	Provided that no Event of Default has occurred and is continuing, any Total Special Liquidity Sources Amount shall be applied on the relevant Special Liquidity Sources Payment Date in prepayment, reduction and/or cancellation of the Cash Sweep Credit Facilities. The payment to be made under each Cash Sweep Credit Facility shall be applied to each Cash Sweep Credit Facility on a pro rata basis based on each Cash Sweep Credit Facility’s remaining outstanding Delayed Principal Amount (as defined in the Loan Agreement in respect of the Loan and as defined in the relevant facility agreement in respect of each of the other Cash Sweep Credit Facilities) as of the Special Liquidity Sources Payment Date. Each such outstanding Delayed Principal Amount, to the extent it is not already denominated in Dollars, shall be converted into Dollars on the date falling ten (10) Business Days prior to the relevant Special Liquidity Sources Payment Date at the rate which appears on the Reuters Page ECB37 at 1.30 p.m. London time on that date, for the purposes of such calculation. Notwithstanding anything to the contrary, payment under this Clause 13.1 shall only be required to the extent such payment does not reduce Liquidity to a level below [*].

13.2	The Relevant Special Liquidity Sources Amount shall be applied to the Loan in accordance with clause 4.9 of the Loan Agreement.

13.3	It is hereby acknowledged and agreed that the provisions of this Clause 13 and clause 4.9 of the Loan Agreement may not be amended without the consent of the Cash Sweep Lenders.

13.4	No vessel in the NCLC Fleet may be sold unless any Special Liquidity Sources arising from the sale are applied in accordance with this Clause 13.

14	Chartering

Notwithstanding the provisions of clause 10.12 of the Loan Agreement, the Guarantor shall not (and will procure that no company in the NCLC Group shall), charter (in or out) any vessel, except that the following shall be permitted:

14.1	the chartering out of m.v. “NORWEGIAN JADE” by Pride of Hawaii, Inc. to the Manager and any other intra-NCLC Group chartering of any vessel, which complies with clause 10.12 and clause 10.14.3 of the Loan Agreement;

14.2	any extra-NCLC Group chartering out of a vessel that would be permissible under clause 10.12 and clause 10.14.3 of the Loan Agreement, except that no such extra-NCLC Group charter may be made:

14.2.1	other than in the usual course of business of the vessel’s owner or other NCLC Group operator;

14.2.2	directly or indirectly to another cruise line;

14.2.3	for a period longer than two (2) months; and/or

14.2.4	other than at or about market rate at the time the charter is fixed;

14.3	the sale and initial lease-back of any vessel in the NCLC Fleet subject to compliance with Clause 13 and Clause 10.2 and in accordance with clauses 10.12(A) and (C) and clause 10.14.3 of the Loan Agreement; and

14.4	any charter of a vessel in existence at the date of the Fifth Supplemental Deed to or from a person that is not a company in the NCLC Group at the Second Restatement Date PROVIDED THAT any extension or renewal of such a charter shall only be permitted if either it is not materially adverse to the NCLC Group or the Group-Wide Lenders, in the opinion of the Majority Group-Wide Lenders, or the extension or renewal is solely at the option of that person which is not a company in the NCLC Group.

15	Hedging

Notwithstanding any other provision of the Loan Agreement or this Deed to the contrary, the Guarantor shall not (and will procure that no company in the NCLC Group shall) enter into any ISDA Master Agreement (or any other form of master agreement) or any transaction under any such master agreement relating to a fuel, interest or currency exchange transaction unless:

15.1	the counterparty to such master agreement is a Group-Wide Lender (or an Affiliate (as defined in Clause 11.4) of a Group-Wide Lender); and

15.2	the entry into that master agreement or transaction is for non-speculative reasons.

16	Equity Contribution

If the Guarantor fails to comply with the Moratorium Undertakings, the Guarantor shall, with the support and co-operation of its shareholders, use commercially reasonable endeavours and take all practicable steps to procure the contribution by the Investors, Star and/or any other capital provider of new equity in cash for the Guarantor. To the extent such endeavour is successful, such contribution shall be made within thirty (30) days from the date of the breach of the Moratorium Undertakings and be in an amount (in addition to the New Cash Equity) not exceeding the lesser of the amount required by the Majority Group-Wide Lenders and [*], in aggregate.

17	Indebtedness for Borrowed Money

Notwithstanding any other provision of the Loan Agreement or this Deed to the contrary, the Guarantor shall not (and will procure that no company in the NCLC Group shall) incur any Indebtedness for Borrowed Money other than Permitted Indebtedness.

18	Issue of the Bonds

18.1	On behalf of the Lenders the Trustee hereby consents to the issue of the Bonds at any time after the date hereof PROVIDED THAT any claims of the holders of the Bonds against the Guarantor will not rank prior to the claims of all other unsecured creditors of the Guarantor and in particular the Lenders (other than claims of such creditors to the extent that they are statutorily preferred).

19	Discharge

19.1	Subject to Clause 4.3, following the irrevocable repayment or payment to the Trustee or the Agent on behalf of the Beneficiaries of all the Outstanding Indebtedness the Trustee will at the Guarantor’s request return this Deed to the Guarantor and shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Trustee may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.

20	Assignment and Transfer

20.1	This Deed shall be binding upon and enure to the benefit of the Trustee and its successors and assigns.

20.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

20.3	The Trustee may transfer its rights hereunder to any person to whom its rights and obligations under the Agency and Trust Deed are transferred in accordance with the Agency and Trust Deed.

20.4	Any Beneficiary may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Beneficiary in relation to the Loan Agreement and this Deed any information about the Obligors and the NCLC Group as such Beneficiary shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant Beneficiary procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

20.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

21	Miscellaneous Provisions

21.1	No failure to exercise and no delay in exercising on the part of the Trustee or any of the other Beneficiaries any right or remedy under this Deed or under any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Trustee or any of the other Beneficiaries shall be effective unless it is in writing.

21.2	The rights and remedies of the Beneficiaries provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

21.3	If any provision of this Deed or the Loan Agreement or any other Security Document to which any Obligor or the Builder is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

21.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.

22	Waiver of Immunity

22.1	The Guarantor irrevocably and unconditionally:

22.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Trustee in relation to this Deed; and

22.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

23	Notices

23.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telefax.

23.2

Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Trustee to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Trustee specified another address) be made or delivered to the Guarantor at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America marked for the attention of the Chief Financial Officer (telefax no. +1 305 436 4140) and the Legal

Department (telefax no. +1 305 436 4117) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America marked for the attention of Mr Steven Martinez (telefax no. +1 212 515 3288) and shall be deemed to have been made or delivered (in the case of any telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address PROVIDED THAT if the copy of any notice, demand or other communication is not received by the Investors it shall not affect the deemed making or delivery of the notice, demand or other communication. Any notice, demand or other communication to be made or delivered by the Guarantor to the Trustee or the Agent pursuant to this Deed shall (unless the Trustee or the Agent (as the case may be) has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Trustee or the Agent at its office for the time being which is at present HSBC Bank plc, Project and Export Finance, 8 Canada Square, London E14 5HQ, England marked for the attention of Mr Alan Marshall (telefax no. +44 (0)20 7992 4428) and shall be deemed to have been made or delivered (in the case of any telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

23.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.

24	Governing Law

24.1	This Deed and any non-contractual obligations arising from or in connection with it shall be governed by and construed in accordance with English law.

25	Jurisdiction

25.1	For the exclusive benefit of the Trustee, the Guarantor agrees that any legal action or proceeding arising out of this Deed or relating to any non-contractual obligations arising from or in connection with this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Trustee to commence any proceedings arising out of this Deed or relating to any non-contractual obligations arising from or in connection with this Deed in whatsoever jurisdiction it may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Trustee from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

25.2	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.

IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
NCL CORPORATION LTD.	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
HSBC BANK PLC	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

Schedule 1

Quarterly Statement of Financial Covenants

To:	HSBC BANK PLC
Project and Export Finance
8 Canada Square
London E14 5HQ
England

Attn: Mr Alan Marshall

(as the Agent (as such term is defined in the Guarantee (as hereinafter defined))

We refer to clause 11 of the guarantee dated 20 April 2004 (as amended, varied, supplemented and/or restated from time to time the “Guarantee”) issued by us in favour of the Trustee. Terms defined in the Guarantee, whether by reference to the Loan Agreement (as therein defined) or otherwise, shall have the same meanings herein.

We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending                  20[    ] for NCL Corporation Ltd. (the “Guarantor”) and its subsidiaries on a consolidated basis. We also hereby certify that the Guarantor is in compliance with all the financial covenants set out in clauses 11.1 and 11.3 of the Guarantee and that [no Event of Default has occurred and is continuing][an Event of Default has occurred and is continuing under clause 11.1.[    ] of the Loan Agreement and the following step[s] [is/are] being taken to cure the same: [    ]].

NCL CORPORATION LTD.

By: [ ]
Chief Financial Officer

Dated:                  20[    ]

Schedule

[*]

For and on behalf of NCL CORPORATION LTD.

[ ]

I, [            ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [            ] 20[    ], in my opinion, is true and correct.

[ ]
Chief Financial Officer
NCL CORPORATION LTD.
Dated: 20[ ]

[*]

Schedule 2

Letter of Instruction

To:	HSBC BANK PLC
Project and Export Finance
8 Canada Square
London E14 5HQ
England
Attn: Mr Alan Marshall

(as the Agent (as hereinafter defined))

2004

Dear Sirs

Deed of Guarantee and Indemnity dated 20 April 2004 (the “Guarantee”)

We refer to the Guarantee executed by us in favour of the Trustee (as defined in the Guarantee) as security for the obligations of Hull 667 Limited (the “Borrower”) under (among other things) the loan agreement dated 20 April 2004 (as the same may be amended, varied, supplemented and/or novated from time to time the “Loan Agreement”) between (among others) the Borrower as borrower, the banks whose names and offices appear in schedule 2 to the Loan Agreement (the “Lenders”), HSBC Bank plc as agent for the Lenders (the “Agent”) and HSBC Bank plc as trustee for the Lenders (the “Trustee”).

Unless the context requires otherwise, words and expressions used herein shall have the same meanings as ascribed to them in the Loan Agreement.

We refer to:

1.	clause 17.5 of the Loan Agreement which provides that each Lender may assign or transfer its respective rights under the Guarantee to any person to whom the rights, or the rights and obligations, of that Lender under the Loan Agreement are wholly or partially assigned or transferred in accordance with the Loan Agreement; and

2.	clause 17.5 of the Loan Agreement whereby the rights, benefits and/or obligations of any Lender thereunder may be transferred by means of a Transfer Certificate.

In consideration of the Lenders agreeing at our request to make the Loan available to the Borrower in accordance with the terms of the Loan Agreement, we hereby irrevocably and unconditionally authorise and instruct the Agent forthwith to execute on our behalf each Transfer Certificate delivered to it pursuant to clause 17.5 of the Loan Agreement without the Agent being under any obligation to take any further instructions from us or to give any prior notice to us before doing so.

This letter shall be governed by, and construed in accordance with, English law.

Yours faithfully

NCL CORPORATION LTD.
By:
Title:

Schedule 3

Budgeted Consolidated EBITDA

Fiscal Quarter Ended	Budgeted Consolidated EBITDA (USD,000)

30 June 2008	[*]
30 September 2008	[*]
31 December 2008	[*]

31 March 2009	[*]
30 June 2009	[*]
30 September 2009	[*]
31 December 2009	[*]

31 March 2010	[*]
30 June 2010	[*]
30 September 2010	[*]
31 December 2010	[*]

Schedule 4

Report on Bookings

NCL Corporation Ltd.

Passenger Booking Data

As of Week X

	Q1 [1]	Q2 [1]	Q3 [1]	Q4 [1]
Load Factor Data
Booked to Date
2009	0.0%	0.0%	0.0%	0.0%
2008	0.0%	0.0%	0.0%	0.0%
Final (Full Year)
2008	0.0%	0.0%	0.0%	0.0%

NPD Data
Booked to Date
2009	0.0%	0.0%	0.0%	0.0%
2008	0.0%	0.0%	0.0%	0.0%
Final (Full Year)
2008	0.0%	0.0%	0.0%	0.0%

[1]	Represents next four quarters following reporting date